     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 27, 2000
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                             WESTECH CAPITAL CORP.
             (Exact Name of Registrant as Specified in its Charter)

            NEW YORK                            6211                           13-3577716
 (State or Other Jurisdiction of    (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or Organization)      Classification Code Number)         Identification Number)

                          2700 VIA FORTUNA, SUITE 400
                              AUSTIN, TEXAS 78746
                                 (512) 306-8222
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------

                           JAY W. VAN ERT, PRESIDENT
                          2700 VIA FORTUNA, SUITE 400
                              AUSTIN, TEXAS 78746
                                 (512) 306-8222
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                             ---------------------

                                   Copies to:
                              BRICE TARZWELL, ESQ.
                        WINSTEAD SECHREST & MINICK P.C.
                             5400 RENAISSANCE TOWER
                                1201 ELM STREET
                              DALLAS, TEXAS 75270
                                 (214) 745-5400

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
            TITLE OF EACH CLASS                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
            OF SECURITIES TO BE                  AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
                 REGISTERED                     REGISTERED(1)           SHARE(2)              PRICE           REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share....      2,710,883              $2.81              $7,617,581             $2,011
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) This amount is based upon the maximum number of shares of common stock of Westech Capital Corp. issuable upon consummation of the offer for shares of common stock of Tejas Securities Group, Inc. outstanding as of July 26, 2000.

(2) Calculated solely for the purposes of this offering under Rule 457(c) of the Securities Act of 1933, on the basis of the average of the bid and asked price as of July 26, 2000.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not seeking offers to buy, securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION DATED JULY 27, 2000

                OFFER TO EXCHANGE 2.4825 SHARES OF COMMON STOCK

                                       OF

                             WESTECH CAPITAL CORP.
                                      FOR

                        EVERY ONE SHARE OF COMMON STOCK

                                       OF

                          TEJAS SECURITIES GROUP, INC.

     Westech Capital Corp.'s wholly owned subsidiary, Tejas Securities Group Holding Company, is the holder of approximately 81% of the common stock of Tejas Securities Group, Inc. In order for Tejas Holding, and indirectly Westech, to acquire 100% of the issued and outstanding common stock of Tejas Securities, Westech is causing Tejas Holding to offer, upon the terms and subject to the conditions set forth herein and in the related letter of transmittal, to exchange 2.4825 shares of Westech common stock for each share of Tejas Securities common stock.

     The offer and withdrawal rights will expire at 12:00 midnight, Austin time,
on        , 2000, unless extended. Shares tendered pursuant to this offer may be withdrawn at any time prior to the expiration of the offer, but not during any subsequent offering period.

     Westech's common stock is currently traded on the OTC Bulletin Board, under the symbol "WSTE.OB". On July 26, 2000, the average of the bid and asked price of one share of Westech common stock was $2.81.

                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER.

                             ---------------------

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

               THE DATE OF THIS PROSPECTUS IS             , 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................    5
THE EXCHANGE OFFER..........................................   10
CAPITALIZATION..............................................   18
SELECTED HISTORICAL FINANCIAL DATA..........................   19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   21
BUSINESS....................................................   30
MANAGEMENT..................................................   37
PRINCIPAL SHAREHOLDERS......................................   43
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   44
DESCRIPTION OF CAPITAL STOCK................................   46
PRICE RANGE OF COMMON STOCK.................................   47
DIVIDEND POLICY.............................................   47
EXPERTS.....................................................   47
LEGAL MATTERS...............................................   47
INDEX TO FINANCIAL STATEMENTS...............................  F-1

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. TEJAS HOLDING IS OFFERING TO EXCHANGE, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                      WHERE YOU CAN FIND MORE INFORMATION

     Westech files annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like Westech, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     Westech filed a registration statement on Form S-4 to register with the SEC the shares to be issued pursuant to this exchange offer. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT WESTECH THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO THE TEJAS SECURITIES SHAREHOLDERS UPON WRITTEN REQUEST TO THE PRINCIPAL EXECUTIVE OFFICES OF WESTECH LOCATED AT 2700 VIA FORTUNA, SUITE 400, AUSTIN, TEXAS 78746 OR BY TELEPHONE AT (512) 306-8222. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH INFORMATION, YOUR REQUEST
MUST BE RECEIVED BY             , 2000.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and consider the information set forth under "Risk Factors" in connection with our offer. Unless we indicate otherwise, the information set forth in this prospectus includes reference to Tejas Securities Group, Inc., our 81% indirect subsidiary.

                                  THE OFFERING

     Tejas Holding is offering to exchange 2.4825 shares of Westech common stock for each share of Tejas Securities, Inc. common stock. The purpose of this offer is to enable Tejas Holding, and indirectly Westech, to acquire 100% of the outstanding common stock of Tejas Securities.

     Because Westech is currently traded on the OTC Bulletin Board and Tejas Securities is not currently publicly traded, Westech and Tejas Holding believe the exchange will benefit the Tejas Securities' shareholders by providing them with some limited liquidity for their investment. Other than its indirect 81% ownership of Tejas Securities, Westech has no assets, operations or liabilities. All of the members of Westech's board of directors are also the members of Tejas Securities' board of directors.

     The offer and withdrawal rights will expire at 12:00 midnight, Austin time,
on                  2000, unless extended. Shares tendered pursuant to this
offer may be withdrawn at any time prior to the expiration of the offer, but not during any subsequent offering period. The Tejas Securities shareholders do not have any appraisal rights with respect to the exchange.

     The exchange will qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended. See "The Exchange Offer -- Certain Federal Income Tax Consequences."

     Tejas Holding will pay each Tejas Securities shareholder cash in lieu of any fractional share they would otherwise be entitled to receive in an amount equal to the cash value of such fractional share based on the average bid and asked price of Westech shares on the date of the exchange.

     In order to accept Tejas Holding's offer, Tejas Securities' shareholders must complete and return the attached letter of transmittal to Tejas Holding at the address indicated in the letter of transmittal.

                                  OUR COMPANY

     Westech is engaged in the business of providing brokerage and related financial services to institutional and retail customers nationwide. We believe our Austin, Texas headquarters and our research and investment banking focus on telecommunications and technology companies gives us a unique opportunity in this growing region. Through Tejas Securities, a registered broker-dealer and investment advisor, we offer:

     - brokerage services;

     - high quality investment research;

     - market-making activities in stocks traded on the Nasdaq National Market System;

     - investment banking services; and

     - asset management services.

     As of June 30, 2000, we were providing brokerage services to approximately 6,000 retail customers and 500 institutional customers. We offer a menu of services and products to customers including the ability to buy and sell common and preferred stock, stock options, mutual funds, index funds, fixed income products, annuities and other investment securities. We currently intend to expand our services to include online trading to further meet the needs of our customers. We emphasize our high level of service and our unique knowledge of the companies covered by our research department in marketing our services and products.

     The cornerstone of our business is the creation of proprietary products for our clients based on our research and investment banking capabilities. Our research department's primary focus will be companies in the telecommunications and technology industries, paying particular attention to companies in the Austin, Texas area. We believe that the number of high quality companies in these industries being formed in the Austin area is significant and will continue to grow. We believe our research department is well suited to cover these companies and we will focus a large percentage of our research resources to covering them.

     In August 1999 Tejas Securities was approved to make markets in Nasdaq securities. As a market maker, we are better able to facilitate the execution of security transactions for our customers. We believe we can maintain better control and be assured of proper executions of customer trades by providing these market making services directly to our customers. Currently we act as a market maker for more than 30 public corporations whose stocks are traded on the Nasdaq National Market System.

     We raise capital through public and private offerings of securities for corporations that are engaged in a variety of businesses, but primarily in telecommunications and technology. We participate in underwritings of corporate securities as managing underwriter and as a syndicate member. We began our investment banking operations in late 1997 underwriting offerings for micro-capitalization companies (under $100 million market capitalization). At the end of 1998, we decided to shift our focus to larger more established companies. During the fourth quarter of 1999, we employed an Executive Vice President and Managing Director to oversee all investment banking operations and to increase staffing in this department. During the first quarter of 2000, we participated in the underwriting of a $55 million convertible debt issue for a publicly traded company.

     In 1999, we formed our first private investment fund (commonly known as a "hedge fund"). At June 30, 2000, the TSG Investment Fund I, Ltd. had approximately $8.9 million in assets under management.

     Our principal offices and Tejas Securities' principal offices, are located at 2700 Via Fortuna, Suite 400, Austin, Texas 78746 and our telephone number is
(512) 306-8222. Our website is located at http://www.tejassec.com. Information contained on our website is not a part of this prospectus.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary statement of operations data and the summary statement of financial condition data as of and for each of the years in the five-year period ended December 31, 1999 and for the three months ended March 31, 1999 and 2000 is as follows. See "Selected Historical Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included in this prospectus. Historical financial results may not be indicative of our future performance.

                                                                                                     AS OF AND FOR THE
                                                                                                    THREE MONTHS ENDED
                                         AS OF AND FOR THE YEAR ENDED DECEMBER 31,                       MARCH 31,
                              ----------------------------------------------------------------   -------------------------
                                 1995         1996         1997         1998          1999          1999          2000
                              ----------   ----------   ----------   -----------   -----------   -----------   -----------
                                                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:(1)(2)
Commissions.................  $3,674,261   $3,648,255   $4,810,520   $ 7,932,780   $25,291,212   $ 4,981,533   $ 8,516,778
Investment banking..........          --           --      752,554     2,584,770       925,616            --     1,071,165
Trading income (loss).......      44,486      567,537      833,227      (272,811)    3,475,539     1,795,021        70,390
Other.......................      62,500       41,720        9,248        23,530       740,342         8,771        45,270
                              ----------   ----------   ----------   -----------   -----------   -----------   -----------
        Total revenue.......   3,781,247    4,257,512    6,405,549    10,268,269    30,432,709     6,785,325     9,703,603
Employee compensation.......   2,808,053    3,448,700    4,459,420     7,397,860    19,992,928     2,646,986     6,311,019
Other expenses..............     398,010    1,015,567    1,453,086     3,431,631     4,802,555       806,558     2,019,212
                              ----------   ----------   ----------   -----------   -----------   -----------   -----------
        Total expenses......   3,206,063    4,464,267    5,912,506    10,829,491    24,795,483     3,453,544     8,330,231
Income (loss) before income
  taxes and minority
  interest..................     575,184     (206,755)     493,043      (561,222)    5,637,226     3,331,781     1,373,372
Income tax expense
  (benefit).................      25,057           --       19,008      (163,900)    2,201,598     1,309,424       532,800
Minority interest...........          --           --           --            --       297,285            --       182,247
                              ----------   ----------   ----------   -----------   -----------   -----------   -----------
        Net income (loss)...  $  550,127   $ (206,755)  $  474,035   $  (397,322)  $ 3,138,343   $ 2,022,357   $   658,325
                              ==========   ==========   ==========   ===========   ===========   ===========   ===========
Earnings (loss) per share:
  Basic.....................                            $     0.03   $     (0.04)  $      0.25   $      0.18   $      0.05
                                                        ==========   ===========   ===========   ===========   ===========
  Diluted...................                            $     0.03   $     (0.04)  $      0.22   $      0.18   $      0.05
                                                        ==========   ===========   ===========   ===========   ===========
Weighted average shares
  outstanding:
  Basic.....................                             9,432,783    10,664,369    12,501,191    11,149,284    12,537,218
                                                        ==========   ===========   ===========   ===========   ===========
  Diluted...................                             9,432,783    10,664,369    15,291,965    11,149,284    15,731,351
                                                        ==========   ===========   ===========   ===========   ===========
STATEMENT OF FINANCIAL
  CONDITION DATA:
Cash and cash equivalents...  $  133,569   $  275,165   $  170,474   $   201,312   $ 2,732,175   $   229,730   $ 1,123,413
Receivable from clearing
  broker....................     335,181      451,357      825,707     1,505,648     4,640,052     5,380,201     6,478,162
Securities owned............          --      952,092      634,419     1,539,424     6,207,748     5,261,032     7,563,189
Other assets................     283,828      267,229      343,978       695,843     2,534,127       462,308     2,357,518
                              ----------   ----------   ----------   -----------   -----------   -----------   -----------
        Total assets........  $  752,578   $1,945,843   $1,974,578   $ 3,942,227   $16,114,102   $11,333,271   $17,522,282
                              ==========   ==========   ==========   ===========   ===========   ===========   ===========
Liabilities.................  $   44,863   $   38,480   $  141,330   $   577,736   $ 2,905,020   $ 2,620,557   $ 3,625,412
Securities sold, not yet
  purchased.................          --           --           --            --       187,940        67,500       471,407
Payable to clearing
  broker....................          --    1,007,514      608,848     1,459,678     6,196,059     4,889,135     5,759,808
Subordinated debt...........          --           --           --       500,000     1,000,000       500,000     1,000,000
                              ----------   ----------   ----------   -----------   -----------   -----------   -----------
        Total liabilities...      44,863    1,045,994      750,178     2,537,414    10,289,019     8,077,192    10,856,627
Minority interest...........          --           --           --            --       976,725            --     1,158,972
Common stock................       5,140        9,926        9,580        11,615        12,537        11,149        12,537
Additional paid in
  capital...................     544,620      855,085      937,298     1,461,456     1,669,473     1,461,923     1,669,473
Subscription receivable.....          --           --     (100,000)      (96,263)           --       (95,239)           --
Treasury stock..............    (133,240)          --      (47,805)           --            --      (172,114)           --
Retained earnings...........     291,195       34,838      425,327        28,005     3,166,348     2,050,360     3,824,673
                              ----------   ----------   ----------   -----------   -----------   -----------   -----------
        Total stockholders'
          equity............     707,715      899,849    1,224,400     1,404,813     4,848,358     3,256,079     5,506,683
        Total liabilities
          and stockholders'
          equity............  $  752,578   $1,945,843   $1,974,578   $ 3,942,227   $16,114,102   $11,333,271   $17,522,282
                              ==========   ==========   ==========   ===========   ===========   ===========   ===========

(1) On August 27, 1999, we acquired an indirect ownership of 81% of Tejas Securities in a reverse merger. Westech was previously a shell corporation and had no substantial operations. Tejas Securities is the operating and acquiring enterprise for financial reporting purposes. The historical financial statements of Tejas Securities are presented as the historical financial statements of the combined enterprise. The results of operations of Westech are included in the financial statements of the combined enterprise only from the date of acquisition. See "Business -- Change in Control," and Note 1 to the consolidated financial statements.

(2) Prior to January 1, 1998 Tejas Securities elected to be taxed as an S corporation under the provisions of the Internal Revenue Code. All federal income taxes were paid by the shareholders of Tejas Securities for the years ended December 31, 1997 and prior. Amounts reflected for income taxes for 1995 through 1997 are Texas franchise taxes. Earnings per share information for 1997 is based on a pro forma calculation as if we had been a C corporation for that year and includes a provision for federal income taxes for purposes of earnings per share.

                                  RISK FACTORS

     Investing in our common stock involves risks. You should carefully consider the following risks together with the other information contained in this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also could harm our business, financial condition and operating results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We are including the following cautionary statement to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statement we make. The factors identified in this section are important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us. Where any forward-looking statement includes a statement of the assumptions underlying the forward-looking statement, we caution you that while we believe the assumptions to be reasonable and make them in good faith, actual results almost always vary from assumed facts, and the differences between assumed facts and actual results can be material, depending on the circumstances.

     Where, in any forward-looking statement, we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there is no assurance that the predicted future result will be achieved or accomplished. Taking into account the foregoing, the risk factors discussed below are important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by us. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. In that case, the trading price of our stock could decline, and you may lose all or part of your investment.

FAILURE TO EFFECTIVELY MANAGE A CHANGING BUSINESS COULD RESULT IN OUTDATED SERVICES.

     Our business and operations have changed substantially since we began offering brokerage services, and we expect the pace of change in the brokerage business to continue to increase. Rapid change places significant demands on our administrative, operational, financial and other resources. Failure to properly manage these changes could result in our services becoming outdated, which would have a material adverse effect on our business, financial condition and operating results.

FAILURE OF THIRD-PARTY VENDORS TO PROVIDE CRITICAL SERVICES COULD HARM OUR BUSINESS.

     We rely on a number of third parties to assist in the processing of our transactions, including online and Internet service providers, back office processing organizations and market makers. While we have selected these third-party vendors carefully, we do not control their actions. Any problems caused by these third parties could have a material adverse effect on our business, financial condition and operating results.

WE ARE SUBJECT TO MARKET FORCES BEYOND OUR CONTROL WHICH COULD IMPACT US MORE SEVERELY THAN OUR COMPETITORS.

     We, like other securities firms, are directly affected by economic and political conditions, broad trends in business and finance and changes in volume and price levels of securities transactions. In recent years, the U.S. securities markets have fluctuated considerably and a downturn in these markets could adversely affect our operating results. In April 2000, the stock market generally and technology stocks in particular suffered major declines, as a result of which many firms in the industry suffered financial losses. Additionally, the level of individual investor trading activity decreased after these events. Reduced trading volume and prices result in reduced transaction revenues. When trading volume is low, our profitability may be adversely affected because our overhead remains relatively fixed. Severe market fluctuations in the future could have a material adverse effect on our business, financial condition and operating results. Some of our competitors with more diverse product and service offerings might withstand such a downturn in the securities industry better than we would.

OUR FOCUS IS ON RELATIVELY FEW INDUSTRIES AND A DOWNTURN IN THESE INDUSTRIES COULD ALSO IMPACT US.

     As a result of our dependence on revenues related to securities issued by companies in specific industry sectors, any downturn in the market for the securities of companies in these industries, or factors affecting such companies, could adversely affect our operating results and financial conditions. Securities offerings can vary significantly from industry to industry due to economic, legislative, regulatory and political factors. Underwriting activities in a particular industry can decline for a number of reasons. Underwriting and brokerage activity can also be materially adversely affected for a company or industry segment by disappointments in quarterly performance relative to analysts' expectations, or by changes in long-term prospects for particular companies, industries or industry segments.

     The telecommunications and technology sectors account for the majority of our research, sales and trading activities, exposing us to potential downturns in these industries similar to the decline in April 2000. We also derive a significant portion of our revenues from institutional brokerage transactions related to the securities of companies in these sectors. In the past, revenues from such institutional brokerage transactions have declined when underwriting activities in these industry sectors declined, the volume of trading on The Nasdaq Stock Market or the NYSE declined, or when industry sectors or individual companies reported results below investors' expectations.

OUR CUSTOMERS MAY DEFAULT ON MARGIN LOANS PASSING THEIR LOSSES ON TO US.

     Our customers sometimes purchase securities on margin through our clearing broker and we are subject to the risks inherent in extending credit. This risk is especially great when the market is rapidly declining. In such a decline, the value of the collateral could fall below the amount of a customer's indebtedness. Specific regulatory guidelines mandate the amount that can be loaned against various security types. We rigorously adhere to these guidelines and in a number of instances exceed those requirements. Also, independent of our review, our corresponding clearing company independently maintains a credit review of our customer accounts. If customers fail to honor their commitments, the clearing broker would sell the securities held as collateral. If the value of the collateral is not sufficient to repay the loan, a loss would occur which would be solely for our account. Any such losses could have a material adverse effect on our business, financial condition and operating results.

MANY OF OUR COMPETITORS ARE LARGER AND BETTER KNOWN THAN WE ARE.

     The market for brokerage services is rapidly evolving and intensely competitive. We face direct competition from firms offering discount and electronic brokerage services such as Charles Schwab & Co., Inc., Fidelity Brokerage Services, Inc., Waterhouse Securities, Inc., Ameritrade, Inc. (a subsidiary of Ameritrade Holding Corporation), and E*TRADE Group, Inc. We also encounter competition from established full commission brokerage firms such as Morgan Stanley Dean Witter, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Solomon Smith Barney, Inc., among others. In addition, we compete with financial institutions, mutual fund sponsors and other organizations. We have also seen a substantial increase in the number of companies providing electronic brokerage services in recent years, and this trend is expected to continue.

     Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. In addition, many of our competitors have greater name recognition and larger customer bases that could be leveraged, thereby gaining market share from us. Our competitors may conduct more extensive promotional activities and offer better terms and lower prices to customers than we do. There can be no assurance that we will be able to compete effectively with current or future competitors or that such competition will not have a material adverse effect on our business, financial condition and operating results.

WE MAY NOT SUCCESSFULLY ASSIMILATE ACQUIRED COMPANIES.

     We may acquire other companies in the future, and we regularly evaluate such opportunities. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations and products, diversion of management's attention from other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired companies. We have limited experience in assimilating acquired organizations into our operations. We may not successfully integrate any operations, personnel, services or products that might be acquired in the future. Failure to successfully assimilate acquired organizations could have a material adverse effect on our business, financial condition and operating results.

WE ARE SUBJECT TO STRICT GOVERNMENT REGULATION AND THE FAILURE TO COMPLY COULD RESULT IN DISCIPLINARY ACTIONS.

     The securities industry in the U.S. is subject to extensive regulation under both federal and state laws. See "Business -- Securities Industry Practices." Broker-dealers are subject to regulations covering all aspects of the securities business.

     The SEC, the NASD and other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders or suspend or expel a broker-dealer or any of its officers or employees. Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of a compliance system to ensure such compliance, as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions due to claimed noncompliance in the future, which could have a material adverse effect on our business, financial condition and operating results.

     Our operations and profitability may be directly affected by additional legislation, changes in rules promulgated by the SEC, the NASD, the Board of Governors of the Federal Reserve System, the various stock exchanges and other self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules.

     We have initiated a marketing campaign designed to bring brand name recognition to Tejas Securities. The NASD regulates all such marketing activities. The NASD can impose certain penalties for violations of its advertising regulations, including censures or fines, suspension of all advertising, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees. Our compliance officer reviews all marketing materials prior to release to ensure compliance with NASD regulations.

     There can be no assurance that other federal, state or foreign agencies will not attempt to regulate our business. If such regulations are enacted, our business or operations could be rendered more costly or burdensome, less efficient or even impossible or our business, financial condition and operating results could experience some other material adverse effect.

WE MUST MAINTAIN CERTAIN NET CAPITAL REQUIREMENTS WHICH COULD SLOW OUR EXPANSION PLANS OR PREVENT PAYMENTS OF DIVIDENDS.

     The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by broker-dealers. Net capital is the net worth of a broker-dealer (assets minus liabilities), less deductions for certain types of assets. If a firm fails to maintain the required net capital it may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD, and could ultimately lead to the firm's liquidation. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. Such operations may include trading activities and the financing of customer account balances. Also, our ability to withdraw capital from Tejas Securities could be restricted, which in turn could limit our ability to pay dividends, repay debt and redeem or purchase shares of our outstanding stock. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could have a material adverse effect on our business, financial condition and operating results.

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

OUR TRADING SYSTEMS MAY FAIL, RESULTING IN SERVICE INTERRUPTIONS.

     We receive and process trade orders through internal trading software, the Internet, and touch-tone telephones. As a result, we depend heavily on the integrity of the electronic systems supporting this type of trading. Heavy stress placed on our systems during peak trading times could cause our systems to operate too slowly or fail. If our systems or any other systems in the trading process slow down significantly or fail even for a short time, our customers would suffer delays in trading, potentially causing substantial losses and possibly subjecting us to claims for such losses or to litigation claiming fraud or negligence. During a systems failure, we may be able to take orders by telephone; however, only associates with securities broker's licenses can accept telephone orders, and an adequate number of associates may not be available to take customer calls in the event of a systems failure. In addition, a hardware or software failure, power or telecommunications interruption or natural disaster could cause a system failure. Any systems failure that interrupts our operations could have a material adverse effect on our business, financial condition and operating results.

ADVANCES IN ENCRYPTION TECHNOLOGY MAY NOT OCCUR QUICKLY ENOUGH AND OUR CUSTOMERS MAY STOP TRADING WITH US.

     A significant barrier to online commerce is the secure transmission of confidential information over public networks. We will rely on encryption and authentication technology to provide secure transmission of confidential information. Despite our best efforts, advances in computer and cryptography capabilities or other developments may result in a compromise of the algorithms we use to protect customer transaction data. If a compromise of our security were to occur, it is likely that our customers would stop trading with us.

OUR BUSINESS STRATEGY INCORPORATES THE INTERNET WHICH IS STILL IN THE EARLY STAGE OF DEVELOPMENT.

     The market for electronic brokerage services, particularly over the Internet, is at an early stage of development and is rapidly evolving. Consequently, demand and market acceptance for recently introduced services and products are subject to a high level of uncertainty. Our growth will depend in part on consumers adopting the Internet as a method of doing business. Moreover, several key issues including security, reliability, cost, ease of use, accessibility and quality of service continue to be concerns and may negatively affect the growth of Internet use or commerce on the Internet. While we are not dependent upon Internet based trading, we anticipate investing substantial resources in the development of Internet based activities.

OUR COMMON STOCK IS THINLY TRADED AND THE MARKET IS VOLATILE.

     A broad public market for our common stock does not currently exist. The bid and ask price has been determined by market makers. We cannot predict the extent to which investor interest in us will lead to the development of a liquid trading market. The trading price of our common stock could be subject to wide fluctuations in response to factors unrelated to our operating results such as:

     - announcements of technological innovations, significant acquisitions, strategic alliance relationships, joint ventures or capital commitments by us or our competitors;

     - new products or services offered by us or our competitors;

     - changes in financial estimates by securities analysts; and

     - additions or departures of key personnel.

     In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. Some of these fluctuations may be due to speculative trading by individual investors, including investors commonly referred to as "day traders." The trading prices of many companies' stocks are at or near historical highs and these trading prices and multiples are substantially above historical levels. These trading prices and multiples may not be sustained. These broad market factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance.

OUR EFFORTS TO DEVELOP WIDESPREAD BRAND RECOGNITION ARE LIKELY TO BE EXPENSIVE AND MAY FAIL.

     The development of the Tejas Securities brand is important to our future success. If we fail to develop sufficient brand recognition, our ability to attract customers may be impaired, and our revenue will suffer. In order to build our brand awareness we must succeed in our brand marketing efforts and deliver products and services that are in demand by our customers. These efforts have required, and will continue to require, significant expenses. If we expend additional resources to build the Tejas Securities brand and do not generate a corresponding increase in revenue as a result of our branding efforts, or if we otherwise fail to promote our brand successfully our business could be harmed. We cannot assure that we will be successful in developing our brand.

OUR SUCCESS DEPENDS UPON THE SUCCESSFUL DEVELOPMENT OF NEW SERVICES AND FEATURES IN THE FACE OF RAPIDLY EVOLVING TECHNOLOGY.

     Our market is characterized by rapidly changing technologies, frequent new service introductions and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbate these market characteristics. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance, features and reliability of our online trading and research distribution. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, our new enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our service or infrastructures to adapt to these changes.

IF WE ARE UNABLE TO RETAIN AND HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY, WE MAY NOT BE ABLE TO SUCCESSFULLY ACHIEVE OUR OBJECTIVES.

     We recently hired and anticipate continuing to hire additional sales, research, and investment banking personnel. We may not be able to attract and retain the necessary personnel to accomplish our business objectives, and we may experience constraints that will adversely affect our ability to expand our customer base. We have at times experienced, and continue to experience, difficulty in recruiting qualified personnel. Recruiting qualified personnel is an intensely competitive and time-consuming process.

                               THE EXCHANGE OFFER

OVERVIEW

     Westech's wholly owned subsidiary, Tejas Holding, is the holder of approximately 81% of the common stock of Tejas Securities. In order for Tejas Holding, and indirectly Westech, to acquire 100% of the issued and outstanding common stock of Tejas Securities, Westech is causing Tejas Holding to offer, upon the terms and subject to the conditions set forth herein and in the related letter of transmittal, to exchange 2.4825 shares of Westech common stock for each share of Tejas Securities common stock.

     Westech and Tejas Holding believe that the proposed acquisition of Tejas Securities represents an opportunity to provide some limited liquidity to the Tejas Securities shareholders. Westech's common stock is currently traded on the OTC Bulletin Board. Tejas Securities' stock is not currently publicly traded.

THE OFFER

     Westech's wholly owned subsidiary, Tejas Holding, offers to exchange 2.4825 shares of Westech common stock for each share of Tejas Securities common stock validly tendered and not properly withdrawn, subject to the terms and conditions described in this document and the related letter of transmittal. Based on the average of the bid and asked price of one share of Westech common stock on July 26, 2000, the offer had a value of $6.98 per share of Tejas Securities common stock. The offer will expire on the expiration date, 12:00 midnight, Austin
time, on                  , 2000, unless Westech extends the period of time for
which this offer is open, in which case the term expiration date will be the latest time and date on which the offer, as so extended, expires.

     Westech is causing Tejas Holding to make this offer in order for Westech to indirectly acquire the entire common equity interest in Tejas Securities. In the event Tejas Holding does not receive 100% of the Tejas Securities common stock, Westech and Tejas Holding may consider effecting a merger involving Tejas Securities in which the remaining holders of Tejas Securities common stock would receive Westech common stock as merger consideration.

     If Tejas Holding obtains all of the outstanding shares of Tejas Securities common stock pursuant to this offer, tendering Tejas Securities shareholders would own approximately 17.6% of the outstanding Westech shares.

     Tejas Holding's obligation to exchange shares of Westech common stock for Tejas Securities common stock pursuant to the offer is subject to several conditions referred to below under "Conditions of the Offer."

TIMING, EXTENSION, TERMINATION AND AMENDMENT OF THE OFFER

     Tejas Holding's offer is scheduled to expire at 12:00 midnight, Austin
time, on           , 2000. Tejas Holding expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which its offer remains open. If Tejas Holding decides to extend its offer, it will announce a subsequent offering period no later than 9:00 a.m., Austin time, on the next business day after the previously scheduled expiration date. Tejas Holding is not promising that it will exercise its right to extend its offer by providing a subsequent offering period, although Tejas Holding currently intends to do so until all conditions have been satisfied or waived. You will not be allowed to withdraw shares tendered during any subsequent offering period. You should read the discussion under the caption "Withdrawal Rights" for details regarding the withdrawal of tendered Tejas Securities shares.

     Subject to the SEC's applicable rules and regulations, Tejas Holding also reserves the right, in its sole discretion, at any time or from time to time,
(a) to delay acceptance for exchange of or, regardless of whether Tejas Holding previously accepted Tejas Securities shares for exchange, exchange of any Tejas Securities shares pursuant to Tejas Holding's offer or to terminate its offer and not accept for exchange, or exchange, any Tejas Securities shares not previously accepted for exchange, or exchanged, upon the failure of any of the conditions of the offer to be satisfied and (b) to waive any condition (other than the regulatory approvals condition and the conditions relating to the absence of an injunction or a stop order) or otherwise amend the offer in any respect, by giving oral or written notice of such extension, termination or amendment to the Tejas Securities shareholders. Tejas Holding will follow any extension, termination or amendment, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Austin time, on the next business day after the previously scheduled expiration date.

     Tejas Holding confirms to you that if it makes a material change in the terms of its offer or the information concerning the offer, or if Tejas Holding waives a material condition of the offer, Tejas Holding will extend the offer if necessary. If, prior to the expiration date, Tejas Holding changes the percentage of Tejas Securities shares being sought or the consideration offered to you, that change will apply to all holders whose Tejas Securities shares are accepted for exchange pursuant to the offer. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, Tejas Holding will extend the offer until the expiration of that ten business-day period. For purposes of Tejas Holding's offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Austin time.

     Tejas Holding may, although it does not currently intend to, elect to provide a subsequent offering period of 3 to 20 business days after the acceptance of Tejas Securities shares in the offer. You will not have the right to withdraw Tejas Securities shares that you tender in any subsequent offering period.

EXCHANGE OF TEJAS SECURITIES SHARES; DELIVERY OF WESTECH COMMON STOCK

     Upon the terms and subject to the conditions of the offer, Tejas Holding will accept for exchange, and will exchange, Tejas Securities shares validly tendered and not withdrawn as promptly as practicable after the expiration date. In addition, subject to applicable rules of the SEC, Tejas Holding expressly reserves the right to delay acceptance for exchange, or the exchange, of Tejas Securities shares in order to comply with any applicable law. In all cases, exchange of Tejas Securities shares tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by Tejas Holding of certificates for those Tejas Securities shares, a properly completed and duly executed letter of transmittal (or a manually signed facsimile of that document) and any other required documents.

     For purposes of the offer Tejas Holding will be deemed to have accepted for exchange Tejas Securities shares validly tendered and not withdrawn, as if and when Tejas Holding accepts the tenders of those Tejas Securities shares pursuant to the offer. Tejas Holding will deliver Westech shares in exchange for Tejas Securities shares tendered pursuant to the offer, and cash instead of fractional shares as soon as practicable after receipt of such notice. Tejas Holding will pay cash instead of fractional shares and transmit the Westech shares directly to you. You will not receive interest on any cash that Tejas Holding pays you, even if there is a delay in making the exchange.

     If Tejas Holding does not accept any tendered Tejas Securities shares for exchange pursuant to the terms and conditions of the offer for any reason, Tejas Holding will return certificates for such unexchanged Tejas Securities shares without expense to the tendering shareholder as soon as practicable following expiration or termination of the offer.

     Because the number of Westech shares you will receive in the offer is fixed and because the market price of Westech common stock may fluctuate prior to the completion of the offer, the value of the Westech shares that holders of Tejas Securities shares will receive in the offer may increase or decrease prior to and following the offer.

CASH INSTEAD OF FRACTIONAL SHARES

     Tejas Holding will not issue certificates representing fractional shares of Westech common stock pursuant to the offer. Instead, each tendering shareholder who would otherwise be entitled to a fractional share will receive cash in an amount equal to such fraction, multiplied by the average of the bid and asked price of one share of Westech's common stock on the OTC Bulletin Board on the date that Tejas Holding accepts those Tejas Securities shares for exchange rounded to the nearest $.01.

WITHDRAWAL RIGHTS

     Your tender of Tejas Securities shares pursuant to the offer is irrevocable, except that Tejas Securities shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless Tejas Holding previously accepted them pursuant to the offer, may also be withdrawn at
any time after        , 2000. If Tejas Holding elects to provide a subsequent
offering period you will not have the right to withdraw Tejas Securities shares that you tender in the subsequent offering period.

     For your withdrawal to be effective, Tejas Holding must receive from you a written notice of withdrawal at the appropriate address set forth in the enclosed letter of transmittal, and your notice must include your name, address, social security number, the certificate number(s) and the number of Tejas Securities shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Tejas Securities shares.

     A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. If certificates have been delivered or otherwise identified to Tejas Holding, the name of the registered holder and the certificate numbers of the particular certificates evidencing the Tejas Securities shares withdrawn must also be furnished to Tejas Holding, as stated above, prior to the physical release of such certificates. Tejas Holding will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in Tejas Holding's sole discretion, and its decision shall be final and binding. Neither Tejas Holding nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Tejas Securities shares properly withdrawn will be deemed not to have been validly tendered for purposes of Tejas Holding's offer. However, you may retender withdrawn Tejas Securities shares by following one of the procedures discussed under the captions entitled "Procedure for Tendering" at any time prior to the expiration date.

PROCEDURE FOR TENDERING

     For you to validly tender Tejas Securities shares pursuant to the offer, a properly completed and duly executed letter of transmittal (or manually executed facsimile of that document), along with any required signature guarantees, and any other required documents, must be transmitted to and received by Tejas Holding at the address set forth on the letter of transmittal, and certificates for tendered Tejas Securities shares must be received by Tejas Holding at such address before the expiration date.

     If the certificates for Tejas Securities shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged Tejas Securities shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner described above.

     The method of delivery of Tejas Securities share certificates and all other required documents is at your option and risk, and the delivery will be deemed made only when actually received by Tejas Holding. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     THE DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW IS FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OR ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES WHICH MAY APPLY TO A TEJAS SECURITIES SHAREHOLDER. TEJAS SECURITIES SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     The following discussion sets forth the principal United States federal income tax consequences of the exchange offer to Tejas Securities shareholders who exchange Tejas Securities shares for Westech shares pursuant to the exchange offer. The following disclosure addresses only the United States federal income tax consequences to Tejas Securities shareholders who hold their Tejas Securities shares as a capital asset. The following disclosure does not address all of the federal income tax consequences that may be relevant to particular shareholders based upon their individual circumstances or to shareholders who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign holders or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation. The following disclosure is based upon the Internal Revenue Code of 1986, as amended, laws, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The following disclosure does not address the tax consequences to Tejas Securities shareholders under state, local and foreign laws. Neither Westech nor Tejas Securities has requested or received a tax opinion from legal counsel with respect to any of the matters discussed herein. No rulings have been or will be requested from the IRS with respect to any of the matters discussed herein. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the consequences set forth below.

     Tejas Securities shareholders who exchange their Tejas Securities shares for Westech shares pursuant to the exchange offer will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive in lieu of fractional shares of Westech. Each such shareholder's aggregate tax basis in the Westech shares received in the exchange will equal his, her or its aggregate tax basis in the Tejas Securities shares exchanged therefor, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of Westech shares will include the holding period of the Tejas Securities shares surrendered in exchange therefor. Tejas Securities shareholders who receive cash in lieu of fractional shares of Westech in the exchange generally will be treated as if the fractional shares of Westech had been distributed to them as part of the exchange and then redeemed by Westech in exchange for the cash actually distributed in lieu of the fractional shares, with such redemption qualifying as an exchange under Section 302 of the code. Consequently, Tejas Securities shareholders generally will recognize capital gain or loss with respect to the cash they receive in lieu of fractional shares. The tax rate applicable to capital gains of an individual taxpayer varies depending on the taxpayer's holding period for the shares. In the case of an individual shareholder, any such capital gain will be subject to a maximum federal income tax rate of 20% if the individual held his or her Tejas Securities shares for more than one year on the date of the exchange offer. The deductibility of capital losses is subject to limitations for both individuals and corporations.

CONDITIONS OF THE OFFER

     Notwithstanding any other provision of Tejas Holding's offer, Tejas Holding shall not be required to accept for exchange or exchange any Tejas Securities shares, may postpone the acceptance for exchange of or exchange for tendered Tejas Securities shares, and may, in its sole discretion, terminate or amend the offer as to any Tejas Securities shares not then exchanged (a) if at the expiration date Westech or Tejas Holding has not received any required regulatory approval or (b) if on or after the date of this document and at or prior to the time of exchange of any such Tejas Securities shares (whether or not any Tejas Securities shares have theretofore been accepted for exchange or exchanged pursuant to the offer), any of Tejas Holding's other conditions are not satisfied. Those conditions are as follows:

     (a) No stop order suspending the effectiveness of the registration statement of which this prospectus is a part shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the SEC and Westech and Tejas Holding shall have received all necessary state securities law or "blue sky" authorizations;

     (b) No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the offer or any of the other transactions contemplated by this document shall be in effect; no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the consummation of Tejas Holding's offer; nor shall there have been a failure to obtain any required consent or approval under foreign laws or regulations which would prohibit the consummation of the offer or would have a material adverse effect on Westech, Tejas Holding, or Tejas Securities; and

     (c) There shall not be pending any suit, action or proceeding by any governmental entity (i) challenging the offer, seeking to restrain or prohibit the consummation of the offer or seeking to obtain from Tejas Securities, Tejas Holding, or Westech any damages that are material in relation to Tejas Securities, Tejas Holding, or Westech and its subsidiaries taken as a whole,
(ii) seeking to prohibit or limit the ownership or operation by Tejas Securities, Tejas Holding, or Westech or any of their subsidiaries of any material portion of the business or assets of Tejas Securities, Tejas Holding, or Westech or any of their subsidiaries or to compel Tejas Securities, Tejas Holding, or Westech or any of their subsidiaries to dispose of or hold separate any material portion of the business or assets of Tejas Securities, Tejas Holding, or Westech or any of their subsidiaries as a result of the offer, (iii) seeking to prohibit Westech or Tejas Holding from effectively controlling in any material respect the business or operations of Tejas Securities, or (iv) which otherwise is reasonably likely to have a material adverse effect on Westech, Tejas Holding, or Tejas Securities.

     The foregoing conditions are solely for Tejas Holding's benefit and Tejas Holding may assert them regardless of the circumstances giving rise to any such conditions (including any action or inaction by Tejas Holding). Tejas Holding may waive these conditions in whole or in part (other than the regulatory approvals condition and the conditions relating to the absence of an injunction or a stop order). The determination as to whether any condition has been satisfied shall be in Tejas Holding's reasonable judgment and will be final and binding on all parties. The failure by Tejas Holding at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that Tejas Holding reserves the right to assert the failure of a condition following acceptance for exchange but prior to exchange in order to postpone, terminate or amend Tejas Holding's obligation to exchange properly tendered Tejas Securities shares, Tejas Holding will either promptly exchange such Tejas Securities shares or promptly return such Tejas Securities shares.

COMPARISON OF TEXAS AND NEW YORK CORPORATE LAW

     Tejas Securities is a Texas corporation and Westech is a New York corporation. Accordingly, Texas law currently governs your rights as a shareholder; however, upon tender of your shares pursuant to the offer, you will become a shareholder of Westech and your rights as a shareholder will be governed by New York law. It is impractical to summarize all of the differences between Texas and New York law in this prospectus. However, certain significant differences between the corporate laws of each state that could materially effect your rights as a shareholder are described below.

  Amendment of Charter

     New York law generally only requires approval of the majority of shareholders to amend the certificate of incorporation. Unlike New York, Texas law provides that the articles of incorporation may be amended only if the proposed amendment receives the affirmative vote of the holders of at least two-thirds of the outstanding shares of voting stock of the corporation and the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class that are entitled to vote as a class on the amendment.

  Removal of Directors

     Under New York law, any or all of the directors may be removed for cause by vote of the shareholders. In addition, the certificate of incorporation or specific provisions of the bylaws adopted by the shareholders may provide for removal for cause by action of the board, except in certain instances when a director is elected by cumulative voting or by the holders of the shares of any class or series. Texas law provides that, subject to the rights of holders of any class or series of shares entitled to elect directors as set forth in the corporation's articles of incorporation, any director may be removed from office at any time, with or without cause, by holders of a specified portion, but not less than a majority, of the shares then entitled to vote at an election of directors.

  Sales of Substantially All Assets

     Under New York law, a sale of substantially all of the assets of the corporation, if not made in the usual or regular course of business conducted by the corporation, must be approved by the holders of two-thirds of all outstanding shares entitled to vote thereon, unless the certificate of incorporation expressly provides for majority vote. Similarly, under Texas law, a sale of substantially all of the assets of a corporation, if not made in the usual and regular course of business, must be authorized by two-thirds of all outstanding shares entitled to vote thereon, unless otherwise provided in the articles of incorporation.

  Shareholder Vote for Mergers

     New York law and Texas law each provide that a corporation may merge or consolidate with another corporation if the plan of merger or consolidation receives the affirmative vote of the holders of at least two-thirds of the outstanding shares of all stock of the corporation entitled to vote thereon, unless otherwise provided in the certificate of incorporation or articles of incorporation, respectively. In addition, Texas law specifically provides that the board of directors may require a greater percentage of the shareholders to approve the transaction.

  Shareholder Inspection Rights

     Under New York law, any shareholder of record of a corporation, upon at least five days' written demand, has the right to examine in person or by agent or attorney, minutes of the proceedings of the corporation's shareholders and the record of shareholders for any purpose reasonably related to such person's interest as a shareholder. Under Texas law, a shareholder may demand to inspect the books and records of the corporation if the shareholder has been a shareholder for at least six months at the time of the demand or is the holder of 5% of all the outstanding shares of a corporation.

  Limitation of Liability and Indemnification Matters

     New York law provides in general that a corporation may indemnify any director or officer made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, by reason of the fact that he was a director or officer of the corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney fees actually and reasonably incurred. Under Texas law, a corporation is permitted to provide indemnification, by a bylaw provision, agreement, or otherwise against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding.

  Dissenters' Rights

     New York law provides that, upon compliance with the applicable requirements and procedures, a dissenting shareholder has the right to receive the fair value of his shares if he objects to:

     - certain mergers,

     - certain sales, leases, exchanges or other dispositions of all or substantially all the assets of the corporation, or

     - certain share exchanges.

Similarly, Texas law provides each shareholder of the corporation the right to object to:

     - certain mergers,

     - any sale, lease, exchange or other disposition of all or substantially all the assets of the corporation if shareholder approval is required, or

     - a plan of exchange in which the shares of the corporation held by the shareholder are to be acquired and to demand payment of the fair value of his shares calculated as of the day before the vote was taken authorizing the transaction, excluding any appreciation or depreciation in anticipation of the transaction.

COMPARISON OF TEJAS SECURITIES' AND WESTECH'S CHARTER DOCUMENTS

     Upon acceptance of the offer, the certificate of incorporation and bylaws of Westech will be the controlling documents with respect to your rights as a shareholder. The following is a summary of the significant differences between the provisions of the certificate of incorporation and bylaws of Westech and the articles of incorporation and bylaws of Tejas Securities.

  Capitalization

     The certificate of incorporation of Westech authorizes 50,000,000 shares of common stock, par value $.001 per share. The articles of incorporation of Tejas Securities authorize a total of 11,000,000 shares, of which 1,000,000 shares are designated as preferred stock and 10,000,000 are designated as common stock, each with no par value per share. The Tejas Securities preferred stock may be issued from time to time in one or more series, each of which is to have the designations, preferences and rights as determined by the board of directors. Each corporation's charter documents specifically deny shareholders the right to cumulative voting and preemptive rights.

  Removal of Directors; Filling Vacancies on the Board of Directors

     The bylaws of Westech provide that any director or the entire board of directors generally may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. The Tejas Securities bylaws similarly provide that a director may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote in the election of directors at any duly called shareholders' meeting.

     The Westech bylaws and the Tejas Securities bylaws each provide that if the office of any director becomes vacant, the remaining directors in office, by a majority vote, although less than a quorum, may appoint any qualified person to fill such vacancy. Such appointee shall be permitted to hold office until the next annual meeting of shareholders or until his successor is chosen.

  Indemnification of Directors

     The certificate of incorporation and bylaws of Westech provide that Westech will indemnify any director, officer or trustee to the fullest extent permitted by New York law. Similarly, the bylaws of Tejas Securities provide that Tejas Securities will indemnify any director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the maximum extent allowed by Texas law.

  Limitation of Director's Liability

     Neither the certificate of incorporation nor the bylaws of Westech provide for a limitation of a director's liability to the corporation. Tejas Securities' articles of incorporation provide that no director will be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for liability of a director for:

     - a breach of a director's duty of loyalty to the corporation or its shareholders,

     - an act or omission not in good faith that constitutes a breach of duty of the directors to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law,

     - a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or

     - an act or omission for which the liability of a director is expressly provided for by an applicable statute.

                                 CAPITALIZATION

     The following table sets forth our actual capitalization as of March 31, 2000 and our pro forma capitalization assuming Tejas Holding obtains all of the outstanding shares of Tejas Securities.

     This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

                                                               AS OF MARCH 31, 2000
                                                              -----------------------
                                                                ACTUAL     PRO FORMA
                                                              ----------   ----------
Long-term debt..............................................  $1,000,000   $1,000,000
                                                              ----------   ----------
Shareholders' equity:
  Common Stock, $0.001 par value
     Authorized shares -- 50,000,000 shares actual and pro
       forma
     Issued and outstanding -- 12,537,218 shares actual;
       15,248,101 shares pro forma(1).......................      12,537       15,248
  Additional paid-in capital................................   1,669,473    2,825,734
  Retained earnings.........................................   3,824,673    3,824,673
                                                              ----------   ----------
          Total shareholders' equity........................   5,506,683    6,665,655
                                                              ----------   ----------
          Total capitalization..............................  $6,506,683   $7,665,655
                                                              ==========   ==========

     The exchange of common stock of Westech for the common stock of Tejas Securities will be accounted for at carryover basis. The exchange will not be accounted for by the purchase method as an acquisition of minority interests because the only assets, liabilities, and activities of the combined entity after the exchange are those of Tejas Securities prior to the exchange; a change in ownership has not taken place.
---------------

(1) Outstanding shares do not include shares of common stock reserved for issuance under our stock option plan.

                       SELECTED HISTORICAL FINANCIAL DATA

     Following is summary statement of operations data and summary statement of financial condition data as of and for each of the years in the five-year period ended December 31, 1999 and for the three months ended March 31, 1999 and 2000. The summary statement of operations data and the summary statement of financial condition data as of and for each of the years in the five-year period ended December 31, 1999 is derived from our audited financial statements. The summary statement of operations data and summary statement of financial condition data for the three months ended March 31, 1999 and 2000 is unaudited, but in the opinion of management, reflects all adjustments necessary for a fair presentation of such information. Historical financial results may not be indicative of our future performance.

                                                                                                          AS OF AND FOR THE
                                                                                                         THREE MONTHS ENDED
                                              AS OF AND FOR THE YEAR ENDED DECEMBER 31,                       MARCH 31,
                                   ----------------------------------------------------------------   -------------------------
                                      1995         1996         1997         1998          1999          1999          2000
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------
                                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:(1)(2)
Commissions......................  $3,674,261   $3,648,255   $4,810,520   $ 7,932,780   $25,291,212   $ 4,981,533   $ 8,516,778
Investment banking...............          --           --      752,554     2,584,770       925,616            --     1,071,165
Trading income (loss)............      44,486      567,537      833,227      (272,811)    3,475,539     1,795,021        70,390
Other............................      62,500       41,720        9,248        23,530       740,342         8,771        45,270
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------
        Total revenue............   3,781,247    4,257,512    6,405,549    10,268,269    30,432,709     6,785,325     9,703,603
Employee compensation............   2,808,053    3,448,700    4,459,420     7,397,860    19,992,928     2,646,986     6,311,019
Other expenses...................     398,010    1,015,567    1,453,086     3,431,631     4,802,555       806,558     2,019,212
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------
        Total expenses...........   3,206,063    4,464,267    5,912,506    10,829,491    24,795,483     3,453,544     8,330,231
Income (loss) before income taxes
  and minority interest..........     575,184     (206,755)     493,043      (561,222)    5,637,226     3,331,781     1,373,372
Income tax expense (benefit).....      25,057           --       19,008      (163,900)    2,201,598     1,309,424       532,800
Minority interest................          --           --           --            --       297,285            --       182,247
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------
Net income (loss)................  $  550,127   $ (206,755)  $  474,035   $  (397,322)  $ 3,138,343   $ 2,022,357   $   658,325
                                   ==========   ==========   ==========   ===========   ===========   ===========   ===========
Earnings (loss) per share:
  Basic..........................                            $     0.03   $     (0.04)  $      0.25   $      0.18   $      0.05
                                                             ==========   ===========   ===========   ===========   ===========
  Diluted........................                            $     0.03   $     (0.04)  $      0.22   $      0.18   $      0.05
                                                             ==========   ===========   ===========   ===========   ===========
Weighted average shares
  outstanding:
  Basic..........................                             9,432,783    10,664,369    12,501,191    11,149,284    12,537,218
                                                             ==========   ===========   ===========   ===========   ===========
  Diluted........................                             9,432,783    10,664,369    15,291,965    11,149,284    15,731,351
                                                             ==========   ===========   ===========   ===========   ===========
STATEMENT OF FINANCIAL CONDITION
  DATA:
Cash and cash equivalents........  $  133,569   $  275,165   $  170,474   $   201,312   $ 2,732,175   $   229,730   $ 1,123,413
Receivable from clearing
  broker.........................     335,181      451,357      825,707     1,505,648     4,640,052     5,380,201     6,478,162
Securities owned.................          --      952,092      634,419     1,539,424     6,207,748     5,261,032     7,563,189
Other assets.....................     283,828      267,229      343,978       695,843     2,534,127       462,308     2,357,518
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------
        Total assets.............  $  752,578   $1,945,843   $1,974,578   $ 3,942,227   $16,114,102   $11,333,271   $17,522,282
                                   ==========   ==========   ==========   ===========   ===========   ===========   ===========
Liabilities......................  $   44,863   $   38,480   $  141,330   $   577,736   $ 2,905,020   $ 2,620,557   $ 3,625,412
Securities sold, not yet
  purchased......................          --           --           --            --       187,940        67,500       471,407
Payable to clearing broker.......          --    1,007,514      608,848     1,459,678     6,196,059     4,889,135     5,759,808
Subordinated debt................          --           --           --       500,000     1,000,000       500,000     1,000,000
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------
        Total liabilities........      44,863    1,045,994      750,178     2,537,414    10,289,019     8,077,192    10,856,627
Minority interest................          --           --           --            --       976,725            --     1,158,972
Common stock.....................       5,140        9,926        9,580        11,615        12,537        11,149        12,537
Additional paid in capital.......     544,620      855,085      937,298     1,461,456     1,669,473     1,461,923     1,669,473
Subscription receivable..........          --           --     (100,000)      (96,263)           --       (95,239)           --
Treasury stock...................    (133,240)          --      (47,805)           --            --      (172,114)           --
Retained earnings................     291,195       34,838      425,327        28,005     3,166,348     2,050,360     3,824,673
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------
        Total stockholders'
          equity.................     707,715      899,849    1,224,400     1,404,813     4,848,358     3,256,079     5,506,683
        Total liabilities and
          stockholders' equity...  $  752,578   $1,945,843   $1,974,578   $ 3,942,227   $16,114,102   $11,333,271   $17,522,282
                                   ==========   ==========   ==========   ===========   ===========   ===========   ===========

(1) On August 27, 1999, we acquired an indirect ownership of 81% of Tejas Securities in a reverse merger. Westech was previously a shell corporation and had no substantial operations. Tejas Securities is the operating and acquiring enterprise for financial reporting purposes. The historical financial statements of Tejas Securities are presented as the historical financial statements of the combined enterprise. The results of operations of Westech are included in the financial statements of the combined enterprise only from the date of acquisition. See "Business -- Change in Control" and Note 1 to the consolidated financial statements.

(2) Prior to January 1, 1998, Tejas Securities elected to be taxed as an S corporation under the provisions of the Internal Revenue Code. All federal income taxes were paid by the shareholders of Tejas Securities for the years ended December 31, 1997 and prior. Amounts reflected for income taxes for 1995 through 1997 are Texas franchise taxes. Earnings per share information for 1997 is based on a pro forma calculation as if we had been a C corporation for that year and includes a provision for federal income taxes for purposes of earnings per share.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

     We anticipate that the availability of public resources through additional issuance of common stock or debt securities will provide funding for future expansion. In the event we issue additional equity to provide funding for expansion, current shareholders may experience dilution in ownership percentage or book value. Additionally, such equity may contain preferences and rights not available to the current equity holders. We cannot give any assurance that we will not need to issue additional equity or debt in the future in order to respond to industry trends, potential business opportunities or unforeseen events.

     As a broker-dealer, Tejas Securities is required to maintain a certain level of liquidity or net capital in accordance with SEC, NASD and various other regulatory agencies requirements. Factors affecting our liquidity include the value of securities held in trading accounts, the value of non-current assets, the amount of unsecured receivables, and the amount of general business liabilities, excluding amounts payable to its clearing broker and NASD approved subordinated debt.

     Tejas Securities' inventory balance fluctuates daily based on the current market value and types of securities held. Tejas Securities typically invests in securities in which it provides research coverage. The types of securities may include publicly traded debt, equity, options and private security issuances. As a market maker, Tejas Securities provides bid and ask quotes on certain equity securities on the Nasdaq market. Tejas Securities' ability to generate revenues from market making activities may depend upon the level and value of securities held in inventory.

     Market values for some of the securities may not be easily determinable depending upon the volume of securities traded on open markets, the operating status of the companies or the types of securities issued by companies. If the underlying securities of a company become illiquid, our liquidity may be affected depending on the value of the securities involved. During times of general market declines, Tejas Securities may experience market value losses, which ultimately affects liquidity through broker-dealer net capital requirements. In addition, we may decide not to liquidate a security holding to increase cash availability if management believes a market turnaround is likely in the near term or if management believes the securities are undervalued in the current market.

     Since Tejas Securities' inception in March of 1994, management has raised capital from two primary sources: the issuance of common stock and subordinated debt. Tejas Securities generally has issued stock to either raise capital for expansion or as an incentive to members of management. In April 1999, Tejas Securities issued shares of its common stock for $704,833 in cash. Proceeds from the stock issuance were partially used to finance the reverse merger and the expansion of infrastructure.

     In September 1998, Tejas Securities issued subordinated debt in exchange for $500,000 from a then current member of its board of directors. The subordinated debt was a short-term loan used to increase equity capital required for underwriting activities. During 1998, the repayment terms of the loan were extended so that the loan became due and payable in November 2001. The loan accrues interest at 11.5% per annum and is considered equity capital for NASD purposes. As a condition of the loan agreement, Tejas Securities issued warrants to the lender to purchase shares of Tejas Securities common stock.

     In June 1999, Tejas Securities completed the second issuance of subordinated debt for $500,000 from the same director. The proceeds from the loan were used to finance Tejas Securities' expansion activities, as well as contribute to operating activities. The loan accrues interest at 11.5% per annum and is also considered equity capital for NASD purposes. As a condition of the loan agreement, Tejas Securities issued additional warrants to the lender to purchase shares of Tejas Securities common stock.

     The warrants associated with the September 1998 and June 1999 subordinated debt were cancelled in 1999 in an agreement with the director. On January 1, 2000, we issued options to purchase 558,562 shares of our common stock to replace the warrants. The purchase price of the shares is $1.07 per share and the options expire four years from the date of the grant.

     In June 2000, we obtained a $1,500,000 line of credit to facilitate our working capital needs. The loan accrues interest at a rate of prime plus one, with interest due on a quarterly basis. The loan was secured by our ownership of 4,808,555 shares of Tejas Securities common stock and a personal guarantee by John Gorman, our Chief Executive Officer.

     In addition to the sources of capital described above, we utilize the receivable balance from our clearing broker, Schroder & Co., to fund operating and investing activities. The receivable balance represents the residual equity due to us from Schroder & Co. if we liquidated all of our investment security holdings. The receivable balance from the clearing broker is also used to secure temporary financing from Schroder & Co. for the purchase of investments in our trading accounts. The receivable balance held at Schroder & Co. may fluctuate depending on factors such as the market valuation of securities held in our trading accounts, realized trading profits, commission revenue, cash withdrawals and clearing costs charged to us for conducting our trading activities.

LIQUIDITY

     Our cash increased from $229,730 to $1,123,413 from March 31, 1999 to March 31, 2000. As of year-end our cash position increased to $2,732,175 in 1999, from a balance of $201,312 in 1998 and $170,474 in 1997. The fluctuations during these annual periods reflect changes in the operating and financing activities of Tejas Securities from 1997 through 1999.

CASH FLOWS FROM OPERATING ACTIVITIES

     Net cash provided (used) by operating activities was $(1,574,675) and $211,929 for the three months ended March 31, 2000 and 1999, respectively. Net cash provided (used) by operating activities was $1,481,301, $(858,413) and $(18,542) in 1999, 1998 and 1997, respectively. The net cash provided (used) by operating activities is impacted primarily by the brokerage operating activities and changes in the brokerage-related assets and liabilities.

     The change in cash used by operating activities during the three months ended March 31, 2000 was due primarily to changes in operating working capital.

     In 1999, the most significant sources of cash were from the increase in the payable to the clearing broker and the increase in accrued liabilities. The $4,736,381 increased payable to the clearing broker corresponds to the overall increase in securities owned of $4,668,324, taking into account market value adjustments. The $2,327,284 increase in accounts payable, accrued expenses and other liabilities relates to our remaining 1999 estimated income tax liability and employee compensation accruals. The primary uses of cash include the increase in securities owned and the increase in the receivable from clearing broker of $3,134,404. The increase in the receivable from clearing broker is due to the increased level of commission and trading activity during 1999, and the retention of a portion of the proceeds. Other significant uses of cash include the conversion of the $700,088 performance fee earned by the manager of the TSG Internet Fund into equity of the TSG Internet Fund, and the $500,955 increase in employee and shareholder receivables. See "Certain Relationships and Related Transactions -- TSG Internet Fund I, Ltd." The net cash effect of these transactions is the use of $1,940,106 in cash, with the remaining $3,421,407 addition consisting of net income plus changes in other asset and liability accounts.

     In 1998, the most significant use of cash was represented by the $679,941 increase in the receivable from the clearing broker. The increased receivable was indirectly the result of Tejas Securities' use of proceeds from the $500,000 subordinated debt agreement. Proceeds from the debt were used for operations thereby allowing Tejas Securities to retain a larger receivable balance with the clearing broker. In addition, Tejas Securities' overall investment in securities increased by $905,005 from 1997 to 1998. This increase corresponds to the $850,830 increase in payable to the clearing organization, taking into account market value appreciation of the securities. The net cash effect of these transactions is the use of $734,116, with the remaining $124,297 being net income plus changes in other asset and liability accounts.

     In 1997, the most significant changes in cash were represented by changes in the receivable from the clearing broker and changes in the investment balances. Tejas Securities' positive earnings were captured through increased commissions, and were retained in the receivable from clearing broker, resulting in an increase of $374,350. Investments in securities decreased by $317,673 in 1997, which corresponds to the decrease of $398,666 in the payable to the clearing organization, taking into account market value depreciation of the securities. The net cash effect of these transactions is the use of $455,343, with the remaining cash provided of $436,801 being net income plus changes in other asset and liability accounts.

     We anticipate that a portion of the cash provided from future operating activities of Tejas Securities might be used to facilitate additional investing activities, specifically the expansion of current office space in Austin and Atlanta or the expansion of future offices. Future proceeds from cash provided from operating activities may also be used to finance acquisition activities.

CASH FLOWS USED IN INVESTING ACTIVITIES

     Net cash used by investing activities was $(34,087) and $(12,421) for the three months ended March 31, 2000 and 1999, respectively. Net cash provided
(used) by investing activities was $(318,918), $(188,484) and $63,335 in 1999,
1998 and 1997, respectively. In 1999, Tejas Securities advanced $116,004 to TSG Capital, LLC in conjunction with the organizing of the TSG Internet Fund I, Ltd. The remaining cash uses in 1999 and 1998 are directly the result of capital expenditures for office expansion in Austin, Atlanta and New York. During 1998, we opened an additional office in New York as part of our expansion into the investment banking and retail brokerage segments of the industry. The New York office was subsequently closed during 1999.

     In 1997, we entered into a sale-leaseback transaction with a related party. See "Certain Relationships and Related Transactions -- Sale Leaseback." We sold furniture and fixtures for the book value of approximately $204,000, which generated cash of $204,268.

CASH FLOWS FROM FINANCING ACTIVITIES

     Net cash used by financing activities was $0 and $(171,091) for the three months ended March 31, 2000 and 1999, respectively. Net cash provided (used) by financing activities was $1,368,480, $1,077,735 and $(149,484) in 1999, 1998 and
1997, respectively.

     During 1999, Tejas Securities issued $500,000 of subordinated debt to one of our directors as described above. In addition, Tejas Securities issued stock with a value of $775,884 through a subscription program. In 1999, $750,164 of the current and prior year subscriptions were collected.

     Financing activities provided $500,000 in cash during 1998 through the issuance of subordinated debt. In addition, we received $475,405 in proceeds from common stock issuance to management, as well as $98,593 on the sale of treasury stock to members of management.

     In 1997, we received $250,000 from a director for the temporary financing of operating activities. The director elected to have the outstanding balance of the note payable converted into equity of Tejas Securities. In addition, we sold treasury stock of Tejas Securities and received $117,228 in proceeds from the sale. This was the final year that shareholder distributions were paid as Tejas Securities elected to be taxed as a C corporation under the provisions of the Internal Revenue Code effective January 1, 1998. Tejas Securities paid $83,546 in shareholder distributions during 1997.

RESULTS OF OPERATIONS

  For the Three Months Ended March 31, 2000 and 1999

     The following table presents additional information regarding the results of operations as presented in the Selected Historical Financial Data for the three months ended March 31, 2000 and 1999.

                                                           FOR THE THREE MONTHS ENDED MARCH 31,
                                                           ------------------------------------
                                                              1999                2000
                                                           ----------    ----------------------
                                                            (000'S)       (000'S)      % CHANGE
REVENUES:
  Commissions............................................  $4,981,533    $8,516,778       71
  Underwriting and investment banking....................          --     1,071,165       --
  Net dealer inventory and investment income.............   1,795,021        70,390      (96)
  Other income...........................................       8,771        45,270      416
                                                           ----------    ----------      ---
                                                           $6,785,325    $9,703,603       43
EXPENSES:
  Commissions, employee compensation and benefits........   2,646,986     6,311,019      138
  Clearing and floor brokerage...........................      98,967       377,329      281
  Underwriting...........................................          --            --       --
  Communications and occupancy...........................     269,800       477,611       77
  Professional...........................................      67,110       368,405      449
  Other..................................................     370,681       795,867      115
                                                           ----------    ----------      ---
                                                           $3,453,544    $8,330,231      141

     The revenues and operating expenses of Westech's operating subsidiary, Tejas Securities, are influenced by fluctuations in the equity markets, general economic and market conditions, as well as Tejas Securities' ability to identify investment opportunities for our trading accounts and our customer accounts. Currently, Tejas Securities revenue is derived primarily from principal debt and equity transactions, which generate both commission revenue and investment income.

     Our total revenues increased by $2,918,278 or 43% to $9,703,603 for the three months ended March 31, 2000 compared to the prior year quarter. The reasons for the increases are set forth below.

     Commission revenues from principal transactions increased $3,535,245 or 71% to $8,516,778 for the three months ended March 31, 2000. Commission revenues from agency transactions increased $751,991 or 514% to $898,166 for the three months ended March 31, 2000. We realized an increase of 676% in agency trades for the three months ended March 31, 2000. The increase in agency commissions and trades relates to the increase in the number of retail brokers employed by us since the first quarter of 1999, the addition of market making activities and our continued focus on expanding our products and services to customers. Commissions from principal trades increased due to a 472% increase in trades executed during the three months ended March 31, 2000. The remaining commissions were the result of portfolio advisory fees on managed accounts.

     Investment banking revenues were $1,071,165 for the three months ended March 31, 2000 versus $0 for the corresponding period in 1999. The increase is the result of the re-establishment of underwriting and syndicate activities beginning in January 2000. We generated $469,021 in private placement fees for the three months ended March 31, 2000. Fees from syndicate activities increased to $362,144 for the three months ended March 31, 2000. Corporate advisory fees of $240,000 were also generated.

     Net dealer inventory and investment income decreased by $1,724,631 or 96% to $70,390 for the three months ended March 31, 2000. The decrease in inventory and investment income resulted from trading activity in proprietary positions.

     For the three months ended March 31, 2000, other income increased $36,499 or 416% to $45,270. The increase for the three months ended March 31, 2000 is due to an increase in customer margin interest revenue.

     Total expenses increased by $4,876,687 or 141% to $8,330,231 for the three months ended March 31, 2000. Net income for the three months decreased by $1,364,032 or 67% to $658,325. The explanations for the changes are set forth below.

     Commissions, employee compensation and benefits increased $3,664,033 or 138% to $6,311,019 for the three months ended March 31, 2000. Commission expense increased $2,350,885 or 119% to $4,326,105 primarily as a result of the increase in commission revenue. General and administrative salaries and other employee benefits increased due to overall salary increases and additional hires, including a Chief Financial Officer and other management level personnel.

     Clearing and floor brokerage costs increased $278,362 or 281% to $377,329 for the three months ended March 31, 2000. The overall increase in clearing and floor brokerage costs for the three months ended March 31, 2000 results from greater trading activity in the over-the-counter equity markets and on the national exchanges. Most of the cost increase is attributed to the market making activities, and the increased activity in both the retail and institutional equity departments. Our percentage of revenues derived from equity securities increased during 2000 in comparison to the volume of fixed income securities being traded.

     Communications and occupancy charges increased $207,811 or 77% to $477,611 for the three months ended March 31, 2000. The increases in occupancy charges are the result of the relocation of our Austin headquarters in January 2000. Communications charges increased as a function of the 100% increase in employees since the first quarter of 1999, plus the addition of market making support systems.

     Professional fees for the three months ended March 31, 2000 increased $301,295 or 449% to $368,405. Of the total increase for the three-month period, approximately $200,000 was accrued legal expenses relating to the registration of our common stock, legal fees for the settlement of private equity securities transactions with its customers, and fees for general legal counsel. In addition, we incurred additional accounting costs associated with our annual reporting as well as for the registration of our common stock. The remaining costs during the three months ended March 31, 2000 related to consulting fees incurred during the normal course of business.

     Interest expense for the three months ended March 31, 2000 increased $14,493 or 102% to $28,671. The increase is due to the addition of $500,000 of subordinated debt in June 1999.

     Other expenses increased $410,693 or 115% to $767,196 for the three months ended March 31, 2000. The overall increase in other expenses during the three months ended March 31, 2000 is the result of increases in general and administrative services needed to support administrative infrastructure as well as increases in marketing expenditures related to growth initiatives.

     Income tax expense decreased $776,624 or 59% to $532,800 for the three months ended March 31, 2000. The overall decrease in income tax expense for the three months ended March 31, 2000 is due to the decrease in taxable income during the respective period. Our effective tax rate was 39% for the three months ended March 31, 2000.

     Minority interest in net income for the three months ended March 31, 2000 was $182,247. Minority interest in net income was created as a result of the merger of Westech and Tejas Securities.

  For the Years Ended December 31, 1997, 1998 and 1999

     The following table presents additional information regarding the results of operations as presented in the Selected Historical Financial Data for the years ended December 31, 1997, 1998 and 1999.

                                                 1997            1998                 1999
                                                -------   ------------------   ------------------
                                                (000'S)   (000'S)   % CHANGE   (000'S)   % CHANGE
                                                -------   -------   --------   -------   --------
REVENUES:
Commissions..................................   $4,811    $ 7,933       65     $25,291      219
Underwriting and investment banking..........      753      2,585      243         926      (64)
Net dealer inventory and investment income...      833       (273)    (133)      3,476       --
Other income.................................        9         24      166         740    2,983
                                                ------    -------    -----     -------    -----
                                                $6,406    $10,269       60     $30,433      196
EXPENSES:
Commissions, employee compensation
  and benefits...............................   $4,459      7,398       66      19,993      170
Clearing and floor brokerage.................      147        439      199         615       40
Underwriting.................................      479        590       23          --     (100)
Communications and occupancy.................      441        817       85       1,242       52
Professional.................................      312        440       41         971      121
Other........................................       74      1,145    1,447       1,974       72
                                                ------    -------    -----     -------    -----
                                                $5,912    $10,829       83     $24,795      129

     The increase in commission revenues during 1999 and 1998 is due to increased activity in agency and principal transactions during the periods. We continued to expand our presence in Texas and Georgia through the addition of established brokers and through additional product and securities offerings.

     Underwriting and investment banking revenues declined in 1999 as a result of the discontinuation of underwriting activities in October 1998. The growth in underwriting and investment banking revenue in 1998 from 1997 is attributed to the expansion into the New York City, and Atlanta markets. These new markets allowed us the opportunity to complete three initial public offerings and one preferred stock offering during 1998. During 1999, we were involved in the private placement of TSG Internet Fund increasing both expenses and net revenue. The remaining fees in 1999 were for advisory services and syndicate participation.

     Net dealer inventory and investment income increased during 1999 primarily from favorable investment performance of companies in the telecommunications and Internet industries. Much of this increase was due to merger and acquisition activity within those sectors, and consequently the appreciation in the underlying securities, both debt and equity. A byproduct of the investment banking activity in 1998 was the increase in securities owned at year-end, including positions in the companies underwritten. As the overall stock market declined during the fourth quarter, so did the value of the securities owned, thus resulting in the trading losses at year-end.

     Other income increased in 1999 from the addition of the year-end performance fee received from the TSG Internet Fund. We earn 20% of the increase in market value of the fund on an annual basis. Otherwise, other revenues were consistent between 1999, 1998 and 1997.

     Commissions, employee compensation and benefits increased in 1999 primarily as a result of the increase in commission revenue. General and administrative salaries and other employee benefits increased due to overall salary increases and additional hires. Incentive compensation and year-end bonus accruals increased as a result of higher profits. The increase in employee compensation during 1998 resulted from the addition of general administrative and management personnel needed to oversee operations in the New York, Atlanta and Dallas offices. The New York office was shut down in 1999.

     Clearing and floor brokerage costs increased in 1999 and 1998 as a result of greater trading activity in the over-the-counter equity markets and on the national exchanges. Our percentage of revenues derived from equity securities increased during 1999 in comparison to the volume of fixed income securities being traded.

     No underwriting expenses were incurred during 1999 as we did not actively engage in underwriting or investment banking activities, other than a private placement during the second quarter of 1999 and syndicate participations. The only expenses associated with the private placement were legal fees and commission expense, which were not material to the overall financial results. The increase in underwriting expenses in 1998 corresponded to the increase in initial public offerings and the preferred stock offering.

     Communications and occupancy charges increased significantly in 1999. The increase is attributed to two factors. In June 1998, we began our expansion into the New York market. The additional cost of rent and telecommunications was incurred for a portion of 1998 versus the full cost during 1999. In addition, we increased the availability of quote and news services to our brokers and traders in the Austin and Atlanta offices. This increase in services provided was needed to support the increase in commission generating employees.

     Professional fees for 1999 increased significantly due primarily to the increased legal fees during the third quarter of 1999. Of the total increase for the year, $344,020 was accrued legal expenses relating to the reverse merger; legal fees for the settlement of private equity securities transactions with our customers; and fees for general legal counsel. The remaining costs during 1999 related to consulting and accounting fees incurred during the normal course of business.

     Other expenses increased in both 1999 and 1998. The overall increase in other expenses is the result of increases in personnel and general and administrative services needed to support those personnel.

     Income tax expense increased during 1999 as a result of the increase in taxable income during the year. Our effective tax rate was 39% for 1999. Income tax expense was minimal in 1998 due to the pre-tax loss, and the lack of operations prior to the reverse merger. Prior to 1998, Tejas Securities was an S corporation for Federal tax purposes, and was not subject to Federal income taxes.

     Minority interest in net income resulted from the minority shareholders of Tejas Securities subsequent to the reverse merger on August 27, 1999.

EFFECTS OF INFLATION

     The effects of inflation have been minimal on our results of operations and the financial condition in recent years. However, the rising cost of labor and competitive market for brokers could effect general and administrative costs in the near term.

RECENT ACCOUNTING PRONOUNCEMENTS

     In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, in June 2000. We are required to implement these standards effective with our 2001 fiscal year (after deferral by SFAS No. 137). SFAS 133 and 138 address the accounting for derivative instruments, including certain instruments embedded in other contracts, and for hedging activities. Under these statements, we will be required to recognize all derivative instruments as either assets or liabilities in the statement of financial condition and measure those at fair value. If certain conditions are met a derivative may be specifically designated as a hedge, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-dominated forecasted transaction. We do not believe that these statements will have a material effect on our financial condition or results of operations.

     We may invest in derivative transactions during the normal course of business, primarily to satisfy the needs of our clients. Derivative transactions entered into are recorded at the market value with realized or unrealized gains and losses recognized in the statement of operations. Market value is generally determined by quoted market prices for exchange-traded options. We held a long position of 743,423 warrants with a market value of $1,765,630 as of March 31, 2000.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation (FIN) No. 44, Accounting for Certain Transactions involving Stock Compensation. FIN No. 44 clarifies the application of APB Opinion No. 25, Accounting for Stock Issued to Employees. This interpretation is effective July 1, 2000. We do not believe that this interpretation will have a material effect on our financial condition or results of operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     Our principal business activities are, by their nature, risky and volatile and are directly affected by economic and political conditions and broad trends in business and finance in the national and international markets. Any one of these factors may cause a substantial decline in the securities markets, which could materially affect our business. Managing risk is critical to our profitability and to reducing the likelihood of earnings volatility. Our risk management policies and procedures have been established to continually identify, monitor and manage risk. The major types of risk that we face include credit risk, operating risk and market risk.

     Credit risk is the potential for loss due to a customer or counterparty failing to perform its contractual obligation. We clear our securities transactions through a clearing broker. Under the terms of the clearing agreement, the clearing broker has the right to charge us for losses that result from our customers' failure to fulfill their contractual obligations. In order to mitigate risk, our policy is to monitor the credit standing of our customers and maintain collateral to support customer margin balances. Further, significant portions of our assets are held at our clearing broker, Schroder & Co. Therefore, we could incur substantial losses if our clearing broker were to become insolvent or otherwise unable to meet its financial obligations. Schroder & Co. has in excess of $250 million in capital and has historically met all of its obligations to us.

     Operating risk arises from the daily conduct of our business and relates to the potential for deficiencies in control processes and systems, mismanagement of our activities or mismanagement of customer accounts by our employees. We rely heavily on computer and communication systems in order to conduct our brokerage activities. Third party vendors, such as the clearing broker and news and quote providers, provide many of the systems critical to our business. Our business could be adversely impacted if any of these systems were disrupted. We mitigate the risk associated with systems by hiring experienced personnel, and providing employees with alternate means of acquiring or processing information. In order to mitigate the risk associated with mismanagement of company activities or customer accounts, we utilize compliance and operations personnel to review the activities of administrative and sales personnel. In addition, the activities of management are actively reviewed by other members of management on a regular basis and by the board of directors.

     Our primary market risk exposure is to market price changes and the resulting risk of loss that may occur from the potential change in the value of a financial instrument as a result of price volatility or changes in liquidity for which we have no control. Securities owned by us are either related to daily trading activity or our principal investing activities. Market price risk related to trading securities is managed primarily through the daily monitoring of funds committed to the various types of securities owned by us and by limiting exposure to any one investment or type of investment.

     Our trading securities were $7,563,189 in long positions and $471,407 in short positions at March 31, 2000. These trading securities may be exchange listed, Nasdaq or other over-the-counter securities on both long and short positions. The potential loss in fair value, using a hypothetical 10% decline in prices, is estimated to be $803,000 as of March 31, 2000. A 10% hypothetical decline was used to represent a significant and plausible market change.

     Our investment securities are typically those reported on by our research analysts. These positions often consist of high-yield debt securities and the related equity securities. We monitor this risk by maintaining current operating and financial data on the companies involved, and projecting future valuations based upon the occurrence of critical future events. Any transactions involving the investment securities are typically based upon the recommendations of our research analysts versus current market performance.

                                    BUSINESS

GENERAL

     We are a holding company whose primary operating subsidiary is Tejas Securities Group, Inc., a Texas corporation. Through our subsidiary, we are engaged in the business of providing brokerage and related financial services to institutional and retail customers nationwide.

     We were incorporated as a shell corporation in New York on July 18, 1990, and made an initial public offering in November 1991. We were acquired by Tejas Securities in a reverse merger effected on August 27, 1999. See "The Exchange Offer -- Background of the Offer." During the second half of 2000, we anticipate submitting to our shareholders a proposal to change our state of incorporation from New York to Delaware. We do not expect the reincorporation to have any material effects on us or our subsidiaries.

     Our business is conducted out of our primary office in Austin, Texas and a branch office in Atlanta, Georgia. We anticipate expanding our operations in the year 2000 with branches in Dallas and Houston. See "-- Growth Strategy." We moved our primary office in the first quarter of 2000 to 2700 Via Fortuna, Suite 400, Austin, Texas 78746.

     Our subsidiary, Tejas Securities, is a registered broker-dealer and investment advisor offering: (i) brokerage services; (ii) high quality investment research; (iii) market-making activities in stocks traded on the Nasdaq National Market System; (iv) investment banking services; and (v) asset management services.

CHANGE IN CONTROL

     On August 27, 1999, pursuant to an Agreement and Plan of Merger, dated August 20, 1999, by and among Westech, Tejas Securities, Tejas Holding, and Westech Merger Sub, Inc., a Delaware corporation, Merger Sub, a wholly owned subsidiary of Westech, was merged with and into Tejas Holding, the parent company of Tejas Securities, with Tejas Holding being the surviving corporation.

     Prior to the Merger, holders of 4,808,555 shares of Tejas Securities common stock exchanged their shares for an equal number of Tejas Holding shares. As a result, 4,808,555 shares of Tejas Holding common stock were issued and outstanding to a total of eleven shareholders, and Tejas Holding's sole asset was 4,808,555 shares of Tejas Securities common stock. The Tejas Securities common stock held by Tejas Holding currently represents approximately 81% of the issued and outstanding Tejas Securities common stock. As consideration for the merger, each share of Tejas Holding common stock issued and outstanding as of the date of the merger was exchanged for 2.4825 shares of Westech common stock. As the result of the merger, an aggregate of 12,661,343 shares of Westech common stock are issued and outstanding and the former holders of Tejas Holding common stock own approximately 94% of Westech's common stock.

EARLY OPERATIONS

     Our initial focus was to provide institutional money managers and mutual funds high quality investment research covering large U.S. based companies which were believed to be overly leveraged or which were in default on their liabilities or in bankruptcy. Historically, these companies were not followed closely by a large number of research analysts. We used this opportunity to establish ourself as a source for high quality research products and trading support. We took advantage of this initial research success and expanded our research coverage to special situation equities and began underwriting initial public offerings of equity securities for a select group of companies in 1997. These underwritings coupled with a demand for our research by individuals led us to expand our client base to include retail accounts.

BROKERAGE SERVICES

     We provide brokerage services to approximately 6,000 retail customers and 500 institutional customers. We offer a menu of services and products to customers, including the ability to buy and sell common and preferred stock, stock options, mutual funds, index funds, fixed income products, annuities and other investment securities. Our marketing strategy has been to emphasize our high level of service and our unique knowledge of the companies covered by our research department.

     In recent years, the general public has become more comfortable dealing with financial matters through electronic means, more specifically over the Internet. Several brokerage firms have positioned themselves to take advantage of this opportunity by offering online trading and account information. We intend to capitalize on this trend by expanding into online trading, while continuing to provide the high level of service and proprietary research products that our customers have come to expect.

     Currently, we provide our customers with the ability to receive stock quotes and access research on the Internet through our website (www.tejassec.com). We anticipate that our customers will have the ability to make trades over the Internet prior to the end of the year 2000. We believe Internet trading is in high demand by our customers and will continue to devote a substantial portion of our resources to our Internet strategy.

     We generated $25,291,212, $7,932,780 and $4,810,520 in commission revenues for the years ended 1999, 1998 and 1997, respectively, or 83%, 77% and 75% of total revenue, respectively. For the three months ended March 31, 2000 and 1999, we generated $8,516,778 and $4,981,533 on commission revenue, respectively, or 88% and 73% of total revenue, respectively.

RESEARCH

     The cornerstone of our business is the creation of proprietary products for our clients based on our research and trading capabilities. We distribute these products through traditional as well as new channels of distribution. We believe that brokerage companies that are able to utilize technological changes to improve methods of delivering information to their clients will accomplish significant gains in market share and profitability.

     We anticipate that we will continue to devote a substantial portion of our resources to support our research department. Currently, the research department consists of six analysts with proven expertise in special situation equity research and in distressed securities. The analyst group has the background to analyze many industries, but has a primary focus on telecommunications and technology. We believe that the rapid changes in each of these industries provide excellent investment opportunities. Our analysts will allow us to expand our research coverage of Austin-based telecommunications and technology companies that have limited research coverage by the New York-based brokerage community.

     We believe that the number of high quality telecommunications and technology companies being formed in the Austin area is significant and will continue to grow. We believe our research department is well suited to cover these companies and will focus a large percentage of our research resources to covering them. The research department will cover both public companies as well as identify private companies that are candidates for becoming publicly traded companies.

MARKET MAKING

     In August 1999, the NASD approved Tejas Securities to make markets in Nasdaq securities. Making markets in securities facilitates the execution of security transactions for our customers. We act as a market maker for more than 30 public corporations whose stocks are traded on the Nasdaq National Market System.

     Generally, we do not maintain inventories of securities for sale to our customers. However, we do engage in certain principal transactions where, in response to a customer order, we will go at risk to the marketplace to attempt to capture the spread between the bid and offer. Most of our larger competitors are engaged in similar market making activities through subsidiaries or receive order flow payments from companies engaged in such market making activities. We believe we can maintain better control and be assured of proper executions of customer trades by providing these market making services directly to our customers.

INVESTMENT BANKING

     We raise capital through public and private offerings of securities for corporations that are engaged in a variety of businesses, but primarily in our industry focus areas -- telecommunications and technology. We participate in underwritings of corporate securities as managing underwriter and as a syndicate member. Management of an underwriting transaction is generally more profitable than participation as a member of an underwriting syndicate. As an underwriter, we are also subject to potential liability under federal and state securities laws and other laws if the registration statement or prospectus contains a material misstatement or omission. Our potential liability as an underwriter is uninsured. Our participation in or initiation of underwritings may be limited by the financial requirements of the SEC, the NASD and various other regulatory agencies. See "-- Net Capital Requirements."

     We began our investment banking operations in late 1997 with a strategy to focus on underwriting offerings for micro-capitalization companies (under $100 million market capitalization). Between September 30, 1997, and December 31, 1998, we acted as the managing underwriter or co-managing underwriter for initial public offerings of four common stock offerings and one preferred stock offering, raising approximately $40 million for corporate finance clients. We typically receive two to three percent of the aggregate amount of money raised for these offerings to cover nonaccountable expenses and between seven and nine percent as compensation to underwriters, selling group members and registered representatives, although these percentages may be lower for larger transactions. We generated $925,616, $2,584,770 and $752,554 in investment banking revenues for the years ended 1999, 1998 and 1997, respectively, or 3%, 25% and 12% of total revenue, respectively. For the three months ended March 31, 2000 and 1999, we generated $1,071,165 and $0 in investment banking revenues, respectively, or 11% and 0%, respectively. At the end of 1998, we decided to eliminate our focus on underwriting small public offerings and suspend our investment banking efforts.

     In 1999, we decided to shift our investment banking efforts to the underwriting of and financial advisory assignments of larger more established companies. We felt that by refocusing our efforts, we could leverage the strengths of our proprietary research as well as our growing institutional investor customer base. To accomplish this change in investment banking focus, we began a search for a senior investment banker with a suitable business background. During the fourth quarter of 1999, we employed an Executive Vice President and Managing Director to oversee all investment banking operations and have continued to increase staffing in this department. See "Management." During the second quarter of 2000, we participated in a private placement of $55 million of convertible debt.

ASSET MANAGEMENT SERVICES

     We created an Asset Management Services Division to manage money for accredited investors in a private investment fund format (commonly referred to as a "hedge fund"). During 1999, we assumed the management of our first hedge fund, TSG Internet Fund I, Ltd. We purchased the equity of TSG Capital, LLC, a Texas limited liability company, which serves as the general partner of TSG Internet Fund. We will manage the hedge fund for a one-time placement fee of 5% of each new dollar invested in the fund, an annual management fee of 1.5% of the average monthly net asset value, and an annual performance fee of 20% of the hedge fund's net gain. See "Certain Relationships and Related
Transactions -- TSG Internet Fund I, Ltd."

     We anticipate offering more hedge funds in the future. Based on the size of our hedge funds, such activities are not likely to require us to make a significant capital commitment.

CUSTOMERS

     Historically, our customer base has been comprised of predominately large nationally known institutional customers. These customers demand high quality research and sophisticated trading capabilities. We believe that we have served the needs of this segment of our customer base well, resulting in increased trading volume. We believe that the increase in the scope of our research services should increase customer satisfaction and increase our revenues from institutional customers.

     Currently, the fastest growing segment of our business is our retail division. We believe our strategy of providing institutional quality research and high customer service to retail customers has been well received. The retail division has grown from 3,000 customers in 1997 into 6,000 customers at June 30, 2000. We will continue to expand this division by adding additional sales personnel focused exclusively on this market and continuing the rollout of products such as market making and money management that appeal to this market.

EMPLOYEES

     On June 30, 2000, we had approximately 85 employees. Of these employees, approximately 45 work in sales, 5 in trading, 8 in research and investment banking and the remaining employees perform management and administrative functions. Employees will continue to be added in several areas of the firm. However, it is our goal to use the sales support functions that are currently in place to support additional sales staff. We believe that taking advantage of the infrastructure currently in place will allow an increase in productivity in the sales area with minimal additional support cost.

COMPETITION

     All aspects of our business are highly competitive. In our general brokerage activities, we compete directly with numerous other broker-dealers, many of which are large well-known firms with substantially greater financial and personnel resources. Many of our competitors employ extensive advertising and actively solicit potential clients in order to increase business. In addition, brokerage firms compete by furnishing investment research publications to existing clients, the quality and breadth of which are considered important in the development of new business and the retention of existing clients. We also compete with a number of smaller regional brokerage firms in Texas and the Southwest.

     Some commercial banks and thrift institutions offer securities brokerage services. Many commercial banks offer a variety of investment banking services. Competition among financial services firms also exists for investment representatives and other personnel.

     The securities industry has become considerably more concentrated and more competitive since we were founded, as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. In addition, companies not engaged primarily in the securities business, but with substantial financial resources, have acquired leading securities firms. These developments have increased competition from firms with greater capital resources than ours.

     Various legislative and regulatory developments have also tended to increase competition within the industry or reduced profits for the industry. In particular, on November 12, 1999, President Clinton signed into law legislation that allows bank holding companies to engage in a wider range of nonbanking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act, a bank holding company that elects to become a "financial holding company" may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is:

     - financial in nature,

     - identical to any such financial activity, or

     - complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depositary institutions or the financial system generally.

     The Act effects significant changes to United States banking law, primarily by repealing restrictive provisions of the 1933 Glass-Steagall Act. The Act also provides for certain activities which are financial in nature, including, among others, lending, exchanging, transferring, investing for others, or safeguarding money or securities; and providing financial, investment or economic advisory services, underwriting, dealing in or making a market in, securities. We anticipate that these changes will result in an increase in the number, size and financial strength of potential competitors.

     The securities industry has experienced substantial commission discounting by broker-dealers competing for brokerage business. In addition, an increasing number of specialized firms now offer "discount" services to individual customers. These firms generally effect transactions for their customers on an "execution only" basis without offering other services such as portfolio valuation, investment recommendations and research. A growing number of discount brokerage firms offer their services over the Internet, further decreasing offered commission rates and increasing ease of use for customers. The continuation of such discounting and an increase in the number of new and existing firms offering discounts could adversely affect us. In addition, rapid growth in the mutual fund industry is presenting our potential customers with an increasing number of alternatives to traditional stock brokerage accounts.

     In our investment banking activities, we compete with other brokerage firms, venture capital firms, banks and all other sources of capital for small, growing companies. Large national and regional investment banking firms occasionally manage offerings of a size that is competitive with us. When the market for initial public offerings is active, many small regional firms that do not typically engage in investment banking activities also begin to compete with us.

GROWTH STRATEGY

     We anticipate expanding our investment banking and asset management divisions. We believe this expansion will be accomplished through acquisitions of other companies and through recruiting efforts.

     We anticipate increasing our market penetration in Texas and the Southwestern United States. We believe this growth strategy will be accomplished through acquisitions of other brokerage companies, investment banking companies, groups of brokers, or individual brokers using cash, stock or a combination of cash and stock and by opening offices in new markets and subsequently recruiting brokers. We believe that increased penetration in these markets will enhance revenue balance and provide greater leverage of our fixed costs. We anticipate we will achieve a market presence in both Houston and Dallas in the year 2000. We anticipate taking advantage of other strategic market opportunities as they arise.

FEES ON MARGIN LOANS

     We derive a portion of our income from fees generated on margin loans made to our customers and financed through our clearing agent, Schroder & Co. A margin account allows the customer to deposit less than the full cost of the securities purchased while Schroder & Co. lends the balance of the purchase price to the customer, secured by the purchased securities. Customers are charged interest on the amount borrowed to finance their margin transactions ranging from 0.25% below to 2.75% above the broker call rate, which is the rate at which brokers can generally obtain financing using margined and firm owned securities as collateral. We earn a fee equal to 50% of the interest charged on customer margin loans. As of June 30, 2000, the total of all customer securities pledges on debit balances and held in active margin accounts was approximately $20,000,000.

SECURITIES INDUSTRY PRACTICES

     Tejas Securities is registered as a broker-dealer with the SEC and the NASD and as a securities broker-dealer in 39 states and the District of Columbia. Tejas Securities is also a member of the Securities Investors Protection Corporation, which provides our customers with insurance protection for amounts of up to $500,000 each, with a limitation of $100,000 on claims for cash balances. We have also acquired an additional $10,000,000 in insurance coverage through Seabury & Smith, as added protection for individual customers' securities, covering all clients of our institutional and retail customers.

     We are subject to extensive regulation by federal and state authorities. The SEC is the federal agency charged with administration of the federal securities laws. Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations, principally the NASD and the national securities exchanges. These self-regulatory organizations adopt rules, subject to approval by the SEC, which govern the industry and conduct periodic reviews of member broker-dealers. Securities firms are also subject to regulation by state securities commissions in the states in which they do business. The SEC, self-regulatory organizations, and state securities commissions may conduct administrative proceedings which can result in censure, fine, suspension, or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and shareholders of broker-dealers. See "Risk Factors -- We are subject to strict government regulation and the failure to comply could result in disciplinary actions."

NET CAPITAL REQUIREMENTS

     Tejas Securities is subject to Securities and Exchange Commission Rule 15c3-1, Net Capital Requirements For Brokers or Dealers, which establishes minimum net capital requirements for broker-dealers. The rule is designed to measure financial integrity and liquidity in order to assure the broker-dealer's financial stability within the securities market. The net capital required under the rule depends in part upon the activities engaged in by the broker-dealer.

     In computing net capital under the rule, various adjustments are made to exclude assets not readily convertible into cash and to reduce the value of other assets, such as a broker-dealer's position in securities. A deduction is made against the market value of the securities to reflect the possibility of a market decline prior to sale. Compliance with the rule could require intensive use of capital and could limit our ability to pay dividends to our shareholders. Failure to comply with the rule could require us to infuse additional capital into Tejas Securities, could limit the ability of Tejas Securities to pay its debts and/or interest obligations, and may subject Tejas Securities to certain restrictions which may be imposed by the SEC, the NASD, and other regulatory bodies. Moreover, in the event that we could not or elected not to infuse the additional capital or otherwise bring Tejas Securities into compliance, Tejas Securities would ultimately be forced to cease operations. See "Risk
Factors -- We are subject to strict government regulation and the failure to comply could result in disciplinary actions."

     At December 31, 1999 and 1998, Tejas Securities elected to use the alternative method permitted by the rule, which requires it to maintain minimum net capital, as defined, equal to the greater of $250,000 in 1999 and $100,000 in 1998 or 2% of aggregate debit balances arising from customer transactions, as defined. At December 31, 1999, Tejas Securities had net capital of $2,813,049, which was $2,563,049 in excess of the minimum amount required. At December 31, 1998, Tejas Securities had net capital of $842,544, which was $742,544 in excess of the minimum amount required. At March 31, 2000, Tejas Securities had net capital of $2,069,943, which was $1,819,943 in excess of the minimum amount required.

PROPERTIES

     We lease space for our offices in Austin, Texas and Atlanta, Georgia. Future commitments associated with the leases are included in the footnotes to the consolidated financial statements. These leases are for terms of approximately eight years and five years, respectively, and contain renewal options. Our headquarters are located at 2700 Via Fortuna, Suite 400, Austin, Texas, and consists of approximately 24,700 square feet. Our Atlanta office is located at 12725 Morris Road, Suite 100, Alpharetta, Georgia, and consists of approximately 2,500 square feet. We believe each of these facilities will be adequate for the foreseeable future. We have subleased the space from our former headquarters in Austin, Texas.

LEGAL PROCEEDINGS

     In June 1999, Starlight Entertainment, Inc. submitted an arbitration claim against us and a former employee before the NASD. Starlight alleges that we and our former employee failed to act diligently in bringing to market Starlight's planned 1998 initial public offering. Starlight is seeking approximately $225,000 in out-of-pocket expenses incurred in the offering, as well as the anticipated $6,800,000 proceeds of the offering. The amount of Starlight's claim is based upon the gross receipts that were expected from the proposed public offering less the underwriting commission plus attorney's fees. On July 21, 2000, we reached an oral agreement with Starlight Entertainment, Inc. to settle this matter for $50,000. We anticipate completing documentation of the final settlement agreement by the end of August 2000.

     On June 12, 2000, J. Michael Sargeant, our former employee, filed suit in Texas State District Court alleging we breached his employment contract by terminating him without good cause. Mr. Sargeant has alleged damages of less than $500,000. We believe the complaint to be without merit and intend to defend this matter vigorously. We do not believe this matter will produce any material adverse consequences to us.

     There are no other liabilities arising from claims or legal actions that we believe would have a significant adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

     The following information sets forth certain information with respect to our executive officers and directors. Each of the directors is elected to serve until the next election of directors at a meeting of the shareholders. Their respective backgrounds are described below.

NAME                                    AGE                  POSITION
----                                    ---                  --------
John J. Gorman........................  40    Director, Chairman and Chief Executive
                                                Officer
Jay W. Van Ert........................  39    Director and President
Joseph F. Moran.......................  39    Director, Vice Chairman and Managing
                                                Director
Charles H. Mayer......................  53    Director and Chief Operating Officer
Michael L. McAllister.................  45    Executive Vice President and Managing
                                                Director
Gregory D. Woodby.....................  39    Managing Director
Robert E. Gillette....................  34    Secretary and Treasurer
A. Reed Durant........................  45    Director of Compliance
Kurt J. Rechner.......................  39    Chief Financial Officer
John F. Garber........................  30    Director of Finance
Barry A. Williamson...................  43    Director
Clark N. Wilson.......................  43    Director

     John J. Gorman. Mr. Gorman became our Chairman of the board of directors and Chief Executive Officer in August 1999. He has been the Chairman and Chief Executive Officer of Tejas Securities since July 1997. Mr. Gorman has over 16 years of experience in the brokerage industry. Mr. Gorman became a principal of Tejas Securities on April 18, 1995. From 1988 until joining Tejas Securities, Mr. Gorman worked at APS Financial Inc., most recently as a Senior Vice President. Mr. Gorman served primarily in a broker capacity at APS Financial Inc., a broker-dealer in Austin, Texas. Mr. Gorman has held positions at APS Financial Inc., Landmark Group, Shearson Lehman and Dean Witter. In addition, Mr. Gorman serves on the Board of Directors of Lincoln Heritage Corporation, a publicly traded company. Mr. Gorman is the nephew of Charles H. Mayer. Mr. Gorman received his B.B.A. from Southern Methodist University in 1983.

     Jay W. Van Ert. Mr. Van Ert became our President and a Director in August 1999. Mr. Van Ert joined Tejas Securities in 1995 as Director of Research, was elected to the board of directors of Tejas Securities in 1997, and was named President in May 1998. Mr. Van Ert has spent in excess of fifteen years in the investment industry. Prior to joining Tejas Securities, Mr. Van Ert was employed from 1989 to 1995 as a Vice President with T. Rowe Price Associates Inc. where he served as an Analyst, Portfolio Manager and Director of High Yield Research. Mr. Van Ert earned a B.B.A. in Finance from the University of Texas in 1983 and an M.B.A. from Southern Methodist University in 1984.

     Joseph F. Moran. Mr. Moran became our Vice Chairman of the board of directors and a Managing Director in August 1999. Mr. Moran joined Tejas Securities in January 1996 as Senior Vice President of Fixed Income Sales. He was named a Managing Director and a member of the board of directors of Tejas Securities in 1997. From 1991 until joining Tejas Securities, Mr. Moran worked at APS Financial Inc. most recently as a Senior Vice President. Mr. Moran served primarily in a broker capacity at APS Financial Inc. Mr. Moran received his B.B.A. from Baylor University in 1984.

     Charles H. Mayer. Mr. Mayer joined us in September 1999 as the Chief Operating Officer and a Director. From 1995 until he joined Tejas Securities, Mr. Mayer was self-employed and managed personal investments in a number of companies not related to the securities industry. From 1990 to 1995, Mr. Mayer was the Managing Director and Chief Information Officer with CS First Boston. Other experience includes 21 years in senior positions with Morgan Stanley, Tech Partners, Salomon Brothers,

Lehman Brothers and the Federal Reserve Bank of New York. Mr. Mayer earned a BBA and MBA from Seton Hall University.

     Michael L. McAllister. Mr. McAllister joined us in November 1999 as Executive Vice President and a Managing Director. Mr. McAllister has over 19 years experience as an investment banker. Mr. McAllister is the head of investment banking and is also responsible for building our equity capital markets business. From February 1998 until joining us, Mr. McAllister was Senior Vice President and Managing Director of Corporate Finance at Southwest Securities, Inc. From January 1995 to February 1998, Mr. McAllister was Managing Director of Corporate Finance at Southcoast Capital Corporation. Previous to this, Mr. McAllister was Managing Director of Corporate Finance from August 1992 to August 1994 at Kemper Securities, Inc. Prior to that, Mr. McAllister served in the corporate finance departments of Lehman Brothers and The First Boston Corporation.

     Gregory D. Woodby. Mr. Woodby acted as our Secretary and Treasurer from August 1999 until December 1999. Mr. Woodby became a Managing Director in January 2000. Mr. Woodby joined Tejas Securities in January 1996 as Director of Fixed Income Trading and was elected to the board of directors of Tejas Securities and named Secretary in 1997. From 1989 until joining Tejas Securities, Mr. Woodby worked at APS Financial Inc., most recently as a Fixed Income Trader. Mr. Woodby graduated from Baylor University earning a B.B.A. in Management in 1983.

     Robert E. Gillette. Mr. Gillette became Secretary and Treasurer in January 2000. Mr. Gillette joined Tejas Securities in March 1998 as Senior Vice President and manager of the Atlanta branch office. Prior to joining Tejas Securities, Mr. Gillette was a Vice President at Marion Bass Securities from April 1996 to December 1997, a Vice President at Addison Securities from November 1994 to April 1996, a Vice President at the GMS Group from July 1994 to November 1994 and a Vice President at APS Financial Inc. from December 1993 to July 1994. Mr. Gillette graduated from the University of Georgia with a B.A. in Political Science in 1988 and received his J.D. degree with honors from the Atlanta Law School in 1993.

     A. Reed Durant. Mr. Durant became our Director of Compliance in August 1999. Mr. Durant joined Tejas Securities in November 1998 as the Compliance Director. From January 1996 until joining Tejas Securities, Mr. Durant worked as Senior Compliance Examiner for the NASD in the Regulation and Enforcement area. From 1988 until joining the NASD, Mr. Durant worked at Principal Financial Securities. Mr. Durant has over 20 years experience in the securities industry, including 8 years as Compliance Director of a 400-broker, 30-branch NYSE member firm. Mr. Durant graduated from Texas Tech University with a BA in economics.

     Kurt J. Rechner, CPA, CFA. Mr. Rechner became our Chief Financial Officer in January 2000. Mr. Rechner has spent the past eighteen years in the financial services industry. Prior to joining Tejas Securities, Mr. Rechner was employed from 1997 through 1999 as an Executive Vice President, Finance & Operations, CFO for Xerox Federal Credit Union. From May 1995 to 1997 Mr. Rechner was the Chief Executive Officer for Prism Capital Management, LLC, which managed a global fixed income hedge fund. From 1990 through May 1995, Mr. Rechner was the Senior Vice President of Accounting and Finance for Security Service Federal Credit Union. Mr. Rechner earned a B.S. in Business Administration from the University of Illinois in 1984 and an M.B.A. from Trinity University in 1985. Mr. Rechner also holds the professional designations of Certified Public Accountant and Chartered Financial Analyst.

     John F. Garber, CPA. Mr. Garber became our Director of Finance in August 1999. Mr. Garber joined Tejas Securities in October 1998 as Director of Finance. From April 1998 until joining Tejas Securities, Mr. Garber was employed as the Controller for Loewenbaum & Co., Inc., an Austin based broker-dealer. Prior to joining Loewenbaum & Co., Inc. he was employed by KPMG LLP from 1995 to 1998 as a supervising auditor in the financial assurance department. Mr. Garber graduated from the University of Florida in 1992 with a B.S.B.A. in Finance. Mr. Garber holds the professional designation of Certified Public Accountant.

     Barry A. Williamson. Mr. Williamson became a Director in October 1999. Mr. Williamson was elected in 1992 as the 38th Texas Railroad Commissioner and served from January 1993 to January 1999. He served as the Commission's Chairman in 1995. During the late 1980's and early 1990's, Mr. Williamson served under the Bush administration at the U.S. Department of Interior as the Director of Minerals Management Service. Under President Bush, he managed mineral leases on the nation's 1.4 billion-acre continental shelf and oversaw an annual budget of almost $200 million. During the 1980's, Mr. Williamson served under the Reagan administration as a principle advisor to the U.S. Secretary of Energy in the creation and formation of a national energy policy. Mr. Williamson began his career with the firm of Turpin, Smith, Dyer & Saxe, and in 1985 established the Law Offices of Barry Williamson and founded an independent oil and gas company. Mr. Williamson graduated from the University of Arkansas with a B.A. in Political Science in 1979, and received his J.D. degree from the University of Arkansas Law School in 1982.

     Clark N. Wilson. Mr. Wilson became a Director in October 1999. Mr. Wilson is the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings. Previously, Mr. Wilson was the President of Doyle Wilson Homebuilder, Inc., serving in that position until 1992. Mr. Wilson served as Vice President of Doyle Wilson Homebuilder, Inc. from 1986 to 1992. Mr. Wilson took Doyle Wilson Homebuilder, Inc. through a turbulent market and formed Clark Wilson Acceptance Corporation in 1989 as a finance corporation, personally financing over $35,000,000 of construction loans for Doyle Wilson Homebuilder, Inc. Mr. Wilson has won numerous MAX awards between 1994 and 1998, including the MAX Award for Grand Builder of the Year and best Quality Project in 1994. Mr. Wilson is a Life Member of the National Association of Homebuilders Spike Club. Mr. Wilson attended Amarillo College and the University of Texas at Austin, and has nearly twenty-five years of experience in the homebuilding industry.

BOARD COMMITTEES

     The Stock Option Committee consists of Barry A. Williamson and Clark N. Wilson. The Stock Option Committee administers our stock option plan. See "-- Westech Capital Corp. 1999 Stock Option Plan."

     The Audit Committee consists of Barry A. Williamson and Clark N. Wilson. The Audit Committee:

     - reviews, with our independent auditors, our financial statements and internal accounting controls and the plans and results of the audit engagement;

     - reviews the independence of our independent auditors;

     - reviews the adequacy of our internal accounting controls;

     - prepares an annual report on executive compensation for inclusion in our proxy statement for the annual meeting of shareholders; and

     - fulfills such other powers and duties as determined and delegated by the board of directors from time to time.

     The Compensation Committee consists of Barry A. Williamson and Clark N. Wilson. The Compensation Committee:

     - makes recommendations to the board of directors regarding our policies relating to, and the amounts and terms of, all compensation of our executive officers;

     - administers and discharges the employee stock plans, option plans and such other compensation plans that are established by the board of directors from time to time;

     - engages any professional advisors as it deems appropriate; and

     - fulfills such other powers and duties as determined and delegated by the board of directors from time to time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers served as a member of the compensation or similar committee or board of directors of any other entity, other than our subsidiaries, of which an executive officer served on our compensation committee or board of directors.

EXECUTIVE OFFICER COMPENSATION

     The following table sets forth information concerning compensation of our chief executive officer and other highly compensated executive officers whose salary and bonuses exceeded $100,000 for the year ended December 31, 1999, the "named executive officers."

NAME AND PRINCIPAL POSITION             YEAR   SALARY(1)    BONUS     FORGIVEN DEBT   COMMISSIONS(2)
---------------------------             ----   ---------   --------   -------------   --------------
John J. Gorman........................  1999   $     --    $     --     $     --        $5,848,050
  Chairman and Chief                    1998    125,000          --      135,114           709,309
  Executive Officer                     1997         --     261,000           --           643,688
Jay W. Van Ert........................  1999    250,000     156,386           --           285,526
  Director and President                1998    183,333          --           --            47,255
                                        1997    120,000      75,000           --            44,000
Joseph F. Moran.......................  1999         --          --           --         1,016,538
  Managing Director                     1998         --          --           --         1,023,280
  and Vice Chairman                     1997         --          --           --           977,890
Gregory D. Woodby(3)..................  1999    130,000     100,000           --           199,150
  Managing Director                     1998    100,000         500           --            76,748
                                        1997     85,000      40,000           --            59,481
Robert E. Gillette(3).................  1999     72,000          --           --           504,659
  Secretary and Treasurer               1998         --       1,000           --            87,175
                                        1997         --          --           --                --

---------------

(1) Does not include certain prerequisites and other personal benefits that are standard in the industry and have a total value of less than 10% of the total annual salary, bonus and commissions reported for the named executive officer.

(2) In association with its underwriting activities, Tejas Securities was given warrants to purchase stock as partial consideration. All of the warrants had a strike price that was greater than the initial public offering price of the underlying stock. Tejas Securities distributed these warrants to certain members of the group working on these public offerings. None of the executive officers listed received warrants that are currently exercisable for less than the current trading price of the underlying stock. Consequently, no value is included in "commissions" for these warrants.

(3) Mr. Woodby acted as the Secretary and Treasurer from August 1999 to December 31, 1999. Mr. Gillette became the Secretary and Treasurer on January 1, 2000.

OPTION GRANTS AND EXERCISES

     The following table provides information concerning grants of options to purchase our common stock made during the fiscal year ended December 31, 1999 to the named executive officers. No stock appreciation rights were granted during 1999.

                                                INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE
                       -------------------------------------------------------------------      VALUE AT ASSUMED
                       NUMBER OF                                                              ANNUAL RATES OF STOCK
                       SECURITIES   % OF TOTAL OPTIONS                                       PRICE APPRECIATION FOR
                       UNDERLYING       GRANTED TO                                               OPTION TERM(3)
                        OPTIONS       EMPLOYEES FOR      EXERCISE PRICE                      -----------------------
NAME                   GRANTED(1)     FISCAL YEAR(2)       ($/SHARE)      EXPIRATION DATE        5%          10%
----                   ----------   ------------------   --------------   ----------------   ----------   ----------
John J. Gorman.......   250,000           12.69%             $2.00        October 15, 2004    $138,141     $305,255
                        150,000            7.62%              2.20        October 15, 2004      91,173      201,468
Jay W. Van Ert.......   325,000           16.50%              2.00        October 15, 2004     179,583      396,832
Joseph F. Moran......   100,000            5.08%              2.20        October 15, 2004      60,782      134,312
Gregory D. Woodby....        --              --                 --                      --          --           --
Robert E. Gillette...        --              --                 --                      --          --           --

---------------

(1) One-third of the options become exercisable on each of October 15, 1999, 2000 and 2001.

(2) In 1999, we granted employees options to purchase an aggregate of 1,969,750 shares of common stock.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are based on the assumption that the exercise price was the fair market value of the shares on the date of the grant. There is no assurance provided to any executive officer or any other holder of our securities that the actual price appreciation over the 5 year option term will be at the assumed 5% and 10% levels or at any other defined level.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table provides information concerning unexercised options held as of December 31, 1999 by the named executive officers. No options were exercised during this period.

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                        OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                     DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                                                ---------------------------   ---------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            -----------   -------------   -----------   -------------
John J. Gorman................................    133,333        266,667         $ --           $ --
Jay W. Van Ert................................    108,333        216,667         $ --           $ --
Joseph F. Moran...............................     33,333         66,667         $ --           $ --
Gregory D. Woody..............................         --             --         $ --           $ --
Robert E. Gillette............................         --             --         $ --           $ --

---------------

(1) The amount set forth represents the difference between the fair market value of the underlying stock on December 31, 1999 ($2.00 per share) and the exercise price of the option. The fair market value was determined by our board of directors.

DIRECTOR COMPENSATION

     As part of their incentive to join the board of directors, Mr. Wilson and Mr. Williamson were each provided with options to purchase 100,000 shares of common stock. The options are exercisable at $2.00 per share and expire on October 15, 2004. The options vest in three equal annual installments beginning on October 15, 1999. Currently no other directors receive any form of cash or non-cash compensation for fulfilling their roles on the board of directors.

WESTECH CAPITAL CORP. 1999 STOCK OPTION PLAN

     In October 1999, we adopted our stock option plan to strengthen our ability to attract, motivate, compensate and retain employees, directors, and consultants by providing a means for such persons to acquire a proprietary interest in us and to participate in our growth through ownership of our common stock. The Stock Option Committee of our board of directors administers our stock option plan, provided, however, that our board of directors may also take all actions to administer the stock option plan, including granting options.

  Shares Subject to the Plan

     Under our stock option plan, we can grant awards consisting of either incentive stock options or nonqualified stock options not to exceed 3,000,000 shares of our common stock. That number will be adjusted automatically if the outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number of shares or kind of shares or other securities of ours or of another corporation, by reason of reorganization, split, combination of shares, or a dividend payable in common stock. Equitable adjustments to the number of shares subject to each award and to the payment required to obtain such shares will also be made so that the same proportion of shares will be subject to the award and the aggregate consideration to acquire all shares subject to the award will remain as it was prior to the recapitalization. We intend to seek approval from our shareholders to increase the number of shares we may grant under our stock option plan to 5,000,000 in the third quarter of 2000.

     As of March 31, 2000, we had granted options under our stock option plan to acquire 2,765,000 shares of our common stock, none of which had been exercised, or cancelled and all of which remained outstanding.

  Shares Not Subject to the Plan

     During 1999, Tejas Securities granted options to purchase 300,000 shares of Tejas Securities' common stock (744,750 shares of the Company's common stock giving effect to the reverse merger) at a price of $1.00 per share ($0.40 per share giving effect to the reverse merger). The Tejas Securities options were cancelled upon termination of Tejas Securities' option plan in 1999. Options to purchase 744,750 shares of the Company's common stock were subsequently issued on January 1, 2000 at a price of $0.40 per share.

  Eligibility

     All of our employees, directors and consultants are eligible to receive awards under our stock option plan. For tax reasons, the availability of incentive stock options is restricted to employees, with nonqualified stock options available to employees, directors and consultants. The Stock Option Committee, as administrator of our stock option plan, determines:

     - the persons to whom stock option awards are to be granted;

     - whether an option shall be an incentive stock option or nonqualified stock option or both;

     - the number of shares of our common stock subject to each grant;

     - the time or times at which stock option awards will be granted and the time or times of the exercise period, which shall not exceed the maximum period described below.

  Types of Awards

     Options granted under our stock option plan may be either options that are intended to qualify for treatment as "incentive stock options" under Section 422 of the Internal Revenue Code or options that are not, which are "nonqualified stock options". The exercise price of incentive stock options must be at least the fair market value of a share of the common stock on the date of grant, and not less than 110% of the fair market value in the case of an incentive stock option granted to an optionee owning 10% or more of the common stock. The aggregate fair market value of common stock (calculated on the date of grant) with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The term of an option may not exceed ten years (or five years in the case of an incentive stock option granted to an optionee owning 10% or more of our common stock).

  Termination of Awards

     Our stock option plan limits the time during which a holder of an option can exercise an option to no more than ten years. In addition, an optionee who leaves our employment will generally have no more than three months to exercise an option, reduced to no days after employment is terminated for cause, and additional rules apply to cases of death and disability. Upon the occurrence of certain events which constitute a change of control, all granted options shall become exercisable during the period beginning on the date of the occurrence of the change of control and ending sixty days later. The Stock Option Committee may, however, override the plan's rules, other than the ten year limit. We cannot grant additional options under our stock option plan after October 15, 2009, the tenth anniversary of its adoption.

  Amendments to Our Stock Option Plan

     Our board of directors may amend or terminate our stock option plan, as long as no amendment or termination affects options previously granted. However, the plan requires shareholder approval of any amendment that increases the number of shares available under the plan which may be issued as incentive stock options or that modify the requirements as to eligibility to receive incentive stock options under the plan.

                             PRINCIPAL SHAREHOLDERS

     The following table provides information with respect to ownership of our common stock at June 30, 2000 and as adjusted to reflect the exchange of all outstanding shares of Tejas Securities:

     - each beneficial owner of five percent or more of the common stock;

     - each director;

     - each of the named executive officers; and

     - all directors and officers as a group.

     Except as indicated on the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Options exercisable on or before August 29, 2000, are included as shares beneficially owned. For purposes of calculating percent ownership as of June 30, 2000, 12,661,343 shares were issued and outstanding actual and 15,372,226 shares were issued and outstanding pro forma for any individual who beneficially owns shares represented by options exercisable on or before June 30, 2000, these shares are treated as if outstanding for that person but not for any other person.

                                                                            PERCENT BENEFICIALLY
                                                          NUMBER                   OWNED
                                                  -----------------------   --------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                ACTUAL     PRO FORMA    ACTUAL    PRO FORMA
------------------------------------              ----------   ----------   -------   ----------
John J. Gorman(1)(2)(3).........................   5,915,269    7,528,893    46.23%     48.56%
Jay W. Van Ert(1)(4)............................   1,253,828    1,253,828     9.82%      8.10%
Joseph F. Moran(1)(5)...........................   2,515,954    2,515,954    19.82%     16.33%
John R. Ohmstede(6).............................     789,435      789,435     6.24%      5.14%
Gregory D. Woodby(1)............................     248,250      248,250     1.96%      1.61%
Charles H. Mayer(1)(7)..........................     703,958      703,958     5.27%      4.38%
Barry A Williamson(5)...........................      33,333       33,333     *          *
Clark N. Wilson(5)(8)...........................     591,896      591,896     4.47%      3.71%
All officers and directors as a group (12
  total)........................................  11,262,488   13,099,536    78.95%     77.16%

---------------

 *  Less than 1%.

(1) The address for Messrs. Gorman, Van Ert, Moran, Woodby and Mayer is 2700 Via Fortuna, Suite 400, Austin, Texas 78746.

(2) Includes 133,333 shares of common stock issuable pursuant to an option granted under our stock option plan which is immediately exercisable as of June 30, 2000.

(3) Includes 806,812 shares of common stock, giving effect to the exchange, held by the John Joseph Gorman IV Trust and 806,812 shares of common stock, giving effect to the exchange, held by the Ryleigh Gorman Trust, each of which is established for the benefit of Mr. Gorman's sons with Tamara Gorman, Mr. Gorman's wife, as the trustee. Mr. Gorman disclaims beneficial ownership of these shares except as to his pecuniary interests therein.

(4) Includes 108,333 shares of common stock issuable pursuant to an option granted under our stock option plan which is immediately exercisable as of June 30, 2000.

(5) Includes 33,333 shares of common stock issuable pursuant to an option granted under our stock option plan which is immediately exercisable as of June 30, 2000.

(6) The address for Mr. Ohmstede is 5905 Overlook Drive, Austin, Texas 78731.

(7) Includes 83,333 shares of common stock issuable pursuant to an option granted under our stock option plan which is immediately exercisable as of March 31, 2000. Includes 620,625 shares of common stock issuable pursuant to an option granted outside our stock option plan which is immediately exercisable as of June 30, 2000.

(8) Includes 558,562 shares of common stock issuable pursuant to an option granted outside our stock option plan which is immediately exercisable as of June 30, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SALE LEASEBACK

     In September 1997, we entered into a sale-leaseback transaction with Sandy Hook Management, a company owned by Charles H. Mayer, a member of the board of directors. Sandy Hook Management purchased the assets for $204,268. We purchased the assets from June 1995 through September 1997 for a total cost of $272,072. The book value of the assets as of the date of the transaction was determined in accordance with generally accepted accounting principles, including depreciation calculated by the straight-line method. Our previous Chief Financial Officer made the determination of the book value. Under the terms of this transaction, we agreed to lease the furniture and fixtures commencing in October 1998 through September 2000. We make monthly lease payments of $6,373 to Sandy Hook Management and have an option to purchase the furniture and fixtures at a discounted price in September 2000.

SUBORDINATED DEBT

     We issued subordinated debt in September 1998 in exchange for $500,000 from Clark N. Wilson, a current member of the board of directors. The transaction is described in "Management's Discussion and Analysis of Financial Condition and results of Operations -- Liquidity and Capital Resources."

     We completed a second issuance of subordinated debt in June 1999 in exchange for $500,000 from Clark N. Wilson. The transaction is described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

TSG INTERNET FUND I, LTD.

     In April 1999, John J. Gorman, Jay W. Van Ert, Joseph F. Moran and Clark N. Wilson, along with three other owners of less than 5% of our stock established TSG Capital, LLC, a Texas limited liability company, for the purpose of acting as general partner of TSG Internet Fund I, LTD., a Texas limited partnership. In addition to the investment in TSG Capital, Messrs. Gorman, Van Ert, Moran and Wilson invested as limited partners in TSG Internet Fund. Their contributions were as follows: Mr. Gorman $200,000; Mr. Van Ert $120,520; Mr. Moran $200,000; and Mr. Wilson $100,000. John Ohmstede, a beneficial owner of more than 5% of our stock also invested $200,000 in TSG Internet Fund as a limited partner through a trust. The total capital contribution by TSG Capital was less than $50,000.

     TSG Capital acts as the general partner of TSG Internet Fund and has no other operations. The managers and principal executive officers include Jay W. Van Ert and A. Reed Durant who are also our officers. TSG Capital receives a management fee equal to .375% of the average monthly net asset value of the fund after the end of each fiscal quarter. In addition, TSG Capital receives a performance fee equal to 20% of the annual net profits of TSG Internet Fund after the end of each fiscal year. These fees are in turn paid to us through a portfolio management assistance agreement in exchange for providing services to TSG Capital for investment management, compliance and accounting and reporting. In 1999, we purchased TSG Capital for $50,000 through the conversion of liabilities owed to us by TSG Capital. TSG Capital distributed the equity interests of the former owners of TSG Capital totaling $50,000. In addition, we received a capital contribution from the former owners of TSG Capital in the amount of $116,161 in conjunction with the purchase.

     TSG Capital's ownership interest in the TSG Internet Fund was approximately 15% of the total equity. We recognized approximately $734,000 of income during 1999 from the TSG Internet Fund consisting of management fees of $34,066 and a performance fee of $700,088. We converted the performance fee to an additional equity ownership in the fund as of December 31, 1999. As of March 31, 2000, we recognized approximately $38,000 of income from the TSG Internet Fund in the form of management fees.

     TSG Internet Fund engaged us to solicit subscriptions for the initial $2,500,000 private placement of limited partnership interests in the fund. In exchange for acting as the placement agent, we received a placement agent fee equal to 5% of the total initial capital contributions to the fund. The total placement agent fee equaled $136,025 and was paid in May 1999. As of March 31, 2000, TSG Internet Fund engaged us to solicit additional private placement subscriptions which totaled $4,605,000. In exchange for acting as the placement agent, we received placement agent fees equal to 5% of the additional capital contributions to the fund. The total placement agent fee for the three months ended March 31, 2000 was $230,250.

OFFICER AND DIRECTOR RECEIVABLES

     During 1999, we received a $200,000 note from Charles H. Mayer in conjunction with his employment. The note bears no interest and is due on demand.

     We make cash advances to certain employees from time to time, which are typically secured and repaid from commissions. During 1998, we forgave approximately $135,000 in advances receivable from John J. Gorman as described in Note 3 to the accompanying consolidated financial statements.

SALE OF STOCK TO EMPLOYEES

     In April 1999, Tejas Securities issued 1,006,975 shares of its common stock with a value of $704,833 to then current employees and management. Of the shares issued, 360,000 shares were issued to directors or executive officers and were exchanged for 893,700 shares of Westech stock in the reverse merger and 90,000 shares were issued to Tejas Securities' executive officers and will be exchanged for 223,424 shares of Westech stock in this offering. The transaction was recorded as a stock subscription receivable, and was collected in full by August 1999. The following reflects the April 1999 issuance of common stock to our directors or executive officers:

                                              COMPANY SHARES     COMPANY SHARES
DIRECTOR/EXECUTIVE                               CONVERTED         CONVERTED
OFFICER                  SHARES SUBSCRIBED   IN REVERSE MERGER    IN OFFERING     SUBSCRIPTION PRICE
------------------       -----------------   -----------------   --------------   ------------------
John J. Gorman.........       100,000             248,250                --            $70,000
Jay W. Van Ert.........       100,000             248,250                --             70,000
Joseph F. Moran........       100,000             248,250                --             70,000
Gregory D. Woodby......        60,000             148,950                --             42,000
A. Reed Durant.........        25,000                  --            62,062             17,500
John F. Garber.........        25,000                  --            62,062             17,500
Robert E. Gillette.....        40,000                  --            99,300             28,000

LINCOLN HERITAGE CORPORATION

     John J. Gorman was named to the board of directors of Lincoln Heritage Corporation in August 1999. Currently, Mr. Gorman owns common stock and stock purchase warrants with a combined value in excess of $60,000. We acted as managing underwriter in Lincoln Heritage's IPO and currently own less than 5% of the common equity of Lincoln Heritage.

CONSULTING AGREEMENT

     On November 1, 1999, we entered into a consulting agreement with Barry A. Williamson. The agreement calls for Mr. Williamson to provide us consulting services on a month to month basis at the rate of $12,500 per month. On June 30, 2000, the consulting agreement was amended to a rate of $6,250 per month.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share. Each holder of common stock is entitled to one vote per share held of record in the election of members of our board of directors and for all other matters submitted to a vote of shareholders.

     Shareholders are entitled to receive, when and if declared by the board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for those purposes. The common stock does not have any sinking fund provisions, redemption provisions, or preemptive rights. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution.

     As of May 31, 2000, there were approximately 29 holders of record of our common stock.

SHAREHOLDER AGREEMENT

     As of November 23, 1999, we and holders of 2,527,185 shares of our common stock entered into a shareholder agreement which restricts the shareholders' ability to sell their shares of common stock. The shareholder agreement provides that no shares may be transferred prior to January 1, 2001 (except certain transfers to family members) and that only one-third of their shares may be subject to a lien as collateral for a lending transaction. After January 1, 2001, but prior to January 1, 2002, each shareholder my transfer one-third of their shares held of record on January 1, 2001 and subject up to two-thirds of their shares less any transferred shares to a lien. Between January 1, 2002 and January 1, 2003, each shareholder may transfer those shares available for transfer from the prior year, but not transferred, plus up to one-third of the shares they held of record on January 1, 2002. After January 1, 2002, each shareholder may pledge all of their shares without restriction. As of January 1, 2003, each shareholder may transfer all their shares, provided such shares are registered under the Securities Act of 1933.

     The shareholder agreement will terminate on the earliest to occur of:

     - the written agreement of all parties;

     - our dissolution, bankruptcy, or insolvency; or

     - January 1, 2003.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Corporate Stock Transfer at 370 17th Street, Denver, Colorado.

                          PRICE RANGE OF COMMON STOCK

     Currently, our shares are traded on the OTC Bulletin Board, under the symbol "WSTE.OB." The following table sets forth, for the calendar periods indicated, the high and low reported sales prices per share of Westech common stock on the OTC Bulletin Board reporting system. Such over-the-counter market quotations reflect inter dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                               HIGH     LOW
                                                              ------   ------
2000(1)
  1st Quarter...............................................  $11.00   $ 1.87
  2nd Quarter...............................................  $11.00   $2.687
  3rd Quarter (through July 26, 2000).......................  $2.875   $ 2.75

---------------

(1) Westech's common stock began trading on the OTC Bulletin Board on March 13, 2000.

     There is no public market for Tejas Securities common stock.

                                DIVIDEND POLICY

     We have never paid cash or stock dividends and have no present plan to pay any such dividends. Currently, we intend to reinvest our earnings in order to facilitate expansion. The likelihood of future dividends will be decided by our board of directors and will be based upon our future earnings, financial condition and capital requirements. Tejas Securities, our subsidiary, paid $83,546 and $49,602 in shareholder distributions for the years ended December 31, 1997 and 1996, respectively, while it was an S corporation.

                                    EXPERTS

     The consolidated financial statements of Westech Capital Corp. as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Winstead Sechrest & Minick P.C., Dallas, Texas.

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Financial Statements:
  Consolidated Statements of Financial Condition as of
     December 31, 1999 and 1998.............................   F-3
  Consolidated Statements of Operations for the years ended
     December 31, 1999, 1998 and 1997.......................   F-4
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1999, 1998 and 1997...........   F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1999, 1998 and 1997.......................   F-6
  Notes to Consolidated Financial Statements................   F-7
Interim Unaudited Financial Statements:
  Consolidated Statements of Financial Condition as of March
     31, 2000 and December 31, 1999.........................  F-22
  Consolidated Statements of Operations for the three months ended March 31, 2000 and 1999..........................  F-23
  Consolidated Statements of Cash Flows for the three months ended March 31, 2000 and 1999..........................  F-24
  Notes to Consolidated Financial Statements................  F-25

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Westech Capital Corp.:

     We have audited the accompanying consolidated statements of financial condition of Westech Capital Corp. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westech Capital Corp. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                            /s/ KPMG LLP

Austin, Texas
March 22, 2000

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1999 AND 1998

                                                                 1999          1998
                                                              -----------   ----------
                                        ASSETS

Cash and cash equivalents...................................  $ 2,732,175   $  201,312
Receivable from clearing broker, partially restricted.......    4,640,052    1,505,648
Receivables from employees and stockholders.................      627,454      126,499
Securities owned, at market value...........................    6,207,748    1,539,424
Other investments...........................................      932,253           --
Furniture and equipment, net................................      323,281      208,883
Deferred tax asset, net.....................................       54,086      178,500
Prepaid expenses and other assets...........................      597,053      181,961
                                                              -----------   ----------
          Total assets......................................  $16,114,102   $3,942,227
                                                              ===========   ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities....  $ 2,905,020   $  577,736
Securities sold, not yet purchased..........................      187,940           --
Payable to clearing broker..................................    6,196,059    1,459,678
Subordinated debt...........................................    1,000,000      500,000
                                                              -----------   ----------
          Total liabilities.................................   10,289,019    2,537,414
                                                              -----------   ----------
Minority interest in subsidiary.............................      976,725           --
Stockholders' equity:
  Common stock, $0.001 par value 50,000,000 shares
     authorized; 12,537,218 and 11,615,994 issued at
     December 31, 1999 and 1998, respectively...............       12,537       11,615
  Additional paid in capital................................    1,669,473    1,461,456
  Subscriptions receivable..................................           --      (96,263)
  Retained earnings.........................................    3,166,348       28,005
                                                              -----------   ----------
          Total stockholders' equity........................    4,848,358    1,404,813
                                                              -----------   ----------
Commitments and contingencies
          Total liabilities and stockholders' equity........  $16,114,102   $3,942,227
                                                              ===========   ==========

          See accompanying notes to consolidated financial statements.

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                            1999          1998          1997
                                                         -----------   -----------   ----------
Revenue:
  Commissions..........................................  $25,291,212   $ 7,932,780   $4,810,520
  Underwriting and investment banking income...........      925,616     2,584,770      752,554
  Net dealer inventory and investment income, net of
     trading interest expense of $516,975, $39,072 and
     $91,360, respectively.............................    3,475,539      (272,811)     833,227
  Other income.........................................      740,342        23,530        9,248
                                                         -----------   -----------   ----------
          Total revenue................................   30,432,709    10,268,269    6,405,549
                                                         -----------   -----------   ----------
Expenses:
  Commissions, employee compensation and benefits......   19,992,928     7,397,860    4,459,420
  Clearing and floor brokerage.........................      615,273       438,944      146,834
  Underwriting expenses................................           --       590,202      479,025
  Communications and occupancy.........................    1,242,370       817,382      440,930
  Professional fees....................................      971,250       439,835      312,175
  Interest.............................................       97,029        26,355        5,859
  Other................................................    1,876,633     1,118,913       68,263
                                                         -----------   -----------   ----------
          Total expenses...............................   24,795,483    10,829,491    5,912,506
                                                         -----------   -----------   ----------
          Income (loss) before income tax expense
            (benefit) and minority interest............    5,637,226      (561,222)     493,043
Income tax expense (benefit)...........................    2,201,598      (163,900)      19,008
                                                         -----------   -----------   ----------
          Income (loss) before minority interest.......    3,435,628      (397,322)     474,035
Minority interest......................................      297,285            --           --
                                                         -----------   -----------   ----------
          Net income (loss)............................  $ 3,138,343   $  (397,322)  $  474,035
                                                         ===========   ===========   ==========
Earnings (loss) per share:
  Basic................................................  $      0.25   $     (0.04)  $     0.03
                                                         ===========   ===========   ==========
  Diluted..............................................  $      0.22   $     (0.04)  $     0.03
                                                         ===========   ===========   ==========
Weighted average shares outstanding:
  Basic................................................   12,501,191    10,664,369    9,432,783
                                                         ===========   ===========   ==========
  Diluted..............................................   15,291,965    10,664,369    9,432,783
                                                         ===========   ===========   ==========

          See accompanying notes to consolidated financial statements.

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                          ADDITIONAL
                                                COMMON     PAID IN     SUBSCRIPTIONS   RETAINED    TREASURY
                                     SHARES      STOCK     CAPITAL      RECEIVABLE     EARNINGS     STOCK       TOTAL
                                   ----------   -------   ----------   -------------   ---------   --------   ---------
BALANCE AT DECEMBER 31, 1996.....   9,930,657   $ 9,930     855,081            --         34,838         --     899,849
Stockholder distributions........          --        --          --            --        (83,546)        --     (83,546)
Treasury stock purchases.........  (1,342,253)   (1,342)         --            --             --   (181,824)   (183,166)
Treasury stock sales.............     991,940       992      82,217      (100,000)            --    134,019     117,228
Net income.......................          --        --          --            --        474,035         --     474,035
                                   ----------   -------   ---------      --------      ---------   --------   ---------
BALANCE AT DECEMBER 31, 1997.....   9,580,344     9,580     937,298      (100,000)       425,327    (47,805)  1,224,400
Stock issuances..................   1,685,337     1,685     473,720            --             --         --     475,405
Treasury stock sales.............     350,313       350      50,438            --             --     47,805      98,593
Subscription collected...........          --        --          --         3,737             --         --       3,737
Net loss.........................          --        --          --            --       (397,322)        --    (397,322)
                                   ----------   -------   ---------      --------      ---------   --------   ---------
BALANCE AT DECEMBER 31, 1998.....  11,615,994    11,615   1,461,456       (96,263)        28,005         --   1,404,813
Stock issuances..................   2,796,295     2,796     825,973      (775,884)            --         --      52,885
Contributed capital..............          --        --      94,613            --             --         --      94,613
Treasury stock purchases.........    (708,339)     (708)         --            --             --   (173,739)   (174,447)
Treasury stock sales.............     700,065       700          --            --             --    171,414     172,114
Subscription collected...........          --        --          --       750,164             --         --     750,164
Subscription cancelled...........      (4,138)       (4)    (31,162)       31,166             --         --          --
Effect of reverse merger (Note
  1).............................  (1,862,659)   (1,862)   (681,407)       90,817             --      2,325    (590,127)
Net income.......................          --        --          --            --      3,138,343         --   3,138,343
                                   ----------   -------   ---------      --------      ---------   --------   ---------
BALANCE AT DECEMBER 31, 1999.....  12,537,218   $12,537   1,669,473            --      3,166,348         --   4,848,358
                                   ==========   =======   =========      ========      =========   ========   =========

          See accompanying notes to consolidated financial statements.

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                 1999          1998        1997
                                                              -----------   ----------   ---------
Cash flows from operating activities:
  Net income (loss).........................................  $ 3,138,343   $ (397,322)  $ 474,035
  Adjustments to reconcile net income (loss) to net cash
    provided (used) by operating activities:
    Deferred tax expense (benefit)..........................      124,414     (178,500)         --
    Depreciation and amortization expense...................       74,506       38,110      39,834
    Loss on disposition of furniture and equipment..........       14,011           --          --
    Performance fee converted to equity interest............     (700,088)          --          --
    Minority interest.......................................      297,285           --          --
    Increase (decrease) in payable to clearing broker, net
      of receivable from clearing broker....................    1,601,977      208,113    (773,016)
    Decrease (increase) in receivable from employees and
      stockholders..........................................     (500,955)     135,949    (262,448)
    Decrease (increase) in securities owned.................   (4,668,324)    (905,005)    317,673
    Decrease (increase) in prepaid expenses other assets....     (415,092)    (196,164)     82,530
    Increase in accounts payable, accrued expenses and other
      liabilities...........................................    2,327,284      436,406     102,850
    Increase in securities sold, not yet purchased..........      187,940           --          --
                                                              -----------   ----------   ---------
        Net cash provided (used) by operating activities....    1,481,301     (858,413)    (18,542)
                                                              -----------   ----------   ---------
Cash flows from investing activities:
  Advances to limited partnership...........................     (116,004)          --          --
  Proceeds from sale of furniture and equipment.............           --           --     204,268
  Purchase of furniture and equipment.......................     (202,914)    (188,484)   (140,933)
                                                              -----------   ----------   ---------
        Net cash provided (used) by investing activities....     (318,918)    (188,484)     63,335
                                                              -----------   ----------   ---------
Cash flows from financing activities:
  Proceeds from issuance of notes payable and subordinated
    debt....................................................      500,000    1,000,000     250,000
  Principal payments on notes payable and subordinated
    debt....................................................           --     (500,000)   (433,166)
  Sale of treasury stock....................................      172,114       98,593     117,228
  Purchase of treasury stock................................     (174,447)          --          --
  Stockholder distributions paid............................           --           --     (83,546)
  Subscription collected....................................      750,164        3,737          --
  Capital contribution from acquired enterprise.............        3,115           --          --
  Capital contribution from minority interest...............       64,649           --          --
  Proceeds from stock issuances.............................       52,885      475,405          --
                                                              -----------   ----------   ---------
        Net cash provided (used) by financing activities....    1,368,480    1,077,735    (149,484)
                                                              -----------   ----------   ---------
        Net increase (decrease) in cash and cash
          equivalents.......................................    2,530,863       30,838    (104,691)
Cash and cash equivalents at beginning of year..............      201,312      170,474     275,165
                                                              -----------   ----------   ---------
Cash and cash equivalents at end of year....................  $ 2,732,175   $  201,312   $ 170,474
                                                              ===========   ==========   =========
Supplemental disclosures:
  Interest paid.............................................  $   614,004   $   65,427   $  97,219
  Taxes paid................................................  $ 1,110,407   $   23,738   $  22,829

     SUMMARY OF NON-CASH TRANSACTIONS:

     TSG Capital, LLC (General Partner), a wholly-owned subsidiary, acts as the general partner of TSG Internet Fund I, Ltd. (the Fund). The Company recognized $700,088 of income during 1999 related to a performance fee paid by the Fund. The Company converted the full amount of the performance fee to an equity ownership of the Fund as of December 31, 1999. (Note 5)

     The Company also received a non-cash contribution totaling $116,161, representing their general partner interests from the former owners of the general partnership interest of TSG Capital, LLC. These individuals also have an ownership interest in the Company. Of this amount, $21,549 has been allocated to minority interest.

     The Company recorded a non-cash capital reduction totaling $590,127 in association with the Merger (Note 1). Of this amount, $90,817 and $2,325 of subscriptions receivable and treasury stock, respectively, which existed as of the date of the Merger, have been allocated to minority interest since these rights were not converted at the time of the Merger.

          See accompanying notes to consolidated financial statements.

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

(1) ORGANIZATION AND BASIS OF PRESENTATION

     Westech Capital Corp., a New York corporation, is a holding company whose primary operating subsidiary is Tejas Securities Group, Inc., a Texas corporation ("Tejas Securities"). Westech Capital Corp. was incorporated as a shell corporation in New York on July 18, 1990, and made an initial public offering in November 1991. Westech Capital Corp. was acquired by Tejas Securities in a reverse merger effected on August 27, 1999.

     Tejas Securities is primarily engaged in securities brokerage, investment banking and trading activities. Tejas Securities is registered as a broker and dealer in securities with the National Association of Securities Dealers, Inc. and clears its transactions on a fully disclosed basis through Schroder & Co., Inc. Tejas Securities' headquarters are located in Austin, Texas and have been since incorporation on March 2, 1994. Tejas Securities' wholly-owned operating subsidiary, Tejas Securities Group -- East, LLC ("Tejas -- East"), a Georgia limited liability company, is a branch office located in Atlanta, Georgia. TSG Capital, LLC, a wholly-owned subsidiary of Tejas Securities was acquired in 1999. It is the general partner in TSG Internet Fund I, Ltd., an investment hedge fund managed by Tejas Securities.

     On August 27, 1999, pursuant to an Agreement and Plan of Merger by and among Westech Capital Corp., Tejas Securities, newly-formed Tejas Securities Group Holding Company, a Texas corporation ("Tejas Holding"), and newly-formed Westech Merger Sub, Inc., a Delaware corporation ("Merger Sub"), Tejas Securities acquired Westech Capital Corp. through a reverse merger (the "Merger") of Tejas Holding and Merger Sub. Tejas Holding and Merger Sub were established for the sole purpose of effecting this transaction. As a result of the Merger, Tejas Holding became a wholly owned subsidiary of Westech Capital Corp. Tejas Holding is the holder of approximately 81% of the outstanding common stock of its subsidiary, Tejas Securities. Under the terms of the Merger, the stockholders of Tejas Holding exchanged their shares for shares of Westech Capital Corp. at a ratio 2.4825 to one. The former stockholders of Tejas Holding currently own 95.21% of the issued and outstanding common stock of Westech Capital Corp., $ .001 par value per share.

     On August 27, 1999, the assets and liabilities of Westech Capital Corp. consisted of $4,466 in cash and $1,351 in accrued expenses. These assets and liabilities were recorded at fair value as required by the purchase method of accounting and the tangible net assets were credited to additional paid in capital.

     Prior to the effective date of the Merger, the Board of Directors of Westech Capital Corp. approved a stock split in the form of a stock dividend by issuing 2.28767 shares of common stock for each one share of common stock outstanding to stockholders of record on August 13, 1999. The stock split occurred on August 27, 1999 in conjunction with the Merger and has been reflected in the accompanying consolidated financial statements.

     Westech Capital Corp. was previously a shell corporation and had no substantial operations. Tejas Securities is the operating enterprise and is the acquiring enterprise for financial reporting purposes. The historical financial statements of Tejas Securities (accounting acquirer) are presented as the historical financial statements of the combined enterprise. The results of operations of Westech Capital Corp. (the acquired enterprise) are included in the financial statements of the combined enterprise only from the date of acquisition.

     The equity of Tejas Securities is presented as the equity of the combined enterprise giving effect to the minority interest in Tejas Securities at August 27, 1999, however, the common stock account of Tejas Securities has been adjusted to reflect the par value of the outstanding stock of Westech Capital Corp. after giving effect to the number of shares used in the business combination. The difference between the common stock account of Tejas Securities and the common stock account of Westech Capital Corp. (presented as the common stock account of the combined enterprise) has been recorded as an adjustment

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES
to additional paid in capital of the combined enterprise. For periods prior to August 27, 1999, the equity of the combined enterprise is the historical equity of Tejas Securities prior to the merger retroactively restated to reflect the number of shares received in the business combination. Earnings (loss) per share for periods prior to the business combination have been restated to reflect the post merger number of shares outstanding.

     References to the Company within the accompanying notes to the consolidated financial statements are to Westech Capital Corp. and subsidiaries, which are the historical amounts for Tejas Securities prior to the reverse merger.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation

     The accompanying consolidated financial statements reflect the consolidated accounts of the Company and its first and second tier subsidiaries, Tejas Securities Group Holding Company, Tejas Securities Group, Inc., Tejas Securities Group -- East, LLC and TSG Capital, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

  (b) Securities Transactions

     Securities transactions and the related commission revenue and expense are recorded on a trade date basis.

     The Company does not carry or clear customer accounts, and all customer transactions are executed and cleared with other brokers on a fully disclosed basis. These brokers have agreed to maintain such records of the transaction effected and cleared in the customers' accounts as are customarily made and kept by a clearing broker pursuant to the requirements of Rules 17a-3 and 17a-4 of the Securities and Exchange Commission, and to perform all services customarily incident thereto.

  (c) Investment Banking

     Investment banking revenues include gains, losses, and fees, net of syndicate expenses, arising from securities offerings in which the Company acts as an underwriter or agent. Investment banking revenues also include fees earned from providing merger-and-acquisition and advisory services. Investment banking management fees are recorded on offering date, sales concessions on settlement date, and underwriting fees at the time the underwriting is completed and the income is reasonably determinable.

  (d) Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, demand deposits, certificates of deposit and money market accounts.

     As of December 31, 1999, a certificate of deposit in the amount of approximately $82,000 was pledged by the Company as security on an irrevocable letter of credit issued in conjunction with the Atlanta office lease.

  (e) Securities Owned

     Long and short positions in securities are reported at market value. The difference between cost and market has been included in net dealer inventory and investment income. These investments are subject to the risk of failure of the issuer and the risk of changes in market value based on the ability to trade such securities on the open market.

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

  (f) Furniture and Equipment

     Furniture and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets. Estimated useful lives approximate those used for Federal income tax purposes and range from 3 to 7 years.

  (g) Repurchase and Resale Agreements

     Repurchase and resale agreements are treated as financing transactions and are carried at the amounts at which the securities will be subsequently reacquired or resold as specified in the respective agreements. There were no repurchase or resale agreements outstanding at December 31, 1999 or 1998.

  (h) Federal Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Prior to January 1, 1998, Tejas Securities elected to be taxed as an S Corporation under the provisions of Subchapter S of the Internal Revenue Code. As a result, all Federal income tax expense and liability was paid by the shareholders of Tejas Securities for the year ended December 31, 1997. The amounts included as income tax expense in the accompanying statements of operations for the year ended December 31, 1997 are a result of the income component of the Texas franchise tax which is computed at approximately 4.5% of income before income tax expense.

  (i) Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (j) Recently Issued Accounting Pronouncements

     In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. The Company is required to implement this standard effective with its 2001 fiscal year (after deferral by SFAS No. 137). SFAS No. 133 addresses the accounting for derivative instruments, including certain instruments embedded in other contracts, and for hedging activities. Under this Statement, the Company will be required to recognize all derivative instruments as either assets or liabilities in the statement of financial condition and measure those at fair value. If certain conditions are met a derivative may be specifically designated as a hedge, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-dominated forecasted transaction. The Company does not believe that this Statement will have a material effect on its financial position or results of operations.

     The Company may invest in derivative transactions during the normal course of business, primarily to satisfy the needs of its clients. Derivative transactions entered into are recorded at the market value with realized or unrealized gains and losses recognized in the statements of operations. Market value is

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES
generally determined by quoted market prices for exchange-traded options. The Company held a short position in 17,000 warrants with a market value of $61,265 as of December 31, 1999.

  (k) Stock-Based Compensation

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock Based Compensation, but applies Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its stock option plan.

  (l) Marketable Securities

     The Company's investments in debt and equity securities are classified as trading securities. The Company accounts for trading securities at fair value with unrealized gains and losses included in earnings.

(3) RECEIVABLES FROM EMPLOYEES AND STOCKHOLDERS

     The Company makes advances to certain employees in months when their commission payout does not meet a predetermined amount. As of December 31, 1999 and 1998, $251,000 and $126,499, respectively, had been advanced to employees under this agreement. These receivables are to be repaid through reductions of future commissions.

     During 1999, the Company forgave approximately $70,000 in advances receivable from employees. In 1998, the Company forgave approximately $135,000 in advances receivable from its Chairman of the Board and approximately $163,000 in advances receivable from employees. The amounts forgiven are included in commission expense in the accompanying financial statements.

     During 1999, the Company received a $200,000 note from an officer of the Company. The note bears no interest and is due on demand if the officer resigns as an employee of the Company prior to December 31, 2000. Under the terms of the note, matured unpaid principal and interest shall bear interest at the lesser of 5.55% per annum or the maximum rate allowed by law from the earlier of December 31, 2000 or the officer's voluntary termination.

     During 1999, the Company received a $50,000 note from an employee and stockholder of the Company to supplement the employee's commission payout during 1999. The note bears interest of 8% per annum, and is due and payable on August 27, 2000. The note is secured by a stock pledge agreement for the employee's shares issued by the Company.

     The Company has notes receivable, and related interest accrued, from other employees and related parties of the Company totaling $126,454 as of December 31, 1999. The notes have terms which either require settlement by pre-determined dates or which allow the notes to be forgiven based on pre-determined conditions, which are based on employee compensation arrangements.

     In April 1999, the Company issued 1,006,975 shares of Tejas Securities common stock (2,499,815 shares of the Company's common stock giving effect to the Merger) for $704,833 in cash and subscriptions receivable to employees of the Company. Subsequent to this issuance, the Company issued another 30,000 shares of Tejas Securities common stock (74,475 shares of the Company's common stock giving effect to the Merger) to an employee under the terms of the April 1999 offering for $27,000. Of the 1,036,975 shares of Tejas Securities issued under the April 1999 common stock offering, the Company collected $723,550 in cash. The Company cancelled 1,667 shares of Tejas Securities common stock (4,138 shares of the Company's common stock giving effect to the Merger) valued at $1,166 upon the termination of employment by an employee.

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

     In 1997, the Company received a $100,000 note from an employee in consideration for the issuance of common stock for $1 per share. The note was not interest bearing and was originally due and payable on December 31, 1999. This amount was recorded as a stock subscription receivable. During 1998, the Company collected $3,737 of the subscription receivable, resulting in a balance of $96,263 in subscription receivable as of December 31, 1998. In April 1999, the terms of the note were restructured so that the employee could purchase the original 100,000 shares of Tejas Securities common stock (248,250 shares of the Company's common stock giving effect to the Merger) at the April 1999 offering price of $0.70 per share. This restructuring resulted in the reduction of the subscription receivable and common stock balances by $30,000. The remaining balance was collected in 1999.

     Subsequent to the April 1999 stock offering to employees, the Company received a $50,000 and $100,000 note from two employees for 50,000 shares and 100,000 shares of Tejas Securities common stock, respectively (124,125 and 248,250 shares of the Company's common stock giving effect to the Merger). The $50,000 note bears no interest and is due and payable on June 1, 2000. The $100,000 note bears no interest and is due in two installments, beginning with a $25,000 payment on October 1, 1999 and the remaining $75,000 on August 23, 2001. The first installment of $25,000 was collected in 1999. The balance of $125,000 for the two notes is included in minority interest in the accompanying consolidated financial statements. Both notes are secured by stock pledge agreements for the shares issued by Tejas Securities. Furthermore, the Company has recognized additional subscriptions receivable on Tejas Securities common stock in the amount of $1,168 related to an additional individual, which is included in minority interest in accompanying consolidated financial statements.

(4) MARKETABLE TRADING SECURITIES AND SECURITIES SOLD, NOT YET PURCHASED

     At December 31, 1999 and 1998, marketable securities owned and sold, not yet purchased consisted of the following:

                                                    1999                     1998
                                           ----------------------   ----------------------
                                                          SOLD,                    SOLD,
                                                         NOT YET                  NOT YET
                                             OWNED      PURCHASED     OWNED      PURCHASED
                                           ----------   ---------   ----------   ---------
State and municipal obligations..........  $   28,761     18,475    $       --          --
Corporate bonds..........................   3,582,228     30,480     1,238,167          --
Equity securities........................   2,596,759     77,720       301,257          --
Options and warrants.....................          --     61,265            --          --
                                           ----------    -------    ----------    --------
                                           $6,207,748    187,940    $1,539,424          --
                                           ==========    =======    ==========    ========

(5) OTHER INVESTMENTS

     Other investments may include marketable equity securities and non-marketable securities, including those of private companies, investment partnerships and other venture capital interests. Other investments recorded under the equity method of accounting are based on the degree of control and percentage ownership interest, whereby the carrying amount of the investment is adjusted to recognize the Company's share of the earnings or losses. Other investments at December 31, 1999 represent the Company's investment in TSG Capital, LLC (the "General Partner") in the amount of $700,088, net advances of $116,004 and contributed capital of $116,161.

     In April 1999, certain owners and directors of the Company, established TSG Capital, LLC, a Texas limited liability company, for the purpose of acting as general partner of TSG Internet Fund I, LTD. (the "Fund"), a Texas limited partnership. In addition to their investment in the General Partner, five

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES
stockholders and/or directors invested as limited partners in the Fund. Their combined contributions were $820,520.

     TSG Capital, LLC acts as the general partner of the Fund and has no other operations. Its managers and principal executive officers include two officers of the Company. The General Partner receives a management fee equal to .375% of the average monthly net asset value of the Fund after the end of a fiscal quarter. In addition, the General Partner receives a performance fee equal to 20% of the annual net profits of the Fund after the end of each fiscal year. These fees are in turn paid to the Company in exchange for providing services to the General Partner for investment management, compliance, accounting and reporting. On December 28, 1999, the Company purchased TSG Capital, LLC for $50,000 through the conversion of liabilities owed to the Company by TSG Capital, LLC. TSG Capital, LLC distributed the equity interests of the former owners of TSG Capital, LLC totaling $50,000. In addition, the Company received a capital contribution from the former owners of TSG Capital, LLC in the amount of $116,161 in conjunction with the purchase. Of this amount, $94,613 in included as contributed capital in the consolidated financial statements, with the remaining $21,549 included in the minority interest in the consolidated financial statements.

     TSG Capital, LLC's ownership interest in the Fund was approximately 15% of the total equity of the Fund. Due to the degree of control of the Fund exercised by the General Partner, the Company accounts for its ownership using the equity method. The Company recognized $734,154 of income during 1999 from the Fund comprised of management fees of $34,066 and a performance fee of $700,088, which is included in other income in the consolidated statements of operations. The Company converted the $700,088 performance fee to an additional general partner equity ownership in the Fund as of December 31, 1999 as disclosed in the summary of non-cash transactions in the consolidated statements of cash flows.

     The Fund engaged the Company to solicit subscriptions for the initial $2,500,000 private placement of limited partnership interests in the Fund. In exchange for acting as the placement agent, the Company received a placement agent fee equal to 5% of the total initial capital contributions to the Fund. The total placement agent fee equaled $136,025 and was paid in May 1999.

     Summary condensed financial information for the Fund as of and for the period ended December 31, 1999 follows:

Total assets............................................   $8,819,000
                                                           ==========
Total liabilities.......................................   $2,465,000
                                                           ==========
Partners' capital.......................................   $6,354,000
                                                           ==========
Total revenue...........................................   $3,697,000
                                                           ==========
Net income..............................................   $2,800,000
                                                           ==========

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

(6) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              ---------   --------
Furniture and equipment.....................................  $ 374,463   $191,939
Leasehold improvements......................................     66,663     63,456
                                                              ---------   --------
                                                                441,126    255,395
Accumulated depreciation....................................   (117,845)   (46,512)
                                                              ---------   --------
                                                              $ 323,281   $208,883
                                                              =========   ========

(7) SUBORDINATED DEBT

     The Company had $1,000,000 and $500,000 in debt subordinated to claims of general creditors as of December 31, 1999 and 1998, respectively. The subordinated debt is due November 1, 2001 and bears interest at 11.5% and is owed to a director of the Company. Interest is paid monthly. As of December 31, 1999 and 1998, the Company paid $90,582 and $26,355, respectively, in interest. As a condition of the loan agreements, Tejas Securities issued to the lender warrants to purchase 112,500 shares of common stock of Tejas Securities (279,281 shares of the Company's common stock giving effect to the Merger) in 1998 and additional 112,500 shares (279,281 shares of the Company's common stock giving effect to the Merger) in 1999. The warrants were exercisable at a price of $2.65 per share of common stock ($1.07 giving effect to the merger) and expired on November 12, 2003. As of December 31, 1999, the warrants were cancelled by Tejas Securities' board of directors prior to December 31, 1999 and subsequently replaced with the Company's options with an effective date of January 1, 2000. The options were granted outside of the Company's stock option plan adopted in 1999 as the warrants were originally granted in conjunction with the subordinated debt. This transaction is being accounted for as a non-substantive exchange and the options are reflected as outstanding for computing diluted earnings per share for the year ended December 31, 1999.

(8) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Substantially all of the Company's financial assets and liabilities are carried at market value or at amounts which, because of their short-term nature or because they carry market rates of interest, approximate current fair value. The Company's short-term borrowings and subordinated debt, if recalculated based on current interest rates, would not significantly differ from the amounts recorded at December 31, 1999 and 1998.

(9) INCOME TAXES

     The Company files a consolidated tax return. Income tax expense (benefit) consists of the following:

                                                                 1999        1998
                                                              ----------   ---------
Federal
  Current...................................................  $1,941,198   $      --
  Deferred..................................................     124,414    (178,500)
State.......................................................     135,986      14,600
                                                              ----------   ---------
                                                              $2,201,598   $(163,900)
                                                              ==========   =========

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

     A reconciliation of expected income tax expense (benefit) (computed by applying the statutory income tax rate of 34% to income (loss) before income tax expense (benefit) and minority interest) to total tax expense (benefit) in the accompanying consolidated statements of operations follows:

                                                                 1999        1998
                                                              ----------   ---------
Expected federal income expense (benefit)...................  $1,916,657   $(190,815)
Meals and entertainment.....................................      84,634      34,325
State income tax............................................     135,986      14,600
Other, net..................................................      64,321     (22,010)
                                                              ----------   ---------
                                                              $2,201,598   $(163,900)
                                                              ==========   =========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1999 and 1998 are as follows:

                                                               1999       1998
                                                              -------   --------
Deferred tax assets:
  Net operating loss carryforwards..........................  $    --   $145,700
  Accrued expenses..........................................   15,364         --
  Other.....................................................   44,879     32,800
                                                              -------   --------
  Gross deferred tax assets.................................   60,243    178,500
  Valuation allowance.......................................       --         --
                                                              -------   --------
Net deferred tax asset......................................   60,243    178,500
                                                              -------   --------
Deferred tax liabilities:
  Property and equipment....................................     (291)        --
  Other.....................................................   (5,866)        --
          Total gross deferred tax liability................   (6,157)        --
                                                              -------   --------
          Net deferred tax asset............................  $54,086   $178,500
                                                              =======   ========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences net of the existing valuation allowances at December 31, 1999 and 1998.

(10) PROFIT SHARING AND STOCK OPTION PLANS

  Profit Sharing Plan

     In January 1997, Tejas Securities instituted a profit sharing plan under section 401(k) of the Internal Revenue Code. The plan allows all employees who are over 21 years old to defer a predetermined portion of their compensation for federal income tax purposes. Contributions by Tejas Securities are discretionary. For the years ended December 31, 1998 and 1997, Tejas Securities made approximately $84,000 and $7,000, respectively, of contributions to the plan. No contributions were made for 1999.

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

  Stock Option Plans

     Tejas Securities had a stock option plan for employees, which was rescinded on October 26, 1999. Under the plan, Tejas Securities had agreed to sell stock to employees at specified prices. As provided by SFAS No. 123, Tejas Securities elected to continue to apply APB Opinion No. 25 and related interpretations in accounting for its stock option plans.

     During 1995, options for up to 2 percent of total shares issued and outstanding of Tejas Securities were granted for employees who met certain requirements for two years. In addition, employees who met certain other requirements for two years could purchase up to 5 percent of the total shares issued and outstanding. One employee exercised the options in 1997, and purchased 80,000 shares of Tejas Securities common stock (198,600 shares of the Company's common stock giving effect to the Merger). No compensation cost was recognized for the options granted.

     During 1996, two employees were granted options, vesting in 1997, to purchase up to 2 percent and 1 percent of total shares issued and outstanding of Tejas Securities. The option for 1 percent was exercised in 1997 and resulted in the purchase of 40,000 shares of Tejas Securities common stock (99,300 shares of the Company's common stock giving effect to the Merger). The other option was revoked by the employee upon delivery of stock by a stockholder. No compensation cost was recognized for the options granted.

     During 1997, three employees were granted options, vesting in 1997, to purchase up to 5 percent, 2.5 percent and 1 percent, respectively, of the total shares issued and outstanding of Tejas Securities on the grant date. Two of the options were fully exercised during 1997, resulting in the purchase of 140,000 shares of Tejas Securities common stock (347,550 shares of the Company's common stock giving effect to the Merger). For the remaining option, one-half of the 5 percent option (or 2.5 percent) was exercised resulting in the purchase of 100,000 shares of Tejas Securities common stock (248,250 shares of the Company's common stock giving effect to the Merger). The remaining options totaled 100,000 shares of Tejas Securities common stock (248,250 shares of the Company's common stock giving effect to the Merger) and were forfeited in January 1999. An additional option to purchase 119,946 shares of Tejas Securities common stock (297,766 shares of the Company's common stock giving effect to the Merger) was issued to an employee and forfeited during 1997. No compensation cost was recognized for the options granted. During 1998, no options were exercised, and no new options were granted.

     During 1999, options totaling 300,000 shares of Tejas Securities common stock (744,750 shares of the Company's common stock giving effect to the Merger) were granted to employees. The purchase price was an agreed upon purchase price of $1 per share ($0.40 giving effect to the Merger). The options were not exercised in 1999 and were cancelled by Tejas Securities' board of directors prior to December 31, 1999 and subsequently replaced with the Company's options with substantially the same terms and an effective date of January 1, 2000. The options were granted outside of the Company's stock option plan adopted in 1999 as they were originally granted under Tejas Securities' option plan. This transaction is being accounted for as a non-substantive exchange and the options were reflected as outstanding for computing diluted earnings per share for the year ended December 31, 1999.

     The Company established the Westech Capital Corp. 1999 Stock Option Plan ("the 1999 Plan") for employees, directors and consultants of the Company and its subsidiaries on October 15, 1999. Under the 1999 Plan, the Company may grant up to 3,000,000 shares of the Company's common stock through incentive stock options or nonqualified stock options. The exercise price of each incentive stock option is determined by the Option Committee of the Company, and shall not be less than 100% of the fair market value of the stock on the grant date. Incentive stock options awarded to ten-percent owners of the Company's common stock shall not have an exercise price of less than 110% of the fair market value of the stock on the grant date. Incentive stock options may only be granted to employees of the Company or a subsidiary.

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

     Options become exercisable as determined at the date of the grant by the Option Committee or the Board, in the case of non-employee directors. No option under the 1999 Plan shall be exercisable after the expiration of ten years from the date of the grant. Options granted to a ten-percent owner of the Company shall not be exercisable after the expiration of five years from the date of the grant. The aggregate fair market value of stock purchased under the 1999 Plan by an employee during any calendar year shall not exceed $100,000. In the event that the purchased stock exceeds $100,000, the excess amount shall constitute a nonqualified stock option.

     During 1999, options totaling 1,425,000 shares were granted to employees. The options vest ratably over two years, and expire five years from the date of the grant. The purchase price of the common stock ranges from $2.00 to $2.20 per share. As there was no market for the Company's stock, fair value was determined by the Board of Directors. No options were exercised in 1999.

     The Company has adopted the disclosure-only provisions of SFAS No. 123, but applies APB Opinion No. 25, in accounting for its stock option plans. No cost from stock-based compensation awards was recognized in 1999, 1998 and 1997. If the Company had elected to recognize compensation cost of options granted based on the fair value at the grant dates, consistent with SFAS No. 123, net income
(loss) and earnings (loss) per share would have changed to the pro forma amounts indicated below:

                                                          YEAR ENDED DECEMBER 31,
                                                     ---------------------------------
                                                        1999        1998        1997
                                                     ----------   ---------   --------
Net income (loss) as reported
  (Pro forma for 1997 for income tax effect) for
     basic.........................................  $3,138,343   $(397,322)  $316,035
Net income (loss) as reported
  (Pro forma for 1997 for income tax effect) for
     diluted.......................................   3,435,628    (397,322)   316,035
Pro forma net income (loss) for basic..............   3,053,589    (397,322)   308,035
Pro forma net income (loss) for diluted............   3,350,874    (397,322)   308,035
Earnings (loss) per share as reported:
  Basic............................................  $     0.25   $   (0.04)  $   0.03
  Diluted..........................................  $     0.22   $   (0.04)  $   0.03
Pro forma earnings (loss) per share:
  Basic............................................  $     0.24   $   (0.04)  $   0.03
  Diluted..........................................  $     0.22   $   (0.04)  $   0.03

     The fair value of the options used to compute the pro forma amounts is estimated using the Black Scholes option-pricing model with the following assumptions:

                                                             1999      1998      1997
                                                            -------   -------   -------
Risk-free interest rate...................................    5.75%     5.75%     7.25%
Expected holding period...................................  3 years   3 years   3 years
Expected volatility.......................................     .001      .001      .001
Expected dividend yield...................................    0.00%     0.00%     8.00%

     A summary of the Company's stock option activity and warrant activity, and related information for the years ended December 31, follows. As of December 31, 1999, Tejas Securities' board of directors cancelled options to purchase 300,000 shares of the Tejas Securities' common stock (744,750 shares of the Company's common stock giving effect to the merger) and warrants to purchase 225,000 shares of Tejas Securities' common stock (558,562 shares of the Company's common stock giving effect to the merger). Options to purchase 1,303,312 shares of the Company's common stock were subsequently reissued by the

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

Company on January 1, 2000 as described in Note 18. Stock option and warrant activity associated with the subordinated debt prior to August 27, 1999 has been adjusted giving effect to the Merger.

                                           1999                  1998                  1997
                                   --------------------   ------------------   --------------------
                                               WEIGHTED             WEIGHTED               WEIGHTED
                                               AVERAGE              AVERAGE                AVERAGE
                                               EXERCISE             EXERCISE               EXERCISE
                                    OPTIONS     PRICE     OPTIONS    PRICE      OPTIONS     PRICE
                                   ---------   --------   -------   --------   ---------   --------
Outstanding -- beginning of
  year...........................    248,250    $0.20     248,250    $0.20       297,900    $0.04
Granted..........................  2,169,750     1.48          --     0.00     1,141,816     0.23
Exercised........................         --     0.00          --     0.00      (893,700)    0.20
Forfeited........................   (248,250)    0.20          --     0.00      (297,766)    0.15
Cancelled........................   (744,750)    0.40          --     0.00            --     0.00
Outstanding -- end of year.......  1,425,000    $2.04     248,250    $0.20       248,250    $0.20
                                   =========    =====     =======    =====     =========    =====
Exercisable -- end of year.......    475,000    $2.04     248,250    $0.20       248,250    $0.20
                                   =========    =====     =======    =====     =========    =====

                                               WEIGHTED              WEIGHTED              WEIGHTED
                                               AVERAGE               AVERAGE               AVERAGE
                                               EXERCISE              EXERCISE              EXERCISE
                                    WARRANTS    PRICE     WARRANTS    PRICE     WARRANTS    PRICE
                                    --------   --------   --------   --------   --------   --------
Outstanding -- beginning of
  year............................   279,281    $1.07          --     $0.00        --       $0.00
Granted...........................   279,281     1.07     279,281      1.07        --        0.00
Cancelled.........................  (558,562)    1.07          --        --        --        0.00
Outstanding -- end of year........        --    $0.00     279,281     $1.07        --       $0.00
                                    ========    =====     =======     =====     ========    =====
Exercisable -- end of year........        --    $0.00     279,281     $1.07        --       $0.00
                                    ========    =====     =======     =====     ========    =====

     The weighted average fair value of Company stock options, calculated using the Black Scholes option pricing model, granted during the year ended December 31, 1999 is $0.28 per option.

     The following table summarizes the Company's options outstanding and exercisable options at December 31, 1999:

                                                                               STOCK OPTIONS
                                            STOCK OPTIONS OUTSTANDING           EXERCISABLE
                                        ----------------------------------   ------------------
                                                      AVERAGE     WEIGHTED             WEIGHTED
                                                     REMAINING    AVERAGE              AVERAGE
                                                    CONTRACTUAL   EXERCISE             EXERCISE
EXERCISE PRICE                           SHARES        LIFE        PRICE     SHARES     PRICE
--------------                          ---------   -----------   --------   -------   --------
$2.00.................................  1,175,000    4.8 years     $2.00     391,667    $2.00
$2.20.................................    250,000    4.8 years     $2.20      83,333    $2.20
                                        ---------    ---------     -----     -------    -----
          Total.......................  1,425,000                            475,000
                                        =========                            =======

(11) EARNINGS (LOSS) PER SHARE

     After the completion of the Merger, the Company had 12,537,218 shares of common stock issued and outstanding. Prior to the Merger, the Company completed a stock split in the form of a stock dividend by issuing 2.28767 new shares of the Company's common stock for each one share of the Company's common stock outstanding to stockholders of record on August 13, 1999, resulting in 599,981 shares outstanding immediately following the stock split. Under the terms of the Merger, stockholders of Tejas Holding exchanged their shares for shares of the Company at a ratio of 2.4825 to one. The effect of this

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES
exchange was to issue an additional 11,937,237 shares of the Company's stock in exchange for 100% of the outstanding stock of Tejas Holding.

     Earnings (loss) per share for the periods prior to the Merger have been restated to reflect the number of acquired shares received by the accounting acquirer (Note 1). Earnings per share information for 1997 is based on a pro forma calculation as if the Company had been a C Corporation for that year and includes a provision for income taxes for purposes of earnings per share.

     Basic earnings (loss) per share are based on the weighted average shares outstanding without any dilutive effects considered. Diluted earnings (loss) per share reflects dilution from all contingently issuable shares, including options issued during 1999. Contingently issuable shares are not included in the weighted average number of shares when the inclusion would increase net income per share or decrease the loss per share. The following calculations give effect to the Merger on August 27, 1999.

                                                            1999          1998          1997
                                                         -----------   -----------   ----------
Basic earnings (loss) per share:
  Net income (loss)....................................  $ 3,138,343   $  (397,322)  $  316,035
  Weighted average shares outstanding..................   12,501,191    10,664,369    9,432,783
Basic earnings (loss) per share........................  $      0.25   $     (0.04)  $     0.03
                                                         ===========   ===========   ==========
Diluted earnings (loss) per share:
  Net income (loss)....................................  $ 3,138,343   $  (397,322)  $  316,035
     Income impact of assumed conversion of subsidiary
       stock and recognition of minority interest
       income..........................................      297,285            --           --
     Income available to common stockholders after
       assumed conversions.............................  $ 3,435,628   $  (397,322)  $  316,035
                                                         ===========   ===========   ==========
Weighted average shares outstanding....................   12,501,191    10,664,369    9,432,783
  Effect of dilutive securities:
     Warrants..........................................           --            --           --
     Options...........................................      212,840            --           --
     Assumed conversion of subsidiary stock............    2,352,036            --           --
     Application of treasury stock method to
       subscriptions
       receivable......................................      225,898            --           --
Weighted average shares outstanding....................   15,291,965    10,664,369    9,432,783
                                                         ===========   ===========   ==========
Diluted earnings (loss) per share......................  $      0.22   $     (0.04)  $     0.03
                                                         ===========   ===========   ==========

     Options to purchase 1,425,000, 248,250 and 248,250 shares of the Company's common stock at December 31, 1999, 1998 and 1997 were not included in the computation of diluted earnings (loss) per share because the options' exercise price was greater than the market value per share during the respective period. Warrants to purchase 279,281 shares of the Company's common stock as of December 31, 1998 were not included in the computation of diluted earnings (loss) per share because the warrants' exercise price was greater than the market value per share of common stock for the period.

     The Company has included the dilutive effect of 1,303,312 options issued by the Company on January 1, 2000 as a non-substantive exchange of Tejas Securities' options and warrants, which were cancelled by the board of directors as of December 31, 1999. Of the 1,303,312 options issued by the Company, 212,840 options are included as dilutive securities on a weighted average basis. Tejas Securities' board of directors cancelled 744,750 options and 558,562 warrants. For purposes of computing diluted earnings per share, this transaction is being accounted for as a non-substantive exchange at December 31, 1999.

     The Company has included the dilutive effect of shares of Tejas Securities' common stock that are convertible into the Company's common stock. Tejas Securities has 965,333 shares of its common stock issued and outstanding at December 31, 1999 that are convertible into common stock of the Company at

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES
the ratio of 2.4825 to one (2,396,439 shares). Of the 2,396,439 shares of Tejas Securities common stock that are convertible into common stock of the Company, 2,352,036 shares are included as dilutive securities on a weighted average basis. In addition, the Company has included the dilutive effect of Tejas Securities' subscriptions receivable based on the treasury stock method. The Company recognizes the incremental effect on its shares outstanding assuming the subscriptions receivable are fully paid for and exchanged for the Company's common stock versus the Company repurchasing those shares using a weighted average market price for the year.

(12) OFF STATEMENT OF FINANCIAL CONDITION RISK

     The Company is responsible to its clearing broker for payment of all transactions executed both on its behalf and on behalf of its customers. Therefore, the Company is exposed to off statement of financial condition risk in the event a customer cannot fulfill its commitment and the clearing broker must purchase or sell a financial instrument at prevailing market prices. The Company and its clearing broker seek to control risk associated with customer transactions through daily monitoring to assure margin collateral is maintained under regulatory and internal guidelines.

     The Company's receivable from clearing broker represents amounts on deposit with Schroder & Co., Inc. The Company is exposed should Schroder & Co., Inc. be unable to fulfill its obligations for securities transactions. Schroder & Co., Inc. requires the Company to maintain $100,000 in its account at all times.

     The Company deposits its cash with financial institutions. Periodically such balances exceed applicable FDIC insurance limits.

(13) INDUSTRY SEGMENT DATA

     The Company has two reportable segments: brokerage services and investment banking. The primary operating segment, brokerage services, includes sales, trading and market-making activities of the Company and encompasses both retail and institutional customer accounts. These segments require the commitment of significant human capital and financial resources, as well as industry specific skills. The investment banking segment participates in underwriting of corporate securities as managing underwriter and as a syndicate member. Income associated with other investments accounted for under the equity method is included in other segment activity in 1999.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes.

          The following table presents segment revenues, profits and assets for the year ended December 31, 1999.

                                                        INVESTMENT
                                           BROKERAGE     BANKING      OTHER      TOTAL
                                          -----------   ----------   -------   ----------
Revenues from external customers........  $29,110,979    925,616     734,154   30,770,749
Interest revenue........................      178,935         --          --      178,935
Interest expense........................      614,004         --          --      614,004
Depreciation and amortization...........       74,506         --          --       74,506
Segment profit..........................    4,156,319    765,835     715,072    5,637,226
Segment assets..........................   15,237,849         --     932,253   16,170,102
Capital expenditures....................      202,914         --          --      202,914

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

     The following table presents segment revenues, profits and assets for the year ended December 31, 1998.

                                                                   INVESTMENT
                                                      BROKERAGE     BANKING     OTHER     TOTAL
                                                      ----------   ----------   -----   ---------
Revenues from external customers....................  $7,022,776   2,584,770     --     9,607,546
Interest revenue....................................     699,795          --     --       699,795
Interest expense....................................      65,427          --     --        65,427
Depreciation and amortization.......................      37,995         115     --        38,110
Segment profit (loss)...............................  (1,892,566)  1,331,344     --      (561,222)
Segment assets......................................   3,954,309       1,267     --     3,955,576
Capital expenditures................................     186,554       1,382     --       187,936

     The following table presents segment revenues, profits and assets for the year ended December 31, 1997.

                                                           INVESTMENT
                                              BROKERAGE     BANKING     OTHER     TOTAL
                                              ----------   ----------   -----   ---------
Revenues from external customers............  $5,558,810    752,554      --     6,311,364
Interest revenue............................     185,545         --      --       185,545
Interest expense............................      97,219         --      --        97,219
Depreciation and amortization...............      39,834         --      --        39,834
Segment profit..............................     225,381    267,662      --       493,043
Segment assets..............................   1,975,165         --      --     1,975,165
Capital expenditures........................     140,933         --      --       140,933

(14) LEASE COMMITMENTS

     The Company leases its office facilities and certain office equipment under operating leases. The future minimum payments due under these operating leases as of December 31, 1999 are as follows:

2000....................................................   $1,134,000
2001....................................................    1,059,000
2002....................................................      785,000
2003....................................................      601,000
2004....................................................      492,000
Thereafter..............................................    1,039,000
                                                           ----------
                                                           $5,110,000
                                                           ==========

     Rent expense amounted to approximately $885,000, $515,000 and $265,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

(15) CONTINGENCIES

     In June 1999, Starlight Entertainment, Inc. (Starlight), submitted a claim in an arbitration proceeding for damages in the amount of $6,800,000 for the failed underwriting of a public offering of Starlight's common stock. The amount of Starlight's claim is based upon the gross receipts that were expected from the proposed public offering less the underwriting commission plus attorney's fees. The Company's counsel has reviewed the complaint and is preparing an answer with respect to the arbitration. Management does not believe this matter will have a significant adverse effect on the consolidated financial condition or results of operations of the Company.

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

     The Company is involved in various claims and legal actions that have arisen in the ordinary course of business. It is management's opinion that liabilities, if any, arising from these actions would not have a significant adverse effect on the consolidated financial condition or results of operations of the Company.

(16) NET CAPITAL REQUIREMENTS

     The Company, as a registered fully licensed broker and dealer in securities, is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1). Under this rule, the Company is required to maintain a minimum "net capital" to satisfy rule 15c3-1. At December 31, 1999, the minimum "net capital" requirement for the Company was $250,000. "Net capital" at December 31, 1999 aggregated $2,813,049.

(17) RELATED PARTY TRANSACTIONS

     The Company engaged a director to act as a consultant for the Company on a month to month basis beginning in October 1999. Under the terms of the agreement, the Company will compensate the consultant for professional services rendered at a rate of $12,500 per month, plus out of pocket expenses. As of December 31, 1999, the total amount paid for services was $29,435.

     On September 30, 1997, the Company entered into a sale-leaseback transaction with a related party, whereby the Company sold furniture and fixtures for their book value of approximately $204,000. As part of this transaction, the Company agreed to lease the furniture and fixtures commencing on October 1, 1998 through September 30, 2000. Payments of $6,373 per month are due under the lease agreement and are included in the above schedule.

     Also see Note 7 for related party subordinated debt.

(18) SUBSEQUENT EVENT

     On January 1, 2000, the Company issued options to purchase 558,562 shares of the Company's common stock to the holder of the subordinated debt, who is also a director of the Company. The purchase price of the shares is $1.07 per share and expires four years from the date of the grant. In addition, the Company issued options to purchase 744,750 shares of the Company's common stock to a director and employees of the Company at $0.40 per share. Of the options granted, 620,625 options vest immediately and expire five years from the date of the grant. The remaining 124,125 options vest immediately and expire June 1, 2000. All of the options were intended to constitute non-qualified stock options, and are not included under the 1999 Plan. These transactions are being accounted for as a non-substantive exchange of the Tejas Securities' warrants and options outstanding at the Merger date as disclosed in Notes 7, 10 and 11.

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                               MARCH 31,    DECEMBER 31,
                                                                 2000           1999
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS

Cash and cash equivalents...................................  $ 1,123,413   $ 2,732,175
Receivable from clearing broker, partially restricted.......    6,478,162     4,640,052
Receivables from employees and stockholders.................      675,960       627,454
Securities owned, at market value...........................    7,563,189     6,207,748
Other investments...........................................      788,104       932,253
Furniture and equipment, net................................      333,392       323,281
Deferred tax asset, net.....................................       54,086        54,086
Prepaid expenses and other assets...........................      505,976       597,053
                                                              -----------   -----------
          Total assets......................................  $17,522,282   $16,114,102
                                                              ===========   ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities....  $ 3,625,412   $ 2,905,020
Securities sold, not yet purchased..........................      471,407       187,940
Payable to clearing broker..................................    5,759,808     6,196,059
Subordinated debt...........................................    1,000,000     1,000,000
                                                              -----------   -----------
          Total liabilities.................................   10,856,627    10,289,019
                                                              -----------   -----------
Minority interest in subsidiary.............................    1,158,972       976,725
Stockholders' equity:
  Common stock, $0.001 par value 50,000,000 shares
     authorized;
     12,537,218 issued at March 31, 2000 and December 31,
      1999..................................................       12,537        12,537
  Additional paid in capital................................    1,669,473     1,669,473
  Retained earnings.........................................    3,824,673     3,166,348
                                                              -----------   -----------
          Total stockholders' equity........................    5,506,683     4,848,358
                                                              -----------   -----------
Commitments and contingencies
          Total liabilities and stockholders' equity........  $17,522,282   $16,114,102
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements.

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                              FOR THE THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              ---------------------------
                                                                  2000           1999
                                                              ------------   ------------
Revenues:
  Commissions...............................................  $ 8,516,778    $ 4,981,533
  Underwriting and investment banking income................    1,071,165             --
  Net dealer inventory and investment income, net of trading interest expense of $544,272 and $18,585,
     respectively...........................................       70,390      1,795,021
  Other income..............................................       45,270          8,771
                                                              -----------    -----------
          Total revenues....................................    9,703,603      6,785,325
                                                              -----------    -----------
Expenses:
  Commissions, employee compensation and benefits...........    6,311,019      2,646,986
  Clearing and floor brokerage..............................      377,329         98,967
  Communications and occupancy..............................      477,611        269,800
  Professional fees.........................................      368,405         67,110
  Interest..................................................       28,671         14,178
  Other.....................................................      767,196        356,503
                                                              -----------    -----------
          Total expenses....................................    8,330,231      3,453,544
                                                              -----------    -----------
          Income before income tax expense and minority
            interest........................................    1,373,372      3,331,781
Income tax expense..........................................      532,800      1,309,424
                                                              -----------    -----------
          Income before minority interest...................      840,572      2,022,357
Minority interest...........................................      182,247             --
                                                              -----------    -----------
          Net income........................................  $   658,325    $ 2,022,357
                                                              ===========    ===========
Earnings per share:
  Basic.....................................................  $      0.05    $      0.18
                                                              ===========    ===========
  Diluted...................................................  $      0.05    $      0.18
                                                              ===========    ===========
Weighted average shares outstanding:
  Basic.....................................................   12,537,218     11,149,284
                                                              ===========    ===========
  Diluted...................................................   15,731,351     11,149,284
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                              FOR THE THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              ---------------------------
                                                                  2000           1999
                                                              ------------   ------------
Cash flows from operating activities:
  Net income................................................  $   658,325    $ 2,022,357
  Adjustments to reconcile net income to net cash provided
     (used )by operating activities:
     Depreciation and amortization expense..................       23,976         14,016
     Minority interest......................................      182,247             --
     Decrease in payable to clearing broker, net of
      receivable from clearing broker.......................   (2,274,361)      (445,095)
     Decrease (increase) in receivable from employees and
      stockholders..........................................      (48,506)        29,335
     Increase in securities owned...........................   (1,355,441)    (3,721,607)
     Decrease in other investments..........................      144,149             --
     Decrease in prepaid expenses other assets..............       91,077        202,603
     Increase in accounts payable, accrued expenses and
      other liabilities.....................................      720,392      2,042,820
     Increase in securities sold, not yet purchased.........      283,467         67,500
                                                              -----------    -----------
          Net cash provided (used) by operating
            activities......................................   (1,574,675)       211,929
                                                              -----------    -----------
Cash flows from investing activities:
  Purchase of furniture and equipment.......................      (34,087)       (12,421)
                                                              -----------    -----------
          Net cash used by investing activities.............      (34,087)       (12,421)
                                                              -----------    -----------
Cash flows from financing activities:
  Purchase of treasury stock................................           --       (172,114)
  Subscription collected....................................           --          1,023
                                                              -----------    -----------
          Net cash used by financing activities.............           --       (171,091)
                                                              -----------    -----------
          Net increase (decrease) in cash and cash
            equivalents.....................................   (1,608,762)        28,417
Cash and cash equivalents at beginning of period............    2,732,175        201,312
                                                              -----------    -----------
Cash and cash equivalents at end of period..................  $ 1,123,413    $   229,729
                                                              ===========    ===========
Supplemental disclosures:
  Interest paid.............................................  $   450,485    $    32,763
  Taxes paid................................................  $   700,000    $        --

          See accompanying notes to consolidated financial statements.

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                  (UNAUDITED)

(1) GENERAL

     Westech, a New York corporation, is a holding company whose primary operating subsidiary is Tejas Securities Group, Inc., a Texas corporation ("Tejas Securities"). Tejas Securities is engaged in the business of providing brokerage and related financial services to institutional and retail customers nationwide.

     Pursuant to an Agreement and Plan of Merger by and among Westech, Tejas Securities, Tejas Securities Group Holding Company, a Texas corporation ("Tejas Holding"), and Westech Merger Sub, Inc., a Delaware corporation ("Merger Sub"), Merger Sub was merged (the "Merger") with and into Tejas Holding and Tejas Holding (which owns approximately 81% of Tejas Securities) became a wholly-owned subsidiary of Westech. Under the terms of the Merger, the shareholders of Tejas Holding exchanged their shares for shares of Westech at a ratio 2.4825 to one. The former shareholders of Tejas Holding currently own 95.21% of the issued and outstanding common stock of Westech, $.001 par value per share.

     Tejas Securities is the operating enterprise and the acquiring enterprise for financial reporting purposes. The historical financial statements of Tejas Securities (accounting acquirer) are presented as the historical financial statements of the combined enterprise. The results of operations of Westech (the acquired enterprise) are included only from the date of acquisition.

     The accompanying unaudited consolidated financial statements of Westech, and subsidiaries (collectively referred to as the "Company") have been prepared in accordance with the instructions for Form 10Q and, therefore, do not include all the disclosures necessary for a complete presentation of financial condition, results of operations, and cash flows in conformity with generally accepted accounting principles. All adjustments (consisting of only normal recurring adjustments) that are necessary in the opinion of management for a fair presentation of the interim financial statements have been included.

     The interim financial information should be read in conjunction with Westech's 1999 Form 10-K filed on March 23, 2000 (as amended on July 17, 2000). The results of operations for the three months ended March 31, 2000 are not necessary indicative of the results of the year ending December 31, 2000.

     During the second quarter of 2000, Westech anticipates submitting to its shareholders a proposal to change its state of incorporation from New York to Delaware. Westech does not expect the reincorporation to have any material effects on it or its subsidiaries.

     Tejas Securities' business is conducted out of its primary office in Austin, Texas and a branch office in Atlanta, Georgia. Tejas Securities anticipates expanding its operations in the year 2000 with an additional branch in Houston, Texas. Tejas Securities moved its primary office in the first quarter of 2000 to 2700 Via Fortuna, Suite 400, Austin, Texas 78746.

     Tejas Securities is a registered broker-dealer and investment advisor offering brokerage services to retail and institutional customers as well as investment banking services. Through our brokerage service, we provide market-making activities in stocks traded on the Nasdaq and other OTC securities, execution services in exchange listed securities, high quality investment research to institutional and retail customers and asset management services.

(2) NET CAPITAL

     Tejas Securities is subject to SEC Rule 15c3-1, Net Capital Requirements For Brokers or Dealers (the "Rule"), which establishes minimum net capital requirements for broker-dealers. The Rule is designed to measure financial integrity and liquidity in order to assure the broker-dealer's financial stability

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES
within the securities market. The net capital required under the Rule depends in part upon the activities engaged in by the broker-dealer.

     Tejas Securities elects to use the alternative method permitted by the Rule, which requires it to maintain minimum net capital equal to the greater of $250,000 or 2% of aggregate indebtedness. As of March 31, 2000, Tejas Securities' net capital of $2,069,943 was $1,819,943 in excess of the minimum required.

(3) EARNINGS PER SHARE

     After the completion of the Merger, Westech had 12,537,218 shares of common stock issued and outstanding. Prior to the Merger, Westech completed a stock split in the form of a stock dividend by issuing 2.28767 new shares of Westech common stock for each one share of Westech common stock outstanding to stockholders of record on August 13, 1999, resulting in 599,981 shares outstanding immediately following the stock split. Under the terms of the Merger, stockholders of Tejas Holding exchanged their shares for shares of Westech at a ratio of 2.4825 to one. The effect of this exchange was to issue an additional 11,937,237 shares of Westech's stock in exchange for 100% of the outstanding stock of Tejas Holding.

     Earnings per share for the period prior to the Merger have been restated to reflect the post merger number of shares outstanding.

     Basic earnings per share is based on the weighted average shares outstanding without any dilutive effects considered. Diluted earnings per share reflects dilution from all contingently issuable shares, including options issued during the three month periods ended March 31, 2000 and 1999. Contingently issuable shares are not included in the weighted average number of shares when the inclusion would increase net income per share or decrease the loss per share.

     Earnings per share is calculated as follows.

                                                              FOR THE THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                  2000          1999
                                                              ------------   -----------
Basic earnings per share:
  Net income................................................  $   658,325     2,022,357
  Weighted average shares outstanding.......................   12,537,218    11,149,284
  Basic earnings per share..................................  $      0.05          0.18
Diluted earnings per share:
  Net income................................................  $   658,325     2,022,357
     Income impact of assumed conversion of subsidiary stock
      and recognition of minority interest income...........      182,247            --
     Income available to common stockholders after assumed
      conversions...........................................      840,572     2,022,357
Weighted average shares outstanding.........................   12,537,218    11,149,284
Effect of dilutive securities:
  Warrants..................................................           --            --
  Options...................................................      555,274            --
  Assumed conversion of subsidiary stock....................    2,396,439            --
  Application of treasury stock method to subscriptions
     receivable.............................................      242,420            --
Weighted average shares outstanding.........................   15,731,351    11,149,284
Diluted earnings per share..................................  $      0.05          0.18

                     WESTECH CAPITAL CORP. AND SUBSIDIARIES

     Warrants to purchase 279,281 shares of the Company's common stock at March 31, 1999 were not included in the computation of diluted earnings per share because the warrants' exercise price was greater than the estimated market value per share of common stock for the period. The Company has included the dilutive effect of 1,303,312 shares of the Company's common stock at March 31, 2000 in the computation of diluted earnings per share. Of the 1,303,312 options issued by the Company, 555,274 options are included as dilutive securities on a weighted average basis. Options to purchase 2,765,000 shares of the Company's common stock at March 31, 2000 were not included in the computation of diluted earnings per share because the options' exercise price was greater than the estimated market value per share of common stock for the period.

     The Company has included the dilutive effects of shares of Tejas Securities' common stock that are convertible into the Company's common stock. Tejas Securities has 965,333 shares of its common stock issued and outstanding at March 31, 2000 that are convertible into common stock of the Company at a ratio of 2.4825 to one (2,396,439 shares). In addition, the Company has included the dilutive effect of Tejas Securities' subscriptions receivable based on the treasury stock method. The Company recognizes the incremental effect on its shares outstanding assuming the subscriptions receivable are fully paid for and exchanged for the Company's common stock versus the Company repurchasing those shares using a weighted average market price for the period.

(4) INDUSTRY SEGMENT DATA

     Westech has two reportable segments: brokerage services and investment banking. The primary operating segment, brokerage services, includes sales, trading and market-making activities of Westech and encompasses both retail and institutional customer accounts. These segments require the commitment of significant human capital and financial resources, as well as industry specific skills. The investment banking segment participates in underwriting of corporate securities as managing underwriter and as a syndicate member. Income associated with other investments accounted for under the equity method is included in other segment activity for the three months ended March 31, 2000.

     The following table presents segment revenues, profits and assets for the three months ended March 31, 2000.

                                                       INVESTMENT
                                          BROKERAGE     BANKING      OTHER      TOTAL
                                         -----------   ----------   -------   ----------
Revenues from external customers.......  $ 9,080,426   1,071,165     45,270   10,196,861
Interest revenue.......................       51,014          --         --       51,014
Interest expense.......................      572,943          --         --      572,943
Depreciation and amortization..........       23,976          --         --       23,976
Segment profit.........................      348,908     979,194     45,270    1,373,372
Segment assets.........................   16,734,178          --    788,104   17,522,282
Capital expenditures...................       34,087          --         --       34,087

     The following table presents segment revenues, profits and assets for the three months ended March 31, 1999.

                                                       INVESTMENT
                                          BROKERAGE     BANKING      OTHER      TOTAL
                                         -----------   ----------   -------   ----------
Revenues from external customers.......  $ 6,319,839          --      8,771    6,328,610
Interest revenue.......................      475,300          --         --      475,300
Interest expense.......................       32,763          --         --       32,763
Depreciation and amortization..........       14,016          --         --       14,016
Segment profit.........................    3,323,010          --      8,771    3,331,781
Segment assets.........................   11,333,271          --         --   11,333,271
Capital expenditures...................       12,421          --         --       12,421

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The general corporate law of New York, the jurisdiction in which Westech Capital Corp. is incorporated, provides, under certain circumstances, for indemnification of the directors or officers of a New York corporation for expenses incurred in connection with the defense of any action, suit or proceeding, in relation to certain matters brought against them as such directors and officers. Article 5 of Westech Capital Corp.'s Bylaws provide indemnification of directors and officers under certain circumstances. In addition, Westech Capital Corp. maintains insurance policies which insure its officers and directors against certain liabilities.

     Those provisions may be sufficiently broad to indemnify officers and directors for liabilities under the securities laws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
          2.1            -- Agreement and Plan of Merger (incorporated herein by
                            reference to Exhibit 1.1 to the registrant's Current
                            Report on Form 8-K/A filed on October 22, 1999)
          3.1            -- Certificate of Incorporation (incorporated herein by
                            reference to Exhibit 3.1 to the registrant's Registration
                            Statement on Form 10-12(g) (File No. 000-29235))
          3.2            -- Bylaws (incorporated herein by reference to Exhibit 3.2 to the registrant's Registration Statement on Form
                            10-12(g) (File No. 000-29235))
          4.1            -- NASD Subordinated Loan Agreement, Form SL-1, dated
                            October 13, 1998, between Clark N. Wilson and the Company
                            (incorporated herein by reference to Exhibit 4.1 to the
                            registrant's Registration Statement on Form 10-12(g)
                            (File No. 000-29235))
          4.2            -- NASD Subordinated Loan Agreement, Form SL-1, dated June
                            4, 1999, between Clark N. Wilson and the Company
                            (incorporated herein by reference to Exhibit 4.2 to the
                            registrant's Registration Statement on Form 10-12(g)
                            (File No. 000-29235))
          4.3            -- Shareholder Agreement, dated November 23, 1999, between
                            John Ohmstede, John Glade, Michael Hidalgo, Jon McDonald,
                            Britt Rodgers, Bob Sternberg, Mike Wolf, Greg Woodby and
                            the Company (incorporated herein by reference to Exhibit
                            4.3 to the registrant's Registration Statement on Form
                            10-12(g) (File No. 000-29235))

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
          4.4            -- Certificate of Incorporation (see Exhibit 3.1 above)
          4.5            -- Bylaws (see Exhibit 3.2 above)
          5.1+           -- Opinion of Winstead Sechrest & Minick P.C. regarding the legality of the common stock (including the consent of
                            such counsel)
         10.1            -- Agreement, dated June 5, 1997, with Schroder Wertheim &
                            Co. Incorporated (incorporated herein by reference to
                            Exhibit 10.1 to the registrant's Registration Statement
                            on Form 10-12(g) (File No. 000-29235))
         10.2            -- Westech Capital Corp. 1999 Stock Option Plan
                            (incorporated herein by reference to Exhibit 10.2 to the
                            registrant's Registration Statement on Form 10-12(g)
                            (File No. 000-29235))
         10.3            -- Form of Incentive Stock Option Agreement (incorporated
                            herein by reference to Exhibit 10.3 to the registrant's
                            Registration Statement on Form 10-12(g) (File No.
                            000-29235))
         10.4            -- Form of Nonqualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.4 to the registrant's
                            Registration Statement on Form 10-12(g) (File No.
                            000-29235))
         10.5            -- Lease Agreement, effective as of September 30, 1999, by and between Westech Capital Corp. and Desta Two
                            Partnership, Ltd. (incorporated herein by reference to
                            Exhibit 10.5 to the registrant's Registration Statement
                            on Form 10-12(g) (File No. 000-29235))
         10.6            -- Employment and Confidentiality Agreement, dated as of
                            August 30, 1999, between Tejas Securities Group, Inc. and
                            Charles Mayer (incorporated herein by reference to
                            Exhibit 10.6 to the registrant's Annual Report on Form
                            10-K for the fiscal year ended December 31, 1999)
         10.7            -- Employment and Confidentiality Agreement, dated as of
                            November 16, 1999, between Tejas Securities Group, Inc.
                            and Michael L. McAllister (incorporated herein by
                            reference to Exhibit 10.7 to the registrant's Annual
                            Report on Form 10-K for the fiscal year ended December
                            31, 1999)
         10.8            -- Employment and Confidentiality Agreement, dated as of
                            March 3, 1999, between Tejas Securities Group, Inc. and
                            Robert Gillette (incorporated herein by reference to
                            Exhibit 10.8 to the registrant's Annual Report on Form
                            10-K for the fiscal year ended December 31, 1999)
         10.9            -- Employment and Confidentiality Agreement, dated as of
                            October 29, 1998, between Tejas Securities Group, Inc.
                            and Reed Durant (incorporated herein by reference to
                            Exhibit 10.9 to the registrant's Annual Report on Form
                            10-K for the fiscal year ended December 31, 1999)
         10.10           -- Employment and Confidentiality Agreement, dated as of
                            January 10, 2000, between Tejas Securities Group, Inc.
                            and Kurt Rechner (incorporated herein by reference to
                            Exhibit 10.10 to the registrant's Annual Report on Form
                            10-K for the fiscal year ended December 31, 1999)
         10.11           -- Employment and Confidentiality Agreement, dated as of
                            November 1, 1998, between Tejas Securities Group, Inc.
                            and John F. Garber (incorporated herein by reference to
                            Exhibit 10.11 to the registrant's Annual Report on Form
                            10-K for the fiscal year ended December 31, 1999)

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
         10.12           -- Letter of Agreement, dated November 1, 1999, between
                            Tejas Securities Group, Inc. and Barry Williamson
                            regarding consulting services (incorporated herein by
                            reference to Exhibit 10.12 to the registrant's Annual
                            Report on Form 10-K for the fiscal year ended December
                            31, 1999)
         10.13*          -- Promissory Note, dated June 7, 2000, between Westech
                            Capital Corp. and First United Bank
         21.1            -- Registrant's Subsidiaries (incorporated herein by
                            reference to Exhibit 21.1 to the registrant's Annual
                            Report on Form 10-K for the fiscal year ended December
                            31, 1999)
         23.1*           -- Consent of KPMG LLP
         23.2+           -- Consent of Winstead Sechrest & Minick P.C. (included in
                            Exhibit 5.1)
         24.1*           -- Power of attorney (included in the signature page of this
                            Registration Statement)
         99.1            -- Articles of Incorporation of Tejas Securities Group, Inc.
                            (incorporated herein by reference to Exhibit 99.1 to the
                            registrant's Registration Statement on Form 10-12(g)
                            (File No. 000-29235))
         99.2            -- Bylaws of Tejas Securities Group, Inc. (incorporated
                            herein by reference to Exhibit 99.2 to the registrant's
                            Registration Statement on Form 10-12(g) (File No.
                            000-29235))
         99.3            -- Articles of Incorporation of Tejas Securities Group
                            Holding Company (incorporated herein by reference to
                            Exhibit 99.3 to the registrant's Registration Statement
                            on Form 10-12(g) (File No. 000-29235))
         99.4            -- Bylaws of Tejas Securities Group Holding Company
                            (incorporated herein by reference to Exhibit 99.4 to the
                            registrant's Registration Statement on Form 10-12(g)
                            (File No. 000-29235))
         99.5*           -- Letter of Transmittal

---------------

* Filed herewith.

+ To be filed by amendment.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin, State of Texas, on the 27 day of July, 2000.

                                            WESTECH CAPITAL CORP.

                                            By:     /s/ JAY W. VAN ERT
                                              ----------------------------------
                                                Jay W. Van Ert
                                                President

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Westech Capital Corp., do hereby constitute and appoint Jay W. Van Ert, Charles H. Mayer or Kurt J. Rechner our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the SEC, in connection with this registration statement, or any registration statement for this offering including specifically, but without limitation, power and authority to sign for us or any of us in the names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                       TITLE                    DATE
                      ---------                                       -----                    ----

                 /s/ JOHN J. GORMAN                     Chief Executive Officer, Chairman  July 27, 2000
-----------------------------------------------------     of the Board
                   John J. Gorman

                 /s/ JAY W. VAN ERT                     President and Director             July 27, 2000
-----------------------------------------------------
                   Jay W. Van Ert

                 /s/ KURT J. RECHNER                    Chief Financial Officer            July 27, 2000
-----------------------------------------------------
                   Kurt J. Rechner

                 /s/ JOHN F. GARBER                     Director of Finance (Principal     July 27, 2000
-----------------------------------------------------     Accounting Officer)
                   John F. Garber

                 /s/ JOSEPH F. MORAN                    Managing Director, Vice Chairman   July 27, 2000
-----------------------------------------------------     and Director
                   Joseph F. Moran

                /s/ CHARLES H. MAYER                    Chief Operating Officer and        July 27, 2000
-----------------------------------------------------     Director
                  Charles H. Mayer

                                                        Director                                  , 2000
-----------------------------------------------------
                 Barry A. Williamson

                                                        Director                                  , 2000
-----------------------------------------------------
                   Clark N. Wilson

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
          2.1            -- Agreement and Plan of Merger (incorporated herein by
                            reference to Exhibit 1.1 to the registrant's Current
                            Report on Form 8-K/A filed on October 22, 1999)
          3.1            -- Certificate of Incorporation (incorporated herein by
                            reference to Exhibit 3.1 to the registrant's Registration
                            Statement on Form 10-12(g) (File No. 000-29235))
          3.2            -- Bylaws (incorporated herein by reference to Exhibit 3.2 to the registrant's Registration Statement on Form
                            10-12(g) (File No. 000-29235))
          4.1            -- NASD Subordinated Loan Agreement, Form SL-1, dated
                            October 13, 1998, between Clark N. Wilson and the Company
                            (incorporated herein by reference to Exhibit 4.1 to the
                            registrant's Registration Statement on Form 10-12(g)
                            (File No. 000-29235))
          4.2            -- NASD Subordinated Loan Agreement, Form SL-1, dated June
                            4, 1999, between Clark N. Wilson and the Company
                            (incorporated herein by reference to Exhibit 4.2 to the
                            registrant's Registration Statement on Form 10-12(g)
                            (File No. 000-29235))
          4.3            -- Shareholder Agreement, dated November 23, 1999, between
                            John Ohmstede, John Glade, Michael Hidalgo, Jon McDonald,
                            Britt Rodgers, Bob Sternberg, Mike Wolf, Greg Woodby and
                            the Company (incorporated herein by reference to Exhibit
                            4.3 to the registrant's Registration Statement on Form
                            10-12(g) (File No. 000-29235))
          4.4            -- Certificate of Incorporation (see Exhibit 3.1 above)
          4.5            -- Bylaws (see Exhibit 3.2 above)
          5.1+           -- Opinion of Winstead Sechrest & Minick P.C. regarding the legality of the common stock (including the consent of
                            such counsel)
         10.1            -- Agreement, dated June 5, 1997, with Schroder Wertheim &
                            Co. Incorporated (incorporated herein by reference to
                            Exhibit 10.1 to the registrant's Registration Statement
                            on Form 10-12(g) (File No. 000-29235))
         10.2            -- Westech Capital Corp. 1999 Stock Option Plan
                            (incorporated herein by reference to Exhibit 10.2 to the
                            registrant's Registration Statement on Form 10-12(g)
                            (File No. 000-29235))
         10.3            -- Form of Incentive Stock Option Agreement (incorporated
                            herein by reference to Exhibit 10.3 to the registrant's
                            Registration Statement on Form 10-12(g) (File No.
                            000-29235))
         10.4            -- Form of Nonqualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.4 to the registrant's
                            Registration Statement on Form 10-12(g) (File No.
                            000-29235))
         10.5            -- Lease Agreement, effective as of September 30, 1999, by and between Westech Capital Corp. and Desta Two
                            Partnership, Ltd. (incorporated herein by reference to
                            Exhibit 10.5 to the registrant's Registration Statement
                            on Form 10-12(g) (File No. 000-29235))
         10.6            -- Employment and Confidentiality Agreement, dated as of
                            August 30, 1999, between Tejas Securities Group, Inc. and
                            Charles Mayer (incorporated herein by reference to
                            Exhibit 10.6 to the registrant's Annual Report on Form
                            10-K for the fiscal year ended December 31, 1999)
         10.7            -- Employment and Confidentiality Agreement, dated as of
                            November 16, 1999, between Tejas Securities Group, Inc.
                            and Michael L. McAllister (incorporated herein by
                            reference to Exhibit 10.7 to the registrant's Annual
                            Report on Form 10-K for the fiscal year ended December
                            31, 1999)

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
         10.8            -- Employment and Confidentiality Agreement, dated as of
                            March 3, 1999, between Tejas Securities Group, Inc. and
                            Robert Gillette (incorporated herein by reference to
                            Exhibit 10.8 to the registrant's Annual Report on Form
                            10-K for the fiscal year ended December 31, 1999)
         10.9            -- Employment and Confidentiality Agreement, dated as of
                            October 29, 1998, between Tejas Securities Group, Inc.
                            and Reed Durant (incorporated herein by reference to
                            Exhibit 10.9 to the registrant's Annual Report on Form
                            10-K for the fiscal year ended December 31, 1999)
         10.10           -- Employment and Confidentiality Agreement, dated as of
                            January 10, 2000, between Tejas Securities Group, Inc.
                            and Kurt Rechner (incorporated herein by reference to
                            Exhibit 10.10 to the registrant's Annual Report on Form
                            10-K for the fiscal year ended December 31, 1999)
         10.11           -- Employment and Confidentiality Agreement, dated as of
                            November 1, 1998, between Tejas Securities Group, Inc.
                            and John F. Garber (incorporated herein by reference to
                            Exhibit 10.11 to the registrant's Annual Report on Form
                            10-K for the fiscal year ended December 31, 1999)
         10.12           -- Letter of Agreement, dated November 1, 1999, between
                            Tejas Securities Group, Inc. and Barry Williamson
                            regarding consulting services (incorporated herein by
                            reference to Exhibit 10.12 to the registrant's Annual
                            Report on Form 10-K for the fiscal year ended December
                            31, 1999)
         10.13*          -- Promissory Note, dated June 7, 2000, between Westech
                            Capital Corp. and First United Bank
         21.1            -- Registrant's Subsidiaries (incorporated herein by
                            reference to Exhibit 21.1 to the registrant's Annual
                            Report on Form 10-K for the fiscal year ended December
                            31, 1999)
         23.1*           -- Consent of KPMG LLP
         23.2+           -- Consent of Winstead Sechrest & Minick P.C. (included in
                            Exhibit 5.1)
         24.1*           -- Power of attorney (included in the signature page of this
                            Registration Statement)
         99.1            -- Articles of Incorporation of Tejas Securities Group, Inc.
                            (incorporated herein by reference to Exhibit 99.1 to the
                            registrant's Registration Statement on Form 10-12(g)
                            (File No. 000-29235))
         99.2            -- Bylaws of Tejas Securities Group, Inc. (incorporated
                            herein by reference to Exhibit 99.2 to the registrant's
                            Registration Statement on Form 10-12(g) (File No.
                            000-29235))
         99.3            -- Articles of Incorporation of Tejas Securities Group
                            Holding Company (incorporated herein by reference to
                            Exhibit 99.3 to the registrant's Registration Statement
                            on Form 10-12(g) (File No. 000-29235))
         99.4            -- Bylaws of Tejas Securities Group Holding Company
                            (incorporated herein by reference to Exhibit 99.4 to the
                            registrant's Registration Statement on Form 10-12(g)
                            (File No. 000-29235))
         99.5*           -- Letter of Transmittal

---------------

* Filed herewith.

+ To be filed by amendment.